EXHIBIT 10.24

Tenant: SailPoint Technologies, Inc. Premises: Four Points Centre 3

LEASE

THIS LEASE (this “Lease”) is entered into as of the Execution Date, between BDN FOUR POINTS LAND LP, a Delaware limited partnership (“Landlord”), and SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:

1. KEY DEFINED TERMS.

(a) “Abatement Period” means, collectively, the First Abatement Period, the Second Abatement Period, and the Third Abatement Period (as such terms are defined in Section 4(e) below).

(b) “Additional Rent” means all costs and expenses other than Fixed Rent that Tenant is obligated to pay Landlord pursuant to this Lease.

(c) “BOMA Standard” means the American National Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 – 2010, Method A published by the Building Owners and Managers Association International. All measurements under this Lease, including without limitation for the Premises and the Building, shall be made under the BOMA Standard.

(d) “Broker” means Cushman & Wakefield U.S., Inc.

(e) “Building” means the four (4)-story building to be constructed on the Land by Landlord and known as Four Points Centre 3 at 11120 Four Points Drive, Austin, Texas 78726.

(f) “Building Holidays” means the holidays for the Building, which currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

(g) “Business Hours” means the hours of 7:00 a.m. to 7:00 p.m. on weekdays, excluding Building Holidays.

(h) “Class A Projects” means multitenant class A office projects in the geographical area shown as the shaded area on Exhibit H attached hereto.

(i) “Commencement Date” means the date that is the earlier of: (i) the date on which Tenant first conducts any business in all or any portion of the Premises; or (ii) the later of Substantial Completion (as defined in Exhibit C) in the Premises or May 1, 2018. For purposes of determining whether Tenant is conducting business in all or any portion of the Initial Premises, and/or the First Must-Take Premises, and/or the Second Must-Take Premises, the parties acknowledge that neither the mere use of the corridors in all or any portion of the Initial Premises, and/or the First Must-Take Premises, and/or the Second Must-Take Premises for circulation through such space, nor the presence of Tenant’s furniture, fixtures, and equipment in all or any portion of such space shall constitute Tenant’s conducting business therein.

(j) “Common Areas” means, to the extent applicable, the lobby, parking facilities, passenger elevators, rooftop terrace, plaza and sidewalk areas, multi-tenanted floor restrooms, and other similar areas of general access at the Project or designated for the benefit of Building tenants, and the areas on multi-tenant floors in the Building devoted to corridors, elevator lobbies, and other similar facilities serving the Premises.

(k) “Expiration Date” means the last day of the Term, or such earlier date of termination of this Lease pursuant to the terms hereof.

(l) “First Must-Take Premises” means Suite 300 consisting of a portion of the third (3rd) floor in the Building, as shown on Exhibit A-1 attached hereto, which is deemed to contain 20,784 rentable square feet of Rentable Floor Area, subject to adjustment and verification as provided in Section 3 below.

(m) “Fixed Rent” means fixed rent in the amounts set forth below for each respective time period per rentable square foot in the Premises, payable in accordance with Section 4 below, but expressly subject to Sections 4(e) – (h) below:

TIME PERIOD	ANNUAL FIXED RENT PER R.S.F.
Commencement Date – end of First Abatement Period	$0.00
Fixed Rent Start Date – end of Rent Period 1	$24.90
Rent Period 2	$25.65
Rent Period 3	$26.42
Rent Period 4	$27.21
Rent Period 5	$28.03
Rent Period 6	$28.87
Rent Period 7	$29.74
Rent Period 8	$30.63
Rent Period 9	$31.55
Rent Period 10	$32.50
Rent Period 11 – End of Initial Term	$33.48

(n) “Fixed Rent Start Date” means the day immediately following the end of the First Abatement Period.

(o) “Initial Premises” means the premises presently known as Suite 100, Suite 200, and Suite 400, consisting of all of the rentable square footage on the 1st, 2nd, and 4th floors in the Building, as shown on Exhibit A-1 attached hereto, which is deemed to contain 123,251 rentable square feet of Rentable Floor Area (as defined in Section 1(y) below), subject to adjustment and verification as provided in Section 3 below.

(p) “Initial Term” means the period commencing on the Commencement Date, and ending at 11:59 p.m. on: (i) if the Fixed Rent Start Date is the first day of a calendar month, the day immediately prior to the 120-month anniversary of the Fixed Rent Start Date; or (ii) if the Fixed Rent Start Date is not the first day of a calendar month, the last day of the calendar month containing the 120-month anniversary of the Fixed Rent Start Date.

(q) “Land” means the real property described on Exhibit A-2 attached hereto.

(r) “Laws” means applicable federal, state, county, and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders, and other such requirements, and decisions by courts in cases where such decisions are considered binding precedents in the state or commonwealth in which the Premises are located (“State”), and decisions of federal courts applying the laws of the State, including without limitation Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations.

(s) “LOC” has the meaning set forth in Section 4 hereof.

(t) “Parking Garage” means the multilevel parking garage shown in Exhibit F which will be constructed on the Land in conjunction with the construction of the Building. Landlord agrees to diligently pursue Substantial Completion of the Parking Garage on or before the Goal Substantial Completion Date (as defined in Section 2(d) of this Lease).

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(u) “Premises” means, collectively, the Initial Premises, the First Must-Take Premises, and the Second Must-Take Premises, which are deemed to contain 164,818 rentable square feet of Rentable Floor Area in the aggregate, subject to adjustment and verification as provided in Section 3 below.

(v) “Project” means the Building, Parking Garage, and the Land, and includes all Common Areas.

(w) “Rent” means Fixed Rent and Additional Rent. Landlord may apply payments received from Tenant to any obligations of Tenant then due and owing without regard to any contrary Tenant instructions or requests. Additional Rent shall be paid by Tenant in the same manner as Fixed Rent, without setoff, deduction, or counterclaim except as provided for herein.

(x) “Rent Period” means, with respect to the first Rent Period, the period that begins on the Commencement Date and ends on the last day of the calendar month preceding the month in which the first anniversary of the Commencement Date occurs; thereafter each succeeding Rent Period shall commence on the day following the end of the preceding Rent Period, and shall extend for 12 consecutive months.

(y) “Rentable Floor Area” means the rentable area(s) determined by the BOMA Standard. The Rentable Floor Area of the Building shall be certified in a written notice by Merriman Anderson (“Landlord’s Architect”) to Landlord and Tenant as set forth in Section 3(b), but is hereby estimated to be 164,818 rentable square feet. The current load factors are: 1.0470 for the 1st floor, 1.0439 for the 2nd floor, 1.0429 for the 3rd floor, and 1.0430 for the 4th floor; all load factors are subject to change pursuant to the BOMA Standard.

(z) “Second Must-Take Premises” means Suite 350 consisting of a portion of the third (3rd) floor in the Building, as shown on Exhibit A-1 attached hereto, which is deemed to contain 20,783 rentable square feet of Rentable Floor Area, subject to adjustment and verification as provided in Section 3 below.

(aa) “Tenant’s NAICS Codes” currently means Tenant’s 6-digit North American Industry Classification numbers under the North American Industry Classification System as promulgated by the Executive Office of the President, Office of Management and Budget, which are 511210, and 518210. Tenant’s NAICS Code(s) may change during the Term.

(bb) “Term” means the Initial Term together with any extension of the term of this Lease agreed to by the parties in writing.

(cc) “Usable Floor Area” means actual, measurable usable floor area based on the BOMA Standard.

(dd) “Execution Date” means the date that is the later of Tenant’s and Landlord’s execution of this Lease, as evidenced by their signatures below.

2. PREMISES.

(a) Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for the Term subject to the terms and conditions of this Lease. Tenant accepts the Premises in their “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, subject to Section 6 of Exhibit C and except that Landlord shall complete: (i) Landlord’s Work pursuant to this Section 2; and (ii) the Leasehold Improvements pursuant to Exhibit C attached hereto and further, Landlord shall perform all of its obligations under this Lease.

(b) At Landlord’s sole cost and expense (and not applied to the Improvement Allowance (as defined in Exhibit C)), Landlord shall complete the work necessary to deliver the completed construction shown and/or described in the plans and specifications in: (I) the Base Building Construction Documents (as defined in Exhibit C); and (II) Exhibit F attached hereto, and not otherwise designated as Tenant’s work or as part of the Improvement Allowance, subject to modifications as Landlord may require in its commercially reasonable judgment, but subject to the limitations for changes described in (i) and (ii) below in this paragraph (“Landlord’s Work”). A reasonable approximation of the Project to be constructed is shown on the preliminary renderings

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attached hereto as Exhibit J. Notwithstanding anything to the contrary in this Lease, all of the plans and specifications in the Base Building Construction Documents or attached hereto as Exhibit F are subject to modifications without Tenant’s consent to the extent either: (i) required by the City of Austin or to comply with Laws, or otherwise necessary to obtain a certificate of occupancy; or (ii) each such modification does not unreasonably interfere with Tenant’s use or enjoyment of the Premises in any material manner or negatively impact the overall aesthetics of the Building in a material manner or cause the cost of Leasehold Improvements to increase unless Landlord shall increase the Improvement Allowance to pay for such additional cost; all other modifications to Exhibit F require Tenant’s prior consent, not to be unreasonably withheld, conditioned, or delayed.

(c) Landlord agrees to diligently pursue Substantial Completion of Landlord’s Work (as such phrase is defined below) substantially in accordance with the Base Building Construction Documents (as defined in Exhibit C). Landlord shall use commercially reasonable efforts to commence and diligently prosecute to completion Landlord’s Work. Landlord obtained a full and final site development permit for Landlord’s Work on September 20, 2017. “Substantial Completion of Landlord’s Work” means the substantial completion of Landlord’s Work, as evidenced by a (i) Certificate of Substantial Completion on AIA Document G704-2000 issued by Landlord’s Architect, and (ii) the receipt by Landlord of a temporary or permanent Certificate of Occupancy issued by the City of Austin for the Building and Parking Garage.

(d) The “Goal Substantial Completion Date” means the date that is 16 months after the Execution Date, provided the Goal Substantial Completion Date shall be pushed back on a day-for-day basis for each day that Substantial Completion of Landlord’s Work is delayed due to a Permitting Force Majeure Event (as defined below) or a Tenant Delay (as defined in Exhibit C). Provided there is no outstanding Event of Default, if Substantial Completion of Landlord’s Work does not occur on or before the Goal Substantial Completion Date, then notwithstanding anything to the contrary herein: (i) from and after the Fixed Rent Start Date, Tenant shall receive 1 day’s abatement of Rent for the Initial Premises for each day that elapses after the Goal Substantial Completion Date until Substantial Completion of Landlord’s Work occurs, and the Term shall be extended by the same number of days; provided, however, the 1 day’s abatement shall increase to 1.5 days’ abatement of Rent for the Initial Premises from and after 60 days of such delay, and then shall increase to 2 days’ abatement of Rent for the Initial Premises from and after 90 days of such delay (the total sum of the monetary amount so abated, but for no more than 180 days, is the “Penalty Abated Rent Amount”); and (ii) if Substantial Completion of Landlord’s Work does not occur within 180 days after the Goal Substantial Completion Date, then provided there is no outstanding Event of Default, Tenant shall have the right to terminate this Lease by providing at least 30 days’ written notice to Landlord (“Tenant’s Non-Substantial Completion Termination Notice”) received within 195 days after the Goal Substantial Completion Date, in which case Landlord shall return to Tenant the then-existing LOC held by Landlord within five (5) business days after the effective date of such termination, provided this Lease shall remain in full force and effect and Tenant shall no longer have the right to terminate this Lease if Substantial Completion of Landlord’s Work occurs within 30 days after Landlord’s receipt of Tenant’s Non-Substantial Completion Termination Notice. If Tenant terminates this Lease pursuant to this Section 2(d), then at Tenant’s option by written notice to Landlord within 30 days after such termination, within 30 days after receipt of invoice(s) therefor, Landlord shall reimburse Tenant for rents (base rent and operating expenses) paid to its landlord(s) for office space in Austin (regardless of whether Landlord is affiliated with such landlord(s)) during the 12-month period immediately following the Non-Substantial Completion Termination Date, in an amount which is the lesser of: (A) the actual amount of rents (base rent and operating expenses) paid during the 12-month period; or (B) the Penalty Abated Rent Amount. A “Permitting Force Majeure Event” means the occurrence of strikes or other labor disputes, orders, or regulations of any federal, state, county or municipal authority, embargoes, fire or other casualty, acts of terrorism or war, inability to obtain any materials or services, acts of God, and any other extraordinary event or circumstance beyond Landlord’s control, which is not normally associated with or reasonably foreseeable in a project of the nature described herein (taking into account Landlord’s knowledge of the Building site and due diligence including, without limitation, environmental due diligence, available to it through such date, to date), to the extent not caused by the fault or negligence of Landlord or anyone under contract, directly or indirectly, with Landlord, and also specifically including delays resulting from the City of Austin’s failure to issue a temporary certificate of occupancy so long as such failure does not preclude Landlord and its contractors and agents from entering the Building to complete the Leasehold Improvements and so long as Landlord’s inability to obtain the temporary certificate of occupancy for the Building and/or the Parking Garage does not prevent Landlord from obtaining a temporary or permanent certificate of occupancy for the Premises, including, but not limited to, the completion of Leasehold Improvements.

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3. TERM; USABLE AREA; RENTABLE AREA.

(a) The Initial Term shall commence on the Commencement Date. The terms and provisions of this Lease are binding on the parties upon Tenant’s and Landlord’s execution of this Lease notwithstanding a later Commencement Date for the Initial Term. The Rentable Floor Area of the Premises and the Building shall be deemed to be as stated in Section 1, subject to Section 3(b) below.

(b) Landlord has caused Landlord’s Architect to determine the preliminary measurements of the Initial Premises, the First Must-Take Premises, and the Second Must-Take Premises required to calculate the Usable Floor Area and Rentable Floor Area of the Initial Premises, the First Must-Take Premises, the Second Must-Take Premises, and the Building which preliminary floor areas are set forth in Section 1 of this Lease. Upon Substantial Completion of: (i) Landlord’s Work; and (ii) the Leasehold Improvements (as defined in Exhibit C of this Lease), Landlord shall have Landlord’s Architect determine the final Usable Floor Area and Rentable Floor Area of the Initial Premises, the First Must-Take Premises, the Second Must-Take Premises, and the Building in accordance with the BOMA Standard utilizing the current load factors stated in Section 1(y), for each of the applicable floors, and provide Landlord and Tenant a written certification of such Usable and Rentable Floor Areas. Subject to the preceding sentence, Landlord’s Architect’s final determination of the Rentable Floor Area and Usable Floor Area of the Initial Premises, the First Must-Take Premises, the Second Must-Take Premises, and the Building shall be deemed to be conclusive for all purposes hereunder, and if such rentable square footages differ from what is stated in this Lease, then all applicable computations made under this Lease based upon or affected by such rentable square footages will be recomputed to reflect such measurement, and the parties will enter into an amendment to this Lease, in form provided by Landlord, memorializing the foregoing.

(c) By the Confirmation of Lease Term substantially in the form of Exhibit B attached hereto (“COLT”), Landlord shall notify Tenant of the Commencement Date, Rentable Floor Area of the Initial Premises, the First Must-Take Premises, and the Second Must-Take Premises once determined as provided for in this Section 3, and all other matters stated therein. The COLT shall be conclusive and binding on Tenant as to all matters set forth therein unless, within 10 days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

4. FIXED RENT; LATE FEE; LETTER OF CREDIT; ABATEMENT PERIOD.

(a) Except as specifically set forth otherwise in this Lease, Tenant covenants and agrees to pay to Landlord during the Term, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent in the annual amounts set forth in Section 1 per rentable square foot of the Premises (subject to the methodology for determining the Rentable Floor Area in the Premises as specified in this Lease), payable in monthly installments equal to 1/12 of the annual amount. The monthly amount of Fixed Rent, and the monthly amount of Estimated Operating Expenses as set forth in Section 5, shall be payable to Landlord in advance on or before (at Tenant’s sole discretion) the first day of each month of the Term. If the Fixed Rent Start Date is not the first day of a calendar month, then the Fixed Rent due for the partial month commencing on the Fixed Rent Start Date shall be prorated based on the number of days in such month. All Rent payments shall be made by electronic funds transfer as follows (or as otherwise directed in writing by Landlord to Tenant from time to time): (i) ACH debit of funds, or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments shall include the Building number and the Lease number, which numbers will be provided to Tenant in the COLT.

(b) No later than the Commencement Date of this Lease, Tenant shall pay to Landlord the monthly Fixed Rent and monthly amount of Estimated Operating Expenses for the first full calendar month after the First Abatement Period, and within 5 business days after full execution and delivery of this Lease deliver to Landlord the LOC in the face amount of the LOC Amount (per Section 4(d)).

(c) If Landlord does not receive the full payment from Tenant of any Rent when due under this Lease (without regard to any notice and/or cure period to which Tenant might be entitled), Tenant shall also pay to Landlord as Additional Rent a late fee in an amount equal to five percent (5%) of such overdue amount. Notwithstanding the foregoing, upon Tenant’s written request, Landlord shall waive the above-referenced late fee 1 time during any 12 consecutive months of the Term provided Tenant makes the required payment within 3 business

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days after receipt of written notice of such late payment. With respect to any Rent payment (whether it be by check, ACH/wire, or other method) that is returned unpaid for any reason, Landlord shall have the right to assess a reasonable fee to Tenant as Additional Rent, which fee is currently $40.00 per returned payment.

(d) As security for the prompt and complete performance by Tenant of each and every provision of this Lease but subject to the terms below, Tenant shall deliver to Landlord, within 5 business days after full execution and delivery of this Lease, an irrevocable, automatically renewing, and unconditional standby letter of credit issued by LOC Bank (as defined below) in the face amount of the LOC Amount, which shall be in the form attached as Exhibit E or otherwise in form acceptable to Landlord (“LOC”). The “LOC Amount” initially means $2,000,000.00. Effective on the date (“LOC Increase Date”) that is 5 days after Tenant receives written notice from Landlord that the Pier Start Date has occurred, the “LOC Amount” means $6,000,000.00. The “Pier Start Date” means the date on which installation for the first pier for Landlord’s Work commences. Tenant shall deliver to Landlord, by no later than the LOC Increase Date, a new LOC in the amount of $6,000,000.00, and within five (5) business days after receipt Landlord shall return to Tenant the then-existing LOC held by Landlord. Notwithstanding the foregoing: (1) upon Tenant’s written notice to Landlord at any time after the 4-year anniversary of the Fixed Rent Start Date and provided there is no Event of Default at the time of Tenant’s notice with respect to any monetary obligations under this Lease, the LOC Amount shall decrease to $4,333,333.00, and Landlord shall return to Tenant the then-existing LOC held by Landlord in exchange for a new LOC for $4,333,333.00 within five (5) business days after Landlord’s receipt of the LOC for $4,333,333.00; (2) upon Tenant’s written notice to Landlord at any time after the 5-year anniversary of the Fixed Rent Start Date and provided there is no Event of Default at the time of Tenant’s notice with respect to any monetary obligations under this Lease, the LOC Amount shall decrease to $2,666,667.00, and Landlord shall return to Tenant the then-existing LOC held by Landlord in exchange for a new LOC for $2,666,667.00 within five (5) business days after Landlord’s receipt of the LOC for $2,666,667.00; and (3) upon Tenant’s written notice to Landlord at any time after the 6-year anniversary of the Fixed Rent Start Date and provided there is no Event of Default at the time of Tenant’s notice with respect to any monetary obligations under this Lease, the LOC Amount shall decrease to $1,000,000.00, and Landlord shall return to Tenant the then-existing LOC held by Landlord in exchange for a new LOC for $1,000,000.00 within five (5) business days after Landlord’s receipt of the LOC for $1,000,000.00. The LOC shall provide, inter alia, as follows: (i) the LOC shall be automatically renewing for the duration of the Term plus the subsequent 2 months with a minimum of 90 days’ prior written notice from LOC Bank to Landlord (a “Non-Renewal Notice”) to exercise an early termination right by LOC Bank (provided, however, the LOC may have a final expiry date so long as Tenant provides Landlord with a replacement LOC on or prior to the final expiry date); (ii) the LOC shall be fully transferrable to any successor or assignee of Landlord at no cost to Landlord and no cost to any such successor or assignee of Landlord unless Landlord and/or such successor or assignee initiates the action, including, but not limited to, a sale of the Project or any portion thereof or a financing or refinancing of the debt for the Project or any portion thereof, which causes the need for a transfer(s) (“Landlord Transfer Action”) in which event Landlord and/or such successor or assignee shall pay for the cost of the transfer(s) up to a maximum of $1,000.00 for any such transfer(s) within fifteen (15) days of the date Landlord receives Tenant’s invoice for the transfer(s); (iii) any draw or transfer of the LOC shall be permitted by overnight delivery to LOC Bank and shall not require a representative of Landlord to be present at such presentation or delivery to LOC Bank; (iv) any draws or transfers of the LOC shall only require signature by an authorized representative of Landlord as notarized by a notary public in the state in which Landlord’s authorized representative is located at the time of such signature, and Landlord shall provide a certificate that such representative is authorized to make such draw or transfer demand certified by the Secretary of Landlord or Landlord’s parent (or such Secretary’s designee or any general partner or member of Landlord); and (v) in no event shall any draw or transfer demand require a signature authentication of Landlord’s signatory by Landlord’s bank or any other authenticating organization (other than a public notary as provided in subsection (iv) above). Notwithstanding the foregoing requirements with respect to the LOC, any fee required to be paid to LOC Bank in connection with any transfer of the LOC by Landlord to any successor or assignee which is not the result of a Landlord Transfer Action shall be paid by Tenant within 30 days after receipt of invoice from Landlord. The LOC is in lieu of a cash security deposit. Tenant acknowledges and agrees that the LOC shall constitute an independent contract between the LOC Bank and Landlord, and the proceeds of any draws by Landlord under the LOC shall not constitute property of Tenant as debtor in any bankruptcy proceeding. The proceeds of the LOC shall be held or applied by Landlord in its sole discretion to satisfy all or part of Tenant’s obligations under this Lease, and the receipt by Landlord of proceeds of the LOC under one or more draws hereunder shall not relieve Tenant of any obligations to make installment or other payments of Rent under this Lease, or otherwise discharge or release or relieve Tenant of compliance or performance of any monetary terms and conditions under this Lease.

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Notwithstanding anything to the contrary herein, no draw of the LOC by Landlord shall exceed the amount determined by Landlord in its commercially reasonable discretion to be sufficient to pay for all losses and damages Landlord has suffered or Landlord reasonably estimates it will suffer as a result of any Event of Default by Tenant, including Rent that was not paid when due by Tenant. The delivery of the LOC and/or exercise by Landlord of its rights under such LOC shall not constitute liquidated damages or otherwise release, waive, or estop Landlord from asserting any and all claims, or exercising any and all rights and remedies Landlord has or may have with the passage of time under this Lease and applicable Law. The LOC shall expressly provide that Landlord (and/or its successors and assigns) is entitled to make one or more draws from time to time under the LOC, in whole or in part, and Landlord shall have such right under this Lease, upon delivery of a written statement to the issuer of the LOC that one or more of the following events has occurred: (A) an Event of Default has occurred and remains uncured on the date of the draw; (B) a petition has been filed by or against Tenant commencing a case under Title 11 of the United States Code or other state or federal bankruptcy or insolvency laws, as amended or reenacted with the passage of time; (C) following delivery of a Non-Renewal Notice or the final expiry date of the LOC, Tenant has failed to provide a replacement LOC which complies with the requirements specified in this Lease within 30 days after delivery of the Non-Renewal Notice or the final expiry date of the LOC; or (D) Tenant is obligated under this Lease to cause the delivery to Landlord of an amendment to the LOC or a replacement LOC, other than by reason of the delivery of a Non-Renewal Notice, and has failed to do so. Tenant shall procure the issuance of a replacement or amended LOC in the then-current LOC Amount concurrently with any assignment of this Lease by Tenant, or the vesting of this Lease in Tenant as a reorganized debtor or other successor emerging from bankruptcy, so as to assure the continued ability of Landlord to draw under the LOC as contemplated herein. Notwithstanding anything to the contrary in this Lease, it shall be an automatic Event of Default if at any time during the Term there is no valid LOC. The use of the LOC by Landlord shall not prevent Landlord from exercising any other remedy provided by this Lease or by law and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. Landlord shall return the LOC to the issuer thereof within 60 days after the later of the Expiration Date, Tenant’s surrender of possession of the Premises to Landlord in the condition required under this Lease, and Tenant’s payment of all outstanding Rent. If the LOC is drawn on by Landlord, Tenant shall, within 10 days after the written demand therefor is made by Landlord, restore the LOC to the then-current LOC Amount, less any proceeds of the LOC then held by Landlord but not yet applied to Tenant’s obligations under this Lease. For purposes herein, the “LOC Bank” means a bank or financial institution: (a) the deposits of which are insured by the Federal Deposit Insurance Corporation; (b) whose long-term, unsecured and unsubordinated debt obligations are rated in the highest category by at least 2 of Fitch Ratings Ltd., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services or their respective successors (“Rating Agencies”); (c) which has a short term deposit rating in the highest category from at least 2 Rating Agencies; (d) which accepts overnight deliveries by nationally recognized overnight courier service (e.g., Federal Express); and (e) is otherwise acceptable to Landlord in Landlord’s reasonable discretion and continues to be reasonably acceptable to Landlord for the duration of the Term plus the subsequent 2 months. Goldman Sachs Bank USA (“GSBU”) is hereby approved by Landlord as LOC Bank, and such approval shall remain in effect so long as GSBU meets the conditions described in (a) thru (d) in the preceding sentence. Notwithstanding anything to the contrary above, if there is a public offering of Tenant’s stock or an acquisition of Tenant, and as a result the financials of Tenant materially and significantly improve, Landlord agrees to work in good faith with Tenant to negotiate acceptable metrics to achieve conditions to further reduce the LOC Amount.

(e) The “First Abatement Period” means the period that begins on the Commencement Date and ends on the day immediately prior to the 3-month anniversary of the Commencement Date. During the First Abatement Period, no Fixed Rent is due or payable, but Tenant shall pay to Landlord: (i) Tenant’s Share (as defined in Section 5(a)) of Operating Expenses; (ii) utilities as set forth in Section 6 with respect to only the Initial Premises; and (iii) all other amounts due Landlord with the exception of Fixed Rent and utilities with respect to the First Must-Take Premises and the Second Must-Take Premises.

(f) The “Second Abatement Period” means the period that begins on the day immediately following the end of the First Abatement Period, and ends on the day immediately prior to the First Must-Take Premises Start Date. The “First Must-Take Premises Start Date” means the date that is the earlier of: (A) the 9-month anniversary of the Commencement Date; or (B) the date, if any, on which Tenant elects to occupy and conduct business in all of the First Must-Take Premises as provided for in this paragraph. During the Second Abatement Period, no Fixed Rent is due or payable with respect to the First Must-Take Premises or the Second Must-Take Premises, but Tenant shall pay to Landlord: (I) Fixed Rent for the Initial Premises; (II) Tenant’s Share of Operating Expenses; (III) utilities as set forth in Section 6 with respect to the Initial Premises; and (IV) all other amounts due Landlord with the exception of Fixed Rent and utilities for the First Must-Take Premises and the Second Must-Take Premises.

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(g) The “Third Abatement Period” means the period that begins on the day immediately following the end of the Second Abatement Period, and ends on the day immediately prior to the Second Must-Take Premises Start Date. The “Second Must-Take Premises Start Date” means the date that is the earlier of: (y) the 18-month anniversary of the Commencement Date; or (z) the date, if any, on which Tenant elects to occupy and conduct business in all of the Second Must-Take Premises as provided for in this paragraph. During the Third Abatement Period, no Fixed Rent is due or payable with respect to the Second Must-Take Premises, but Tenant shall pay to Landlord: (1) Fixed Rent for the Initial Premises and the First Must-Take Premises; (2) Tenant’s Share of Operating Expenses; (3) utilities as set forth in Section 6 with respect to the Initial Premises; and (4) all other amounts due Landlord with the exception of Fixed Rent and utilities for the Second Must-Take Premises.

(h) Notwithstanding anything to the contrary above, Tenant may elect, in its sole discretion (but upon prior written notice(s) to Landlord (which notice(s) shall contain the Rentable Floor Area for the portion or all of the First Must-Take Premises and/or Second Must-Take Premises Tenant will occupy and conduct business therein, and the date on which Tenant will commence occupancy therein)), to occupy and conduct business in a portion or all of the First Must-Take Premises and/or Second Must-Take Premises following the Commencement Date but prior to the 9-month anniversary of the Commencement Date or the 18-month anniversary of the Commencement Date, respectively. If and when Tenant elects to occupy a portion(s) of the First Must-Take Premises and/or Second Must-Take Premises pursuant to the foregoing, the Rentable Floor Area of such portion(s) shall be included as part of the Premises in calculation of Fixed Rent even though the Second Abatement Period or Third Abatement Period, as applicable, is still in effect, and thus Fixed Rent is not abated with respect to such portion(s). Concurrently with the delivery of such notice, Tenant shall submit to Landlord the amount of Rent payable for the portion or all of the First Must-Take Premises and/or Second Must-Take Premises for which Tenant will occupy and conduct business therein for the first month following the expiration of the Second Abatement Period or Third Abatement Period, respectively. In the event of and upon such occupancy and conducting of Tenant’s business therein, Landlord and Tenant agree to appropriately amend this Lease to include the Rentable Floor Area, if any, Tenant occupies and uses in the First Must-Take Premises and/or Second Must-Take Premises following the Commencement Date but prior to the 9-month anniversary of the Commencement Date or the 18-month anniversary of the Commencement Date, respectively. The “100% Occupied Date” means the date that is the earlier of the 18-month anniversary of the Commencement Date or the date, if any, on which Tenant elects to occupy and conduct business in all of the Second Must-Take Premises as provided for in this paragraph.

5. OPERATING EXPENSES.

(a) Certain Definitions.

(i) “Operating Expenses” means collectively Project Expenses and Taxes.

(ii) “Project Expenses” means, subject to the limitations and exclusions specified herein, the total of all costs (but not specific costs billed to specific tenants of the Building) and expenses paid or incurred by Landlord computed on the accrual basis and calculated in accordance with generally accepted accounting principles consistently applied, which are directly attributable and allocable to the maintenance, operation, and repair of the Project for a particular calendar year or portion thereof after the Commencement Date including, without limitation: a management fee not to exceed 3% of Gross Rents (“Gross Rents” means all payments received from tenants of the Building for charges that were billed to them, including without limitation for Fixed Rent, Operating Expenses, and other Additional Rent such as sub-metered electric, but excluding tenant-direct bill-backs and sales tax, calculated prior to the inclusion of said management fee in Project Expenses); all costs associated with the removal of snow and ice from the Project; the fair market rental value for a property management office for the Project; security patrol services, personnel, and equipment; all costs associated with janitorial services, trash and garbage removal not associated with construction, recycling, cleaning, and sanitizing the Building; capital costs incurred: (A) after the end of the sixtieth (60th) month of the Term that are in connection with any equipment, device, or other improvement reasonably anticipated to achieve economies in the operation, maintenance or repair of the Project, however, the maximum amount which is added to Project Expenses for any

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given calendar year for a capital investment item(s) installed for the purpose of achieving economies in the operation, maintenance, or repair of the Property or portion thereof shall not exceed the actual costs saved as a result of the installation thereof in excess of amounts previously amortized therefor but only to the extent such expenses are incurred after the end of the sixtieth (60th) month of the Term; or (B) to comply with applicable Laws promulgated after the Commencement Date; provided, however, the same shall be amortized (including over the cost recovery period (i.e., the anticipated period to recover the full cost of such capital item), of the relevant capital item as reasonably determined by Landlord; card-access parking system costs; all insurance premiums and deductibles paid or payable by Landlord with respect to the Project; the cost of providing those services required to be furnished by Landlord under this Lease; and telecommunication costs related to the operation of the Building. Notwithstanding the foregoing, “Project Expenses” shall not include any of the following: (A) repairs or other work occasioned by fire, windstorm, or other casualty or by the exercise of the right of eminent domain to the extent Landlord actually receives any reimbursement including, but not limited to, insurance proceeds, condemnation awards therefor or is covered by warranty; (B) leasing commissions and/or any other fees or costs related to the leasing of space in the Building or any other portion of the Project, accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the Project or any part thereof; (C) costs incurred by Landlord in connection with the original construction of the Building and related facilities or repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Building and related facilities; (D) costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating leased space for other tenants or other occupants or vacant space; (E) principal, interest, points, and other charges and fees on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent; (F) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (G) any costs, fines, penalties or fees for Landlord’s failure to comply with Laws or any governmental rule or authority; (H) legal, accounting, and other expenses related to Landlord’s financing, refinancing, mortgaging, or selling the Building or the Project, and/or associated with the operation or maintenance of the corporation, partnership, or other entity which constitutes Landlord, as distinguished from the costs of operation of the Project, including costs of defending lawsuits with any mortgagee, and costs of selling, syndicating, financing, mortgaging, or hypothecating any ownership interest of Landlord or any of Landlord’s interests in the Project; (I) any increase in an insurance premium caused by the non-general office use, occupancy or act of another tenant; (J) costs for sculpture, decorations, painting or other objects of art in excess of $5,000 for any calendar year during the Initial Term or any extension thereof; (K) cost of any political, charitable, or civic contribution or donation; (L) reserves for repairs, maintenance, and replacements; (M) Taxes; (N) cost of utilities directly metered or submetered to Building tenants and paid separately by such tenants, and/or all items and services for which Tenant or any other tenant in the Project reimburses Landlord (other than Project Expenses); (O) fines, interest, penalties, or liens arising by reason of Landlord’s failure to pay any Project Expenses when due; (P) costs and expenses associated with hazardous waste or hazardous substances not generated or brought to the Project by Tenant or its agents including but not limited to the cleanup of such hazardous waste or hazardous substances and the costs of any litigation (including, but not limited to reasonable attorneys’ fees) arising out of the discovery of such hazardous waste or hazardous substances, including, without limitation, the soil or groundwater; (Q) the portion of any wages, salaries, fees, or fringe benefits paid to personnel above the level of regional property manager, not related directly to the operation, management, or repair of the Project, as well as Landlord’s general corporate overhead and general administrative expenses not directly related to the operation of the Project; (R) costs of services provided to other tenants of the Building which are not provided to Tenant or services to which Tenant is not entitled (including, without limitation, costs specially billed to and paid by specific tenants); (S) all costs relating to activities for the solicitation and execution of leases of space in the Building, including, but not limited to, legal fees, real estate brokers’ commissions, expenses, fees, and advertising, moving expenses, design fees, rental concessions, rental credits, tenant improvement allowances, lease assumptions or any other cost and expenses incurred in the connection with the leasing of any space in the Building; (T) costs representing an amount paid to an affiliate of Landlord (exclusive of any management fee permitted under the Operating Expense inclusions) to the extent in excess of market rates for comparable services if rendered by unrelated third parties; (U) costs arising from Landlord’s default under this Lease or any other lease for space in the Building; (V) costs of selling the Project or any portion thereof or interest therein; (W) costs or expenses arising from the gross negligence of Landlord or its agents, contractors or employees or by Landlord’s breach of this Lease; (X) costs incurred to remedy, repair, or otherwise correct violations of Laws that exist on the Commencement Date; (Y) ground rents or rentals payable by Landlord; (Z) depreciation of the Building and other real property structures

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in the Project; (AA) capital improvements made to the Project, other than capital improvements described above in this Section 5(a)(ii); (BB) costs, taxes, and fees assessed by or payable to public authorities in connection with any construction, renovation, or expansion of the Building or Project (including, without limitation, costs, taxes, and fees for infrastructure and transit or incurred for, or in connection with, traffic studies, environmental impact reports, transportation systems management plans, and traffic mitigation measures); or (CC) rentals and other related expenses incurred in leasing items where the cost of such items would, if purchased, be excluded from Operating Expenses. Landlord shall not collect or be entitled to collect Project Expenses from all of its tenants an amount in excess of 100% of the Project Expenses actually incurred by Landlord.

(iii) “Taxes” means all taxes, assessments, and other governmental charges, including without limitation business improvement district charges, improvement contributions paid to business improvement districts or similar organizations, gross receipts tax for the Building, and special assessments for public improvements or traffic districts, that are levied or assessed against, or with respect to the ownership of, all or any portion of the Project during the Term after the Commencement Date or, if levied or assessed prior to the Term, are properly allocable to the Term, business property operating license charges, and real estate tax appeal expenditures incurred by Landlord. “Taxes” shall not include: (i) any death, inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord or taxes and assessments imposed on the personal property of the tenants of the Project; or (ii) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered such that in lieu of or as a substitute in whole or in part for any Taxes now levied, assessed or imposed on real estate there shall be levied, assessed or imposed: (A) a tax on the rents received from such real estate; or (B) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof; or (C) a tax or license fee imposed upon Premises or any portion thereof, then the same shall be included in Taxes. “Taxes” shall specifically include the “margin tax” imposed by Chapter 171 of the Texas Tax Code, as the same may be amended or modified from time to time, together with any binding rules or regulations promulgated from time to time by the Comptroller of the State of Texas or other governmental body in connection with Chapter 171 of the Texas Tax Code, and the parties acknowledge and agree that the “margin tax” is a tax in lieu of real property taxes but only to the extent and for so long as such taxes are determined by reference to the “taxable margin” of Landlord, such taxes to be apportioned as provided by the Texas Tax Code and determined using elections or methods applicable to Landlord that result in the lowest taxable margin, with such taxes being allocated to the Project under generally accepted accounting principles based on the portion of the taxable margin of Landlord from the Project relative to the taxable margin from other sources of Landlord and its affiliates included in any combined group report.

(iv) “Tenant’s Share” means a percentage calculated by dividing the Rentable Floor Area of the Premises on the date of calculation by the Rentable Floor Area of the Building (as certified pursuant to Section 3(b) of this Lease). The final determination of Tenant’s Share shall be made once the Rentable Floor Area of the Initial Premises, the First Must-Take Premises, the Second Must-Take Premises, and the Building are made pursuant to Section 3 of this Lease. Until such final determinations are made, the following estimates of Tenant’s Share shall be used: 100% based on dividing the estimated Rentable Floor Area of the Premises (that is, the Initial Premises, the First Must-Take Premises, and the Second Must-Take Premises, which is estimated to be 164,818 rentable square feet in the aggregate) by the estimated Rentable Floor Area of the Building (164,818 rentable square feet). Notwithstanding anything to the contrary in this Lease: (i) during the period from the Commencement Date through the day prior to the First Must-Take Premises Start Date, the numerator for calculating Tenant’s Share shall be the Rentable Floor Area of the Initial Premises plus any additional Rentable Area occupied by Tenant pursuant to Section 4(h); (ii) during the period from the First Must-Take Premises Start Date through the day prior to the Second Must-Take Premises Start Date, the numerator for calculating Tenant’s Share shall be the Rentable Floor Area of the Initial Premises plus the First Must-Take Premises plus any additional Rentable Area occupied by Tenant pursuant to Section 4(h); and (iii) from and after the Second Must-Take Premises Start Date, the numerator for calculating Tenant’s Share shall be the Rentable Floor Area of the entire Premises.

(b) Commencing on the Commencement Date and continuing thereafter during the Term, Tenant shall pay to Landlord in advance on a monthly basis on or before (at Tenant’s sole discretion) the first day of any given month, payable pursuant to Section 5(c) below, Tenant’s Share of Operating Expenses. To the extent that any Operating Expenses are incurred by Landlord (or Landlord’s affiliate(s)) for multiple buildings or uses, Landlord shall allocate such Operating Expenses to the Building on a commercially reasonable basis. If Landlord receives a discount or credit in any component of Operating Expenses, for example as a result of Landlord’s election to prepay such expense, Landlord shall apply such discount or credit when accrued to reduce Operating Expenses.

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(c) Prior to the commencement of each calendar year (or portion thereof) for which Tenant has an obligation to pay any Operating Expenses, Landlord shall send to Tenant a written statement (the “Estimated Operating Expense Statement”) containing Landlord’s reasonable estimate of Operating Expenses (such statement amount shall be based on a budget prepared by Landlord in accordance with standard industry and accounting practices) of projected Operating Expenses due from Tenant for such calendar year (“Estimated Operating Expenses”), and a calculation of the amount payable by Tenant based on Tenant’s Share (which amount is defined as “Tenant’s Pro Rata Share”) and thereafter Tenant shall pay to Landlord one-twelfth of the amount of Tenant’s Pro Rata Share as the monthly amount of Estimated Operating Expenses as provided in Section 5(b), without further notice, demand, setoff, deduction, or counterclaim except as provided for herein. Notwithstanding anything contained herein to the contrary, Landlord hereby agrees the Estimated Operating Expense Statement shall initially contain, at a minimum, the estimated cost for each line item of the following Operating Expenses: Taxes (other than gross receipts/margin tax); gross receipts/margin tax; water and sewer; electric; electric common area; gas/oil expenses; insurance; cleaning; Building repairs and maintenance; exterminating; landscaping; elevator maintenance; security; HVAC; snow; management fees; general administration; shared park; miscellaneous (collectively, “OpEx Categories”). If any Estimated Operating Expense Statement is furnished after the start of the applicable year, then Tenant shall continue to pay the monthly amount of Tenant’s Pro Rata Share of such estimated expenses due for the prior year until such time that the Estimated Operating Expense Statement for such year is provided, which, in any event, Landlord shall use commercially reasonable efforts to provide no later than March 1 of any given year during the Term. No later than one hundred eighty (180) days following the end of each calendar year during the Term (provided, however, Landlord does not waive its right to deliver a corrected statement beyond such date should Landlord discover any errors), Landlord shall send to Tenant a written reconciliation statement of: (i) the actual Operating Expenses for the prior calendar year; and (ii) any adjustments thereto to increase the Operating Expenses as specified in Section 5(d) of this Lease for such year as well as a calculation showing the difference between the amount paid by Tenant for Tenant’s Pro Rata Share of Estimated Operating Expenses compared to the amount payable by Tenant for Tenant’s Pro Rata Share of actual Operating Expenses (“Reconciliation Statement”). In addition to the items specified in the preceding sentence, Landlord hereby agrees the Reconciliation Statement shall contain, at a minimum, the actual cost for each line item in the OpEx Categories. If the amount actually paid by Tenant as Tenant’s Pro Rata Share of Estimated Operating Expenses exceeds the amount payable by Tenant for Tenant’s Pro Rata Share of actual Operating Expenses, Tenant shall receive a credit in an amount equal to the overpayment, which credit shall be applied towards the next occurring Rent amount and continue thereafter until fully credited or if the Term has expired or terminated and there is no Event of Default, refund the overpayment to Tenant within thirty (30) days after the date Landlord submits the Reconciliation Statement. If the amount actually paid by Tenant as Tenant’s Pro Rata Share of Estimated Operating Expenses is less than the amount payable by Tenant for Tenant’s Pro Rata Share of actual Operating Expenses, then Landlord shall send Tenant an invoice (which shall be sent as part of or along with the Reconciliation Statement) setting forth the additional amount due, which amount shall be paid in full by Tenant within 30 days after receipt of such invoice.

(d) If prior to the 100% Occupied Date, Landlord estimates in its reasonable discretion that the Operating Expenses actually incurred by Landlord for the variable costs of: (i) Utilities; (ii) the property management fee; and/or (iii) janitorial expenses (so long as Landlord is providing janitorial services pursuant to Section 7(a)) are lower than what would be incurred for such items if at least 95% of the Building was occupied by tenants, then at Landlord’s election appropriate adjustments using reasonable cost projections based on industry standards shall be made to increase Operating Expenses for such calendar year for the variable costs incurred for Utilities, janitorial expenses, and the property management fee as specified above as though Landlord had furnished Utilities, janitorial services, and property management to 95% of the Rentable Floor Area of the Building. Notwithstanding Landlord’s right to adjust the three expenses as provided above or anything contained in this Lease to the contrary, in no event will Landlord bill tenants of the Buildings or collect from tenants of the Buildings more than one hundred percent (100%) of the actual amount incurred by Landlord for any calendar year for each item specified above. In the event an adjustment (increase(s)) is made pursuant to the terms stated above, such adjustment shall be indicated on the Reconciliation Statement specified in Section 5.4 of this Lease. Upon Tenant’s written request, Landlord shall provide its calculation of any adjustment. All payment calculations under this Section shall be prorated for any partial calendar years during the Term. Tenant’s obligations under this Section shall survive the Expiration Date. Notwithstanding anything contained in this Section 5(d) and/or this Lease to the contrary, Landlord and Tenant agree that this Section 5(d) shall become null and void after the 100% Occupied Date, and thereafter Tenant shall pay the actual, unadjusted costs for Utilities, janitorial services (if applicable), and the property management fee.

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(e) If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord’s property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”) provided the cost of any such service is not in excess of market rates for such service if rendered by unrelated third parties.. If such service is provided by an independent contractor, Landlord shall not be relieved from any obligation under this Lease concerning the provisions of such services.

(f) Provided there is no outstanding monetary default by Tenant under this Lease, Tenant shall have the right, at its sole cost and expense, to cause Landlord’s records related to Operating Expenses for any year during the Term to be audited provided: (i) Tenant provides notice of its intent to audit such Operating Expenses within three (3) months after Tenant’s receipt of the Reconciliation Statement for such year; (ii) the audit is performed by a certified public accountant that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (iii) any such audit may not occur more frequently than once for each calendar year of the Term, nor apply to any year prior to the year of the then-current Reconciliation Statement being reviewed; (iv) the audit is completed within 1 month after the date that Landlord makes all of the necessary and applicable records and personnel available to Tenant or Tenant’s auditor in Landlord’s onsite property management office for the Building or another mutually agreeable location in Austin, Texas, and Landlord shall also make available to Tenant either in the location or via telephone or email any personnel required to answer any question(s) Tenant and/or their auditor have regarding such records; (v) the contents of Landlord’s records shall be kept confidential by Tenant, its auditor, and its other professional advisors, other than as required by applicable Law; and (vi) if Tenant’s auditor determines that an overpayment is due Tenant, Tenant’s auditor shall produce a commercially reasonable audit report pertaining to the item(s) related to the overpayment by Tenant addressed to both Landlord and Tenant, which report shall be delivered within 15 days after Tenant’s auditor’s completion of the audit. During completion of Tenant’s audit, Tenant shall nonetheless timely pay all of Tenant’s Pro Rata Share of Operating Expenses without setoff or deduction except as provided for herein. If Tenant’s audit report discloses any discrepancy, Landlord and Tenant shall use good faith efforts to resolve the dispute. If the parties are unable to reach agreement within 20 days after Landlord’s receipt of the audit report, Tenant shall have the right to refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy; provided if Tenant does not do so within such 20-day period, Landlord’s calculations and the Reconciliation Statement at issue shall be deemed final and accepted by Tenant. The fees and costs of: (A) the initial audit shall be paid by Tenant unless such audit shows that Landlord overstated Operating Expenses for the year covered by the audit by more than ten percent (10%) in which case Landlord shall pay all reasonable, third-party costs and expenses of the audit (not to exceed $2,500.00) within thirty (30) days after receipt of Tenant’s written request together with reasonable supporting documentation; and (B) such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public accountant, whose decision shall be final and binding. Within 30 days after resolution of the dispute, whether by agreement of the parties or a final decision of an independent accountant, Landlord shall pay or credit (to the next occurring amount of Rent due) to Tenant, or Tenant shall pay to Landlord, as the case may be, all unpaid Operating Expenses due and owing.

(g) For purposes of calculating Tenant’s Share of Controllable Project Expenses (as defined below), the total Controllable Project Expenses for each year subsequent to the first full calendar year of the Term (“First Lease Year”) shall not exceed the applicable Cap Amount (as defined below) for the applicable subsequent calendar year; provided, however, the Controllable Project Expenses for maintenance and repair expenses for the Project shall be for each year subsequent to the second full calendar year of the Term. The “Cap Amount” for each subsequent year shall be equal to the actual Controllable Project Expenses for the First Lease Year (except for maintenance and repair expenses as noted in the preceding sentence), increased on a compounded basis by 6% annually (i.e., the Cap Amount for the first subsequent year shall be equal to 1.06 multiplied by the First Lease Year Controllable Project Expenses, the Cap Amount for the second subsequent year shall be equal to (1.06 x 1.06) multiplied by the First Lease Year Controllable Project Expenses and so on, throughout the Term). The cap on

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Controllable Project Expenses set forth herein shall also be calculated on a cumulative basis so that if in any year subsequent to the First Lease Year, the Controllable Project Expenses exceed the applicable Cap Amount (“Deferred Amount”), the Deferred Amount(s) shall be carried over to the following year(s) and will be charged to Tenant in the following year(s) to the extent Controllable Project Expenses are less than the Cap Amount for the year(s) in question. “Controllable Project Expenses” means all Project Expenses excluding Taxes, snow and ice removal, insurance, utilities, janitorial expenses if they are unionized, management fees (assuming a management fee of no more than 3% of Gross Rents), and costs resulting from a change in Law occurring after the date of this Lease.

(h) Within five (5) business days after receipt by Landlord of Tenant’s request therefor, Landlord will provide to Tenant copies of the notices of appraised value, tax assessments, and bills that it has received from any taxing authorities or other governmental entities with respect to the most recent tax year for any and all ad valorem taxes on the Building, Premises, and/or Project. Provided the Term is not in its last twelve (12) months (including any Extension Terms) and further provided that no monetary Event of Default then exists, Landlord and Tenant shall consult with each other and Landlord’s tax consultant to discuss whether to contest, protest, appeal, or institute proceedings to effect a reduction of Taxes, including the right to seek a reduction in the valuation of the Building, the Premises, and/or all or any other portion of the Project (a “Tax Protest”). Notwithstanding the foregoing, so long as Tenant is leasing 100% of the rentable square footage of the Building, Landlord shall diligently pursue a Tax Protest at Tenant’s request and at Tenant’s expense, even if Landlord and/or its tax consultant does not agree with such action. Landlord shall reasonably cooperate with Tenant regarding such Tax Protest, at no cost to Landlord. In the event of any Tax Protest, Landlord shall: (i) diligently conduct the Tax Protest in good faith, subject to its commercially reasonable discretion as to the methods and strategy in which to do so; and (ii) keep Tenant reasonably informed of the status of the Tax Protest upon Tenant’s request. The terms of this Section 5(h) shall survive the expiration of the Term or earlier termination of this Lease with respect to ad valorem taxes assessed for any calendar year during the Term.

6. UTILITIES.

(a) Commencing on the Commencement Date, and continuing throughout the Term, Tenant shall pay Landlord, without setoff, deduction, or counterclaim, except for the abatement provided for in Section 6(b) below, for: (i) Tenant’s Share of all actual costs of electricity, water, wastewater, and any other utilities required to operate the Project from time to time (“Utilities) consumed in the Project during each year of the Term, excluding the costs of Utilities that are directly metered or submetered to Building tenants or paid separately by such tenants; and (ii) any Utilities that are separately submetered to the Premises pursuant to this Lease based upon Tenant’s submetered usage, as well as for any reasonable maintenance and replacement costs associated with such submeters. For Tenant’s Share of Utilities, the annual cost of such Utilities for any given calendar year during the Term shall be included by Landlord as part of Project Expenses for such year, and all of the terms of Section 5 of this Lease shall apply. The cost of Utilities payable by Tenant under this Section shall include all applicable taxes imposed by the provider of such Utilities. For Utilities that are separately submetered to the Premises as provided for in this Lease, the cost of such Utilities shall include all applicable taxes imposed by the provider of such Utilities and Landlord’s reasonable charges for reading the applicable submeter(s), provided Landlord shall have the right to engage a third party to read the submeter(s) but shall not charge Tenant more than Landlord’s reasonable charge for the third party’s services, and Tenant shall reimburse Landlord for both the Utilities consumed as evidenced by the submeter(s) plus the costs for reading the submeter(s) (based on the reasonable cost stated herein) within 20 days after receipt of an invoice therefor. To determine the amount of electricity consumed by Tenant’s equipment or other devices in the Premises that are required to be connected to a submeter(s) pursuant to the terms of this Lease, Landlord or a third party shall on a monthly basis (and no more than once per month), during the Term and any extension(s) thereof, read the submeter(s) to determine the amount of the electricity consumed in the Premises since the last reading of the submeter(s) and then compute the cost of the electricity consumed by multiplying the cost per kilowatt hour charged by the electric utility provider for the applicable month by the amount of the kilowatt hours consumed. For any Utilities other than electricity, if any, that are submetered to the Premises pursuant to the terms of this Lease, Tenant shall pay such rates as Landlord may establish from time to time, which shall not be in excess of any applicable rates charged by the utility or municipality serving the Building and providing such service to the Premises.

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(b) For any separately metered Utilities to the Premises, Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant’s utility consumption data from the applicable utility provider for informational purposes and to enable Landlord to obtain full building Energy Star scoring for the Building. Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance, safety inspections, or any other reason, before or after Business Hours by providing Tenant with no less than forty-eight (48) hours’ advance written notice, but without limitation in cases of a bona fide emergency which would result in damage to such system(s) if the shutdown did not occur. Landlord shall not be liable for any interruption in providing any utility that Landlord is obligated to provide under this Lease, unless such interruption or delay: (i) renders the Premises or any portion thereof Untenantable (as defined in this Section), provided Tenant shall first endeavor to use any generator that serves the Premises for the purpose of providing Building Standard Electricity to the Premises, and not for emergency lighting or other devices which are connected to the Building’s generator (ii) results from Landlord’s negligence or willful misconduct; and (iii) extends for a period longer than 5 consecutive days, in which case, Tenant’s obligation to pay Rent shall be abated with respect to the untenantable portion of the Premises for the period beginning on the 6th consecutive day after such conditions are met and ending on the earlier of: (A) the date Tenant recommences using the Premises or the applicable portion thereof; or (B) the date on which the service(s) is substantially restored. The rental abatement described above shall be Tenant’s sole remedy in the event of a utility interruption, and Tenant hereby waives any other rights against Landlord in connection therewith. Landlord shall have the right to change the utility providers to the Project at any time. In the event of a casualty or condemnation affecting the Building and/or the Premises, the terms of Sections 14 and 15, respectively, shall control over the provisions of this Section. “Untenantable” means the Premises are in a condition not reasonably usable or accessible by Tenant or its employees for the conduct of its business.

(c) As part of the Proposed CD’s and the CD’s (as both terms are defined in Exhibit C) a licensed mechanical engineer working with Tenant’s Architect (as defined in Exhibit C) shall utilize the HVAC (as defined below in this paragraph) design specifications in Exhibit F, and other information provided by Tenant for loads related to Tenant’s Equipment (as defined Exhibit C) in the Premises, and other required design data as the basis for designing the HVAC system for the Premises. If after the construction of Leasehold Improvements (as defined in Exhibit C), Landlord and a licensed mechanical engineer reasonably determine that Tenant is materially exceeding the design specifications in Exhibit F for the heating, ventilation, and air conditioning (“HVAC”) system serving the Premises, then Landlord shall provide Tenant in writing a reasonably detailed description from a licensed mechanical engineer of the design condition(s) Landlord believes it has determined Tenant is exceeding, and Tenant shall have 20 days to remedy the situation to Landlord’s reasonable satisfaction. If Tenant fails to remedy the situation to Landlord’s reasonable satisfaction within the 20-day period, Landlord shall have the right to install one or more supplemental air conditioning units in the Premises (the “Supplemental Unit(s)”) based on a design by a licensed mechanical engineer to reasonable remedy the situation with the cost thereof, including the cost of installation, operation, and maintenance, being payable by Tenant to Landlord within 30 days after Tenant’s receipt of Landlord’s written demand. Except for any separate HVAC system serving Tenant’s data and telephone room(s) in the Premises, and/or the Supplemental Unit(s), Tenant shall not change or adjust any closed or sealed thermostat or other element of the HVAC system serving the Premises without Landlord’s express prior written consent. Landlord may install and operate a submeter(s) to record electricity consumed by the Supplemental Unit(s) and Tenant shall pay the cost of such consumption based on the process and invoicing described in Section 6 of this Lease. Tenant shall pay Landlord’s reasonable charges for installing the Supplemental Unit(s) required pursuant to the terms of this Lease, and shall operate and maintain such unit(s) per the requirements described in Section 11(a) of this Lease. All supplemental HVAC systems and equipment required to be provided per the terms of this Lease and which serve the Premises (including without limitation Tenant’s Supplemental HVAC, as defined in Section 11(a) below) shall be separately submetered to the Premises at Tenant’s cost, and Tenant shall be solely responsible for paying for the cost of all electricity registered by, and the maintenance and replacement of, such submeter(s) based on the process and invoicing described in Section 6 of this Lease. Landlord has no obligation to keep cool any of Tenant’s information technology equipment that is placed together in one room dedicated to Tenant’s servers and would reasonably be considered to be a “server room”, on a rack, or in any similar manner (“IT Equipment”), and Tenant waives any claim against Landlord in connection with Tenant’s IT Equipment. Landlord shall have the option to require that the computer room and/or information technology closet in the Premises shall be separately submetered at Tenant’s expense, and Tenant shall pay Landlord for all electricity registered in such submeter based on the process and invoicing described in Section 6 of this Lease. Within 1 month after Tenant’s receipt of Landlord’s written request (which Landlord agrees not to request more than one time per calendar year), Tenant shall provide to Landlord electrical load information reasonably requested by Landlord with respect to any computer room and/or information technology closet in the Premises.

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7. LANDLORD SERVICES.

(a) Landlord shall provide the following to the Premises and/or other areas in the Project as identified herein twenty-four (24) hours per day, 365 days per year, unless specified otherwise herein, during the Term at no additional cost except for those costs included in Tenant’s Share of Operating Expenses, unless specified otherwise herein, consistent in terms of quality, quantity and frequency at or above the levels specified herein with those services provided in other Class A Projects: (i) heating, ventilation and air conditioning (“HVAC”) in the respective seasons during Business Hours in the Premises, common area hallways, lobbies and bathrooms meeting the minimum specifications set forth on Exhibit F attached hereto; provided HVAC service to the Premises before or after Business Hours (if required by Tenant) will be provided via the automated system described in and subject to the terms of Section 7(b); (ii) electricity in the amount necessary to service (a) all lighting and equipment in the Premises with such amount not to exceed the amount set forth in the specifications set forth on Exhibit F attached hereto (hereby defined as “Building Standard Electricity”); and (b) Common Areas and the Parking Garage and any other parking facilities for the Building; (iii) water for drinking purposes in the Premises, and hot and cold water for requirements in the restrooms, and sewer services to all required devices and areas in the Premises, restrooms and other Common Areas, and, to the extent applicable to the Building, gas, oil, and steam service; (iv) cleaning services meeting the minimum specifications set forth on Exhibit I attached hereto; (v) pest control; (vi) sprinkler and fire alarm systems as required by governmental authorities for the Premises, Building and Parking Garage; (vii) landscaping services; (viii) property management services; (ix) washing of the outside windows in the Premises no less than one (1) time per calendar year; (x) elevators serving all floors of the Building and Parking Garage; (xi) supply and install Building-standard bulbs and/or any other parts associated with such Building-standard electric lighting fixtures as necessary in the Premises and in the Common Areas and Parking Garage and any other parking facilities for the Building, for the purpose of this Lease, “Building-standard bulbs” mean bulbs which are typically found in light fixtures in the Premises and other tenant spaces in the Building, but in no event bulbs in Tenant’s furniture, and “Building-standard electric lighting fixtures” mean lighting fixtures which are typically found in the Premises and other tenant spaces in the Building, but in no event fixtures in Tenant’s furniture; (xii) access to the Building, Premises, Parking Garage and Project twenty-four hours per day, seven days a week except during bona fide emergencies (access to the Building and/or Parking Garage when locked, secured, and/or controlled shall be by a card-access system provided by Landlord); (xiii) pest control for the Premises and Project as necessary to maintain a pest free environment; (xiv) interior plant maintenance in the Common Areas; and (xv) security patrol services. Tenant, at Tenant’s expense, shall make arrangements with the applicable utility companies and public bodies to provide, in Tenant’s name, telephone, cable, and any other utility service not provided by Landlord that Tenant desires at the Premises, and upon Tenant’s written request, Landlord agrees to provide prompt and reasonable access at no expense to the Building risers, service areas and other required areas necessary for these services to be established and provided in the Project. Notwithstanding anything contained in this Section 7(a) and/or this Lease to the contrary, after Tenant provides Landlord with not less than 90 days’ prior written notice, Tenant may elect, in its sole discretion, to directly contract, oversee, and pay for cleaning services in the Premises and the Building meeting the minimum specifications set forth on Exhibit I or such higher specifications as Tenant may require beginning on the date specified in Tenant’s notice (which date must be at least 90 days after the date of Landlord’s receipt of such notice). In the event Tenant provides the notice and elects to directly contract for, oversee and pay for cleaning services as provided for in the preceding sentence, Landlord shall stop providing such services as of the date specified in Tenant’s notice and not include the cost for such services in Project Expenses. In the event Tenant elects to have Landlord resume providing cleaning services in the Premises and the Building, Landlord agrees to do so within 90 days after Landlord’s receipt of Tenant’s written notice and thereafter include the cost for such services in Project Expenses.

(b) Landlord shall not be obligated to furnish any services, supplies, or utilities other than as set forth in this Lease or not otherwise included in Operating Expenses; provided, however, upon Tenant’s prior written request sent in accordance with Section 25(o) below, Landlord may furnish additional services, supplies, or utilities, in which case Tenant shall pay to Landlord, Landlord’s then-current reasonable charge for such additional services, supplies, or utilities, or Tenant’s pro rata share thereof, if applicable, as reasonably determined by Landlord based on the typical charge for such service(s) in other Class A Projects. HVAC service to the Premises outside of Business Hours (if required by Tenant) will be provided via an automated system designed to provide after-hours HVAC services, which Landlord shall provide and install prior to the Commencement Date. Landlord’s rate for HVAC service outside of Business Hours for the Initial Term is: (i) if Tenant is leasing 100% of the rentable square footage of the Building, $5.00 per hour; or (ii) if Tenant is not leasing 100% of the rentable square footage of the Building, $30.00 per hour.

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(c) If the Premises or any portion thereof is rendered Untenantable (as defined in Section 6(b)) for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such matters (the “Eligibility Period”) as a result of failure in the water, sewage, air conditioning, heating, ventilating, life safety, elevator systems or electrical systems of the Building, Tenant’s Fixed Rent and Tenant’s Rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises (or portion thereof, as the case may be) remain Untenantable, in the same proportion as the rentable area of the portion of the Premises rendered Untenantable bears to the entire rentable area of the Premises; provided, however, there shall be no abatement of Rent: (i) if Landlord provides to Tenant other space in the Building that is reasonably suited for the temporary operation of Tenant’s business and pays all costs associated with moving the furniture, fixtures and equipment Tenant requires in such space; (ii) if the failure is caused in whole or in part by a governmental directive, failure of a utility provider to provide service to the Premises or by the negligent or willful acts or omissions of Tenant or a Tenant Agent; (iii) if such failure is caused by a fire or other casualty; or (iv) when such failure is caused by a Force Majeure Event. “Tenant Agent” means any agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee, or guest of Tenant.

8. USE; SIGNS; PARKING; COMMON AREAS.

(a) Tenant shall use the Premises for general office use (non-medical) and storage incidental thereto, and for no other purpose (“Permitted Use”). Tenant’s use of the Premises for the Permitted Use shall be subject to all applicable Laws. Tenant represents and warrants to Landlord, for informational purposes only, that Tenant’s current NAICS Code is set forth in Section 1 hereof, provided the foregoing shall not be construed in any manner as a restriction on the Permitted Use.

(b) Landlord shall provide Tenant with Building-standard identification signage on all Building lobby directories and at the main entrance to the Premises, and directional signage at the elevator lobbies on any multi-tenant floors, the costs of which shall be paid for by Landlord for the originally named Tenant, otherwise (including for subtenant signage) by Tenant as Additional Rent within 30 days after Tenant’s receipt of Landlord’s invoice(s) for such signage; provided, however, Landlord agrees there shall be no cost for additions or modifications made to any electronic directory for the Building. Tenant shall have the right to install, at its own expense, appropriate signs containing Tenant’s name in the reception area(s) of the Premises subject to Landlord’s reasonable prior written approval if visible from any Common Areas and, if and so long as the Premises comprise all of the Rentable Floor Area on an individual floor(s), on the walls of the elevator lobbies on each floor leased solely by Tenant, but not in any Common Areas except for the elevator lobbies on any floor leased solely by Tenant. Except as specifically set forth otherwise in this Lease, Tenant shall not place, erect, or maintain any signs at the Premises, the Building, or the Project that are visible from outside of the Premises. Notwithstanding anything contained herein to the contrary, subject to Landlord’s prior consent, not to be unreasonably withheld, conditioned, or delayed, Tenant shall have the right during the Term to install, at its own expense: (i) signage in the lobby of the Building identifying Tenant’s training center which is substantially similar in size and style to the signage Tenant currently has in the lobby of Four Points Center, Building 2, for their training center; and (ii) any sign(s) Tenant desires inside the Premises that is(are) not directly visible from a common area corridor on a multitenant floor.

(c) Provided all of the Monument Signage Conditions (as defined below in this Section) are fully satisfied, Tenant or any Permitted Transferee shall have the exclusive right to cause Landlord, exercisable by the delivery of written notice from Tenant to Landlord within the first 12 months after the Commencement Date, to install one or more panel signs (“Panels”) on the monument sign of the Building (“Monument Sign”), including the arrangement of the Panels, which shall be completed no later than thirty (30) days after the Commencement Date, and be substantially similar in size and design to the monument sign for Four Points Center, Building 2 and will be located at the main entrance to the front of the Building from Four Points Drive, subject to applicable Laws and satisfaction of all of the following terms and conditions (collectively, the “Monument Sign Requirements”): (i) the size and Tenant’s specifications and design of the Panels shall be subject to Landlord’s reasonable prior written consent and generally consistent with the aesthetic standards of the Building; provided, however, Tenant may install a single panel on both sides which takes up the entire Monument Sign; (ii) Landlord shall obtain the Panels on Tenant’s behalf, at a reasonable price based on the typical cost for such signage, at Tenant’s sole cost and expense; (iii) Landlord shall install the Panels, at Tenant’s sole and expense at a reasonable price based on the typical cost for

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such installation; (iv) Landlord shall maintain and repair the Monument Sign, when needed, the reasonable costs of which shall be proportionately paid by Tenant having panel signs on such Monument Sign; (v) Landlord shall maintain and repair the Panels, at Tenant’s sole cost and expense at a reasonable price based on the typical cost for such repair; and (vi) if the Panels requires replacement, such replacement shall be at Tenant’s sole cost and expense at a reasonable price based on the typical cost for such replacement. The “Monument Signage Conditions” are that: (A) after the Commencement Date the originally named Tenant or any Permitted Transferee is paying Rent (subject to the abatement of Fixed Rent) for the Initial Premises; (B) there has been no Event of Default of a monetary nature that remained uncured for ten (10) business days or longer after the cure period provided for in this Lease; and (C) this Lease is in full force and effect. Prior to the Surrender Date (as defined in Section 18(a)), or immediately upon any of the Monument Signage Conditions no longer being satisfied, Landlord shall have the right, at Tenant’s sole cost and expense, to remove the Panel and repair and restore any finishes on the Monument Sign to a condition which is consistent with the remaining finishes at such time on the Monument Sign. Tenant shall pay Landlord for all costs due under this paragraph within 30 days after Tenant’s receipt of Landlord’s invoice therefor. Notwithstanding anything contained herein to the contrary, Tenant may allow any Transferee(s) to place a signage panel(s) on the Monument Sign, and Tenant may change its signage from time to time, subject to the all of the Monument Sign Requirements.

(d) To the extent permitted by applicable Laws, and provided all of the Exterior Signage Conditions (as defined below in this Section) are fully satisfied, Tenant or any Permitted Transferee shall have the exclusive right, at its sole cost and expense (including without limitation with respect to installation, maintenance, and removal), to place up to one sign on each of the exterior façade of the Building and/or the Parking Garage in the locations shown on the rendering of the Building attached hereto as Exhibit G and incorporated herein displaying, at Tenant’s discretion, Tenant’s corporate name and/or logo (“Exterior Signage”). Landlord hereby agrees that Landlord shall not allow the installation of any other tenant name, logo, or any other identifying signage on the exterior of the Building. If Landlord allows more than one (1) other tenant name, logo, or any other identifying signage on the exterior of the Building, then Tenant shall advise Landlord of such default. If Landlord fails to cure such default within 30 days after receipt of Tenant’s default notice, then Landlord shall pay the sum of $100.00 per day to Tenant for each day such signage remains on the Building beyond such 30-day period, payable within thirty (30) days after Landlord’s receipt of Tenant’s invoice(s) therefor. The “Exterior Signage Conditions” are that: (a) after the Commencement Date Tenant or any Permitted Transferee is occupying and paying Rent on at least 100% of the Rentable Floor Area of the Initial Premises, and after the 100% Occupied Date the Premises contain 100% of the Building; (b) there has been no Event of Default monetary nature that remained uncured for ten (10) business days or longer after the cure period provided for in this Lease; and (c) this Lease is in full force and effect. The Exterior Signage shall be subject to Landlord’s reasonable approval in writing as to the placement, color, size, design, construction, and architectural compatibility of the Exterior Signage with the exterior of the Building and the Project. Landlord’s approval of the Exterior Signage shall create no responsibility or liability on the part of Landlord for the completeness, design, or sufficiency thereof, or the compliance of the Signage with the requirements of applicable Laws. On or prior to the Surrender Date, or immediately if any of the Exterior Signage Conditions are no longer true, Tenant shall remove the Exterior Signage, at Tenant’s sole cost and expense, and restore and repair all parts of the Building affected by the installation or removal of the Exterior Signage, to a condition which is consistent with the remaining finishes and other affected portions of the Building at such time and is reasonably acceptable to Landlord. Landlord shall have the right to remove the Exterior Signage at Tenant’s expense if Tenant fails to comply with the preceding sentence. Tenant understands and agrees that it is solely responsible to ensure the upkeep and condition of the Exterior Signage to a level that does not adversely impact the exterior appearance of the Building in Landlord’s reasonable opinion, normal wear and tear excepted. Specifically, any missing letters, whether by loss, destruction, wear, act of God, or otherwise, will be replaced at the full expense of Tenant and shall be repaired or replaced within 30 days after Tenant is aware of the occurrence of such deficiency. In addition to any other rights or remedies provided to Landlord in this Lease, if Tenant shall fail to complete such repair and/or replacement within such 30-day period, Landlord shall have the right, but not the obligation, to start to complete such repair and/or replacement at Tenant’s sole cost and expense, and shall be reimbursed by Tenant within 15 days following Tenant’s receipt of Landlord’s invoice therefor. Prior to constructing or installing the Exterior Signage, Tenant shall have obtained and must continue to maintain all permits and/or approvals which are required to be maintained by applicable Laws with respect to the construction, installation, and maintenance of the Exterior Signage, and shall have provided Landlord with sufficient evidence of the existence of such permits and/or approvals and that the construction and installation of the Exterior Signage will comply in all respects with all applicable Laws. Tenant shall be solely responsible for ensuring that the Exterior Signage is in compliance with all

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present and future applicable Laws. Tenant, at its sole cost and expense, shall insure the Signage as part of Tenant’s Property, and shall also carry liability insurance with respect to the Exterior Signage as part of the insurance coverage Tenant is required to provide hereunder. Tenant shall protect, defend, indemnify, and hold harmless Landlord and all Landlord Indemnitees (as defined in Section 13(a)) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses, and costs (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees, and expert fees and court costs) resulting from and/or arising in connection with or related to the construction, installation, maintenance, use, or removal of the Exterior Signage.

(e) Subject to the reasonable Building rules and regulations, Tenant shall have the exclusive right to use the Common Areas for their intended purposes. Not in limitation of the foregoing, Tenant has the right to exclusively use the Parking Garage, and any other parking spaces located on the Land for parking vehicles which will fit within the lines of the parking spaces. Landlord shall make available to Tenant at no expense, throughout the Term, at least 825 parking spaces, which shall be located in the Parking Garage and the surface parking lot on the Land for the exclusive use by Tenant. Tenant shall have the right to exclusively use all of these spaces beginning on the Commencement Date and continuing thereafter during the Term even if Tenant does not occupy and conduct business in the First Must-Take Premises and/or Second Must-Take Premises. Tenant may, upon prior written notice to Landlord, designate any or all of the parking spaces in the Parking Garage or other spaces on the Land, at Tenant’s sole discretion, as reserved parking spaces, and increase or decrease, at Tenant’s sole discretion, the number of reserved spaces during the Term. Landlord shall not have the right to designate any parking space(s) in the Parking Garage, and any other parking spaces located on the Land as reserved; provided, however, Tenant agrees to designate two (2) parking spaces in the Parking Garage and/or the spaces on the Land, in a location(s) determined in Tenant’s sole discretion initially and the from time to time, for use by Landlord’s maintenance personnel. Landlord shall have the obligation to monitor the availability of parking spaces. Landlord shall take commercially reasonable actions to provide the agreed upon parking spaces, which actions may include installation of an access system at the main entry to the Parking Garage which shall thereafter for the Term limit access to the Parking Garage to only those persons designated by Tenant from time to time.

(f) Landlord shall have the right in its sole discretion to, from time to time, construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas provided any such action(s) does not reduce the number of parking spaces in the Parking Garage to less than the amount required in this Lease, or materially and adversely affect Tenant’s use and occupancy of the Premises, Building, or Project. Landlord, Landlord’s agents, contractors, and utility service providers shall have the right to install, use, and maintain ducts, pipes, wiring, and conduits in and through the Premises provided such installation or use: (i) does not cause the usable area of the Premises to be reduced beyond a de minimis amount; (ii) is performed in such a manner as to cause as little undue disturbance to Tenant as reasonably practical; and (iii) does not materially and adversely affect Tenant’s ability to utilize the Premises for its permitted use and provided such entry into the Premises shall not be performed until Landlord has provided Tenant with no less than twenty-four (24) hours’ prior written notice, and Tenant shall have the right to: (A) have one of its employees accompany Landlord or its agent or representative, as the case may be; and (B) request Landlord to delay such entry for a commercially reasonable purpose, in which case Landlord shall so delay except in the event of an emergency.

(g) Subject to Landlord’s security measures and Force Majeure Events (as defined in Section 25(g)), Landlord shall provide Tenant with access to the Project, Building, and Parking Garage (which in turn shall have access to a public road(s)) and passenger elevator service for use in common with others for access to and from the Premises and Parking Garage 24 hours per day, 7 days per week, except during bona fide emergencies. Landlord shall have the right to limit the number of elevators (if any) to be operated during repairs and during non-Business Hours, but in no event shall less than one (1) elevator be available in the Building and Parking Garage at any time, except during bona fide emergencies. If applicable, Landlord shall provide Tenant with access to the freight elevator(s) of the Building from time to time at no expense to Tenant following receipt of Tenant’s prior request.

9. TENANT’S ALTERATIONS. Except for the Leasehold Improvements specified in Exhibit C of this Lease, and Permitted Improvements (as defined in this Section), Tenant shall not cut, drill into, or secure any fixture, apparatus, or equipment, or make alterations, improvements, or physical additions of any kind to any part of the Premises (collectively, “Alterations”) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. All Alterations shall be completed in compliance with

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all applicable Laws and Landlord’s reasonable rules and regulations for construction, and procedures. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration costing less than $50,000.00 and that: (i) is nonstructural; (ii) does not impact the Building HVAC, electrical, plumbing and fire/life safety systems, involve electrical or drywall work, require a building permit, or materially affect the air quality in the Building any more than Landlord allows for the installation of the Leasehold Improvements or similar improvements performed by or on behalf of another tenant(s) in the Building; and (iii) is not visible from outside of the Premises (except paint or wall finishes which are not limited) (any such Alteration for which Landlord’s consent is not required is referred to herein as “Permitted Improvements”). Landlord shall not require Tenant to use a vendor for services or materials if such vendor is not offering its services or materials at market rates. Tenant shall be solely responsible for the installation and maintenance of its data, telecommunication, and security systems and wiring at the Premises, provided, however, Landlord is responsible for having data and telecommunication services from no less than two independent and unaffiliated vendors in the Building at all times during the Term so Tenant may install such services, which shall be done in compliance with all applicable Laws and Landlord’s reasonable rules and regulations based on rules and regulations in other Class A Projects. With respect to all improvements and Alterations made after the date hereof except for the Leasehold Improvements specified in Exhibit C of this Lease, and Permitted Improvements, other than those made by Landlord pursuant to the express provisions of this Lease, Tenant acknowledges that: (A) Tenant is not, under any circumstance, acting as the agent of Landlord; (B) Landlord did not cause or request such Alterations to be made; (C) Landlord has not ratified such work; and (D) Landlord did not authorize such Alterations within the meaning of applicable State statutes. Nothing in this Lease or in any consent to the making of Alterations or improvements shall be deemed or construed in any way as constituting a request by Landlord, express or implied, to any contractor, subcontractor, or supplier for the performance of any labor or the furnishing of any materials for the use or benefit of Landlord for purposes of State statutes. Except for the Permitted Improvements, the Leasehold Improvements in the Premises, and any other Alterations in space which Tenant leases in the Building for which a fee will be negotiated, Landlord shall be entitled to collect a construction management fee equal to five percent (5%) of the cost of the Alterations in connection with Landlord’s services in the supervising and review of any Alteration. Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators, by bringing in, placing, storing, installing or removing any large or heavy articles which exceed the weight limit for which the applicable area is designed, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem reasonably necessary to properly distribute the weight if the article’s weight is equal to or greater than the weight limit for which the applicable area is designed.

10. ASSIGNMENT AND SUBLETTING.

(a) Except as expressly permitted pursuant to Section 10(c), neither Tenant nor Tenant’s legal representatives or successors-in-interest by operation of law or otherwise, shall sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of all or any interest in this Lease or the Premises, or permit any person or entity other than Tenant to occupy any portion of the Premises (each of the foregoing are a “Transfer” to a “Transferee”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Any Transfer undertaken without Landlord’s prior written consent (other than pursuant to Section 10(c)) shall constitute an Event of Default if not cured within the time periods provided for in Section 17 below, and shall, at Landlord’s option, be void and/or terminate this Lease. For purposes of this Lease, a Transfer shall include, without limitation, any assignment by operation of law, and except as expressly permitted pursuant to Section 10(c), any merger, consolidation, or asset sale involving Tenant, any direct or indirect transfer of control of Tenant, and any transfer of a majority of the ownership interests in Tenant. Consent by Landlord to any one Transfer shall be held to apply only to the specific Transfer authorized, and shall not be construed as a waiver of the duty of Tenant, or Tenant’s legal representatives or assigns, to obtain from Landlord consent to any other or subsequent Transfers pursuant to the foregoing, or as modifying or limiting the rights of Landlord under the foregoing covenant by Tenant.

(b) Without limiting the bases upon which Landlord may reasonably withhold its consent to a proposed Transfer, it shall not be unreasonable for Landlord to withhold its consent if: (i) the proposed Transferee, in Landlord’s reasonable opinion, is not reputable and of good character; or (ii) the nature of such Transferee’s proposed business operation would violate the terms of this Lease, or the use would, in Landlord’s reasonable judgment, not be consistent with other uses in the Building at the time of the proposed Transfer.

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(c) Notwithstanding the foregoing, Tenant shall have the right without the prior consent of Landlord, but after at least 15 days’ prior written notice to Landlord, to make a Transfer to any Affiliate (as defined below), or an entity into which Tenant merges or that acquires substantially all of the assets or stock of Tenant (“Surviving Entity”) (the Surviving Entity or Affiliate are also referred to as a “Permitted Transferee”); provided: (i) Tenant delivers to Landlord the Transfer Information (as defined below); (ii) the Permitted Transferee shall have a tangible net worth at least equal to the greater of the net worth of Tenant on the date of this Lease or on the date of such Transfer; (iii) the originally named Tenant shall not be released or discharged from any liability under this Lease by reason of such Transfer; and (iv) the use of the Premises shall not change; such Transfer is for a good business purpose and not principally for the purpose of transferring the leasehold estate created by this Lease. An “Affiliate” means a corporation, limited liability company, partnership, or other registered entity, 50% or more of whose equity interest is owned by the same persons or entities owning 50% or more of Tenant’s equity interests, a subsidiary, or a parent corporation.

(d) If at any time during the Term Tenant desires to complete a Transfer, Tenant shall give written notice to Landlord of such desire together with the Transfer Information. If Tenant desires to assign this Lease or to sublease the entire Premises for substantially the remainder of the Term at the time of such sublease other than pursuant to Section 10(c), Landlord shall have the right to accelerate the Expiration Date (this acceleration and all other references to acceleration in this Section are defined as “Recapture”) so that the Expiration Date shall be the date on which the proposed assignment or sublease would be effective and after such date Tenant shall have no further obligations under this Lease. If Landlord elects to accelerate the Expiration Date pursuant to this paragraph, Tenant shall have the right to rescind its request for Landlord’s consent to the proposed assignment or sublease by giving written notice of such rescission to Landlord within 10 days after Tenant’s receipt of Landlord’s acceleration election notice. If Tenant does not so rescind its request, Tenant shall deliver the Premises to Landlord in the same condition as Tenant is, by the terms of this Lease, required to deliver the Premises to Landlord upon the Expiration Date.

(e) If Tenant desires at any time to make a Transfer other than pursuant to Section 10(c), it shall first give Landlord a notice (the “Transfer Notice”) that includes the “Transfer Information” which means the following information: (i) a copy of the fully executed assignment and assumption agreement, or sublease agreement, as applicable (with respect to a Permitted Transfer, such agreement to be delivered to Landlord within 10 business days after the transaction closes); (ii) a copy of the then-current financials of the Transferee (either audited or certified by the chief financial officer of the Transferee); (iii) a copy of the formation certificate and good standing certificate of the Transferee; (iv) the date on which Tenant proposes that the Transfer be effective, which shall be at least ten (10) business days after the Transfer Notice; and (iv) such other reasonably requested information by Landlord needed to confirm or determine Tenant’s compliance with the terms and conditions of this Section. Landlord shall then have a period of ten (10) business days following receipt of the Transfer Notice within which to notify Tenant in writing whether Landlord elects to: (i) Recapture the Transfer Space as provided for above in this Section; (ii) permit Tenant to assign this Lease or sublet such space for the duration specified by Tenant in its notice; or (iii) reasonably reject the proposed assignment or sublease. If Landlord fails to notify Tenant in writing of its election within the ten (10) business day period, Landlord shall be deemed to have elected not to permit Tenant to assign this Lease or sublet such space for the duration specified by Tenant in its notice. Notwithstanding the foregoing, if Landlord fails to respond within such—ten (10) business day period, Tenant may thereafter send to Landlord a second written request for approval of the proposed Transfer, which request must set forth in bold and 14-point capitalized type on the first page thereof the following statement: “SECOND AND FINAL REQUEST—LANDLORD HAS 10 BUSINESS DAYS TO RESPOND PURSUANT TO SECTION 10” (“Second Transfer Request”). If Landlord then fails to respond to the Second Transfer Request within 10 business days after receipt thereof, Landlord shall be deemed to have elected to consent to the proposed Transfer, but Landlord shall not be estopped by or deemed to have approved any specific terms of the Transfer (such as, for example, if the assignment document were to release Tenant from any further liability under this Lease or if the sublease provides for a sublease term extending beyond the term of this Lease).

(f) Any sums or other economic consideration received by Tenant as a result of any Transfer (except rental or other payments received that are attributable to the amortization of the cost of leasehold improvements made to the transferred portion of the Premises by Tenant for the Transferee, and other reasonable expenses incident to the Transfer, including standard leasing commissions) whether denominated rentals under the

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sublease or otherwise, that exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such Transfer) shall, at Landlord’s option, be divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rent on a monthly basis without affecting or reducing any other obligation of Tenant hereunder. In addition, the following costs shall be deducted from such excess prior to Tenant being required to pay the Additional Rent specified in the preceding sentence: (i) market leasing commissions paid by Tenant in connection with the Transfer; (ii) tenant improvement costs paid to or on behalf of Tenant’s Transferee by Tenant (iii) other economic concessions (planning allowance, lease takeover payments, moving expenses, etc.) paid by Tenant; to or on behalf of the Transferee in connection with the Transfer; and (iv) Tenant’s reasonable attorneys’ fees paid by Tenant in connection with the Transfer.

(g) Regardless of Landlord’s consent to a proposed Transfer which requires Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations or alter Tenant’s primary liability to fully and timely pay all Rent when due from time to time under this Lease and to fully and timely perform all of Tenant’s other obligations under this Lease, and the originally named Tenant and all assignees shall be jointly and severally liable for all Tenant obligations under this Lease. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. If a Transferee defaults in the performance of any of the terms of this Lease, Landlord may proceed directly against the originally named Tenant without the necessity of exhausting remedies against such Transferee. If there has been a Transfer and an Event of Default occurs, Landlord may collect Rent from the Transferee after providing Transferee with written notice and apply the amount collected to the Rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Section, an acceptance of such Transferee as tenant hereunder or a release of Tenant from further performance of the covenants herein contained.

11. REPAIRS AND MAINTENANCE.

(a) Except with respect to Landlord Repairs (as defined below) and Landlord Services specified in Section 7 of this Lease, Tenant, at Tenant’s expense, shall keep and maintain the Premises in good order and condition wear and tear, and Sections 14 and 15 excepted, including promptly making all repairs necessary to keep and maintain such in good order and condition. The term “wear and tear” as used in this Lease does not, and shall not be deemed to, include any damage or deterioration that could have been prevented through proper use, or by Tenant’s full and timely performance of all its obligations under this Lease. When used in this Lease, “repairs” shall include repairs and any reasonably necessary replacements. To the extent that Tenant requests in writing that Landlord make repairs that are Tenant’s obligation to make under this Lease, Landlord may elect to make such repairs on Tenant’s behalf, at Tenant’s expense, and Tenant shall pay to Landlord such expense along with a fee in the amount of five percent (5%) of such cost. If an Event of Default of a monetary nature has occurred under this Lease and remains uncured, Landlord may elect to require that Tenant prepay the amount of such repair. All repairs made by Landlord or Tenant shall utilize materials and equipment that are at least equal in quality, number, and usefulness to those originally used in constructing the Building and the Premises. If either Tenant or Landlord (at Tenant’s request) installs and/or operates HVAC equipment which is not part of the HVAC system required to provide the HVAC services specified in Section 7 of this Lease, including without limitation Supplemental Unit(s) (“Tenant’s Supplemental HVAC”) and/or any Alteration other than the Leasehold Improvements, Tenant, at Tenant’s expense, shall maintain Tenant’s Supplemental HVAC and/or such Alteration in a clean and safe manner and in proper operating condition throughout the Term and, with respect to Tenant’s Supplemental HVAC, under a service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord, including inspection and maintenance on at least a semiannual basis, and provide Landlord with a copy thereof. Within 10 days after Tenant’s receipt of Landlord’s written request, Tenant shall provide Landlord with evidence that such contract is in place. All repairs, if any, required to the Building and/or the Project made necessary directly by reason of the installation, maintenance, and operation of Tenant’s Supplemental HVAC and Alterations other than the Leasehold Improvements shall be Tenant’s expense. In the event of an emergency, such as a burst waterline or act of God, Landlord shall have the right to make repairs for which Tenant is responsible hereunder (at Tenant’s cost) without giving Tenant prior notice, but in such case Landlord shall provide notice to Tenant as soon as practicable thereafter, and Landlord shall take commercially reasonable steps to minimize the costs incurred.

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(b) Landlord, at Landlord’s expense (except to the extent such expenses are includable in Project Expenses), shall keep and maintain the following in good order and condition (consistent with the quality of labor and materials used in the other Class A Projects) and repair defects in, damage to, and make all necessary repairs to: (i) the footings and foundations and the structural elements of the Building and Parking Garage; (ii) the roof of the Building; (iii) the systems, including, but not limited to, HVAC, plumbing, elevators, electric, fire protection and fire alert, storm water and other drainage, and access systems within or upon or about the Building and Parking Garage for service to the Building, Premises, and Common Areas, but specifically excluding Tenant’s Supplemental HVAC and Alterations other than the Leasehold Improvements; (iv) the Building and Parking Garage exterior including, but not limited to, the exterior walls and windows; (v) the Common Areas including, but not limited to, the Parking Garage, driveways, sidewalks, and any other improvements, and systems (such as irrigation) or landscaping on the Land; and (vi) bathrooms in the Premises (collectively, “Landlord Repairs”). Any provision of this Lease to the contrary notwithstanding, any repairs to the Project or any portion thereof made necessary by the negligent or willful act or omission of Tenant or any employee, agent, subtenant, contractor or invitee of Tenant shall be made at Tenant’s expense unless such maintenance or repair is otherwise covered by Landlord’s insurance or would have been covered by Landlord’s insurance had Landlord obtained the insurance required in Section 12, subject to the waivers set forth in Section 12(c).

(c) The parties agree it is in their mutual best interest that the Building and Premises be operated and maintained in a manner that is environmentally responsible, fiscally prudent, and provides a safe and productive work environment. Accordingly, Tenant shall use commercially reasonable efforts to conduct its operations in the Building and within the Premises to: (1) minimize to the extent reasonably feasible: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the amount of material entering the waste stream; and (iv) negative impacts upon the indoor air quality of the Building; and (2) permit the Building to maintain its LEED rating and an Energy Star label, to the extent applicable. Landlord shall use commercially reasonable efforts to operate and maintain the Common Areas of the Building to: (1) minimize to the extent reasonably feasible: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the amount of material entering the waste stream; and (iv) negative impacts upon the indoor air quality of the Building; and (2) permit the Building to maintain its LEED rating and an Energy Star label, to the extent applicable, the costs of which shall be included in Project Expenses (except to the extent otherwise not permitted). Notwithstanding anything contained in this Lease to the contrary, in no event shall Tenant be required to take any action, make any effort, and/or incur any cost to seek or achieve a LEED rating for the Premises (including the Initial Premises, the First Must-Take Premises, the Second Must-Take Premises, and additional space, if any, leased by Tenant) or maintain a LEED rating for the Premises if Landlord seeks or achieves a LEED rating for the Premises.

12. INSURANCE; SUBROGATION RIGHTS.

(a) During the Term and Early Access (as defined in Exhibit C), Tenant, at Tenant’s expense, shall obtain and keep in force at all times as of the Commencement Date (or Tenant’s earlier accessing of the Premises) commercial general liability insurance including contractual liability and personal injury liability with a combined single limit of $3,000,000 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property which shall be primary and noncontributory. The $3,000,000 requirement stated in the preceding sentence shall remain effective and not be subject to change until three (3) years after the Commencement Date. Thereafter, commencing on the first day of the fourth (4th) anniversary date of the Term and then no more frequently than once each three (3) years on the anniversary date of this Lease, if, in the reasonable and documented opinion of Landlord and the independent insurance broker retained by Landlord, the amount of Tenant’s commercial general liability coverage at that time is not adequate, Landlord shall provide written notice to Tenant of the proposed amount for the revised combined single limit, which notice shall include the independent insurance broker’s detailed explanation for the proposed increase, and Tenant may increase such liability insurance coverages as reasonably required by Landlord; provided, however, such increases shall not exceed commercially reasonable insurance coverages required to be carried by tenants leasing comparable office space in Class A Projects for a comparable type of business as Tenant. Such limit can be achieved by a primary policy or a combination of primary and umbrella/excess policies. Tenant shall, at its sole cost and expense, maintain in full force and effect a policy of “special form” property insurance on Tenant’s Property for full replacement value and with coinsurance waived. “Tenant’s Property” means Tenant’s trade fixtures, equipment, personal property, and Specialty Alterations (as defined in Section 18(b)), but not Leasehold Improvements or Alterations that are not Specialty Alterations. During the Term and Early Access, Tenant shall require its movers for any move into or out of the Building for which Tenant has previously received written authorization to procure and

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deliver to Landlord a certificate of insurance naming Landlord (for which Tenant has been previously provided, in writing, the name, street address, phone number and email address for, and is still applicable at such time) as an additional insured. No liability insurance required hereunder shall be subject to cancellation or material modification without at least 30 days’ prior notice to Landlord. Liability insurance specified under this Section 12(a) shall name Tenant as insured, and Landlord, Landlord’s property manager, and Brandywine Realty Trust shall be named additional insureds (if not already provided for in policy language). If requested in writing by Landlord, Tenant shall also name any mortgagee or holder of any mortgage that may be or become a lien upon any part of the Premises as its interests may appear provided Tenant has been previously provided, in writing, the name, street address, phone number and email address for each of these parties, and all such parties are still applicable at such time. No later than the Commencement Date, Tenant shall provide Landlord with certificates that evidence that all insurance coverages required under this Lease are in place for the policy periods. Tenant shall also furnish to Landlord and/or Landlord’s designated agent throughout the Term replacement certificates at least 10 days prior to the expiration dates of the then-current policy or policies provided Tenant has been previously provided, in writing, the name, street address, phone number and email address for each of these parties, and all such parties are still applicable at such time or, within thirty (30) days of Tenant’s receipt of a written request by Landlord and/or its agent from time to time, a copy of the insurance certificate evidencing coverage Tenant is required to carry pursuant to this Lease to evidence that the insurance required under this Section is in full force and effect. All insurance required under this Lease shall be issued by an insurance company that has been in business for at least 5 years or is a successor company to an insurance company that has been in business for at least five (5) years, is authorized to do business in Texas, and has a financial rating of at least an A-IX as rated in the most recent edition of Best’s Insurance Reports. The limits of any such required insurance shall not in any way limit Tenant’s liability under this Lease or otherwise. If Tenant fails to maintain such insurance, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense, which expense shall be reimbursed by Tenant as Additional Rent within 30 days after Tenant’s receipt of Landlord’s written demand for payment which shall include certificates that evidence that all insurance coverages required under this Lease are in place for the policy periods. Any deductible under such insurance policy in excess of $100,000 shall be approved by Landlord in writing prior to the issuance of such policy which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall not self-insure without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned, or delayed.

(b) Landlord shall obtain and maintain in force the following insurance policy or policies at the time construction of the Building commences, and at all times thereafter during the Term: (i) replacement cost insurance including “all risk of physical loss” real and personal property insurance on the Building and Parking Garage, in an amount equal to the full replacement cost (as such may increase from time to time) of the Building, Parking Garage, and including without limitation the Leasehold Improvements and improvements to the Common Areas (exclusive of Tenant’s Property), and including rental loss insurance in an amount equal to not less than eighteen (18) months’ Rent for the Building; (ii) a commercial general liability insurance policy or policies (including bodily injury and property damage and all risks and hazards as are customarily insured against by others similarly situated and operating like properties) covering the Project in amounts reasonably required by Landlord or any Mortgagee (as defined in Section 16) but in no event, less than a combined single limit of not less than three million dollars ($3,000,000.00) per occurrence, with an adjustable umbrella policy coverage for such risks of at least five million dollars ($5,000,000.00) and subject to annual aggregate limits of not less than five million dollars ($5,000,000.00); (iii) a policy of workers’ compensation insurance, if any, as required by applicable law and (iii) such other insurance as reasonably required by Landlord or any Mortgagee provided such other types of insurance and their coverage limits are generally consistent with that maintained by landlords in other Class A Projects.

(c) To the extent that and so long as the same is permitted under the laws and regulations of the State of Texas, Landlord and Tenant shall each have included an appropriate clause in or endorsement in all policies of insurance respectively obtained by them covering the Project, the Premises, Building and Parking Garage or any portion thereof and personal property, fixtures, and equipment or any contents located therein, wherein the insurer waives all rights of subrogation and consents to a waiver of right of recovery against Landlord or Tenant in connection with any loss or damage thereby insured against that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to the Premises, the Building, Parking Garage or the Project, pursuant to the terms of this paragraph. Landlord and Tenant shall each provide the other with proof of such waivers of subrogation on the part of each insurance carrier within thirty (30) days after receipt of the other parties’ request. Both Landlord and Tenant agree to immediately give each insurance company which has issued to it policies of property insurance written notice of the terms of such mutual waivers and to cause

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such insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of such waivers. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each hereby releases the other, and waives its right of recovery against the other, for any direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance policy or any other policies carried by the waiving party to the extent such losses or damages are actually covered by such insurance policies after application of any commercially reasonable deductible (or would have been covered if the party had obtained and maintained the insurance it was required to carry under this Lease or if Tenant did not elect to self-insure), WHETHER OR NOT SUCH DAMAGE OR LOSS MAY BE ATTRIBUTABLE TO THE NEGLIGENCE OF EITHER PARTY OR THEIR AGENTS, INVITEES, CONTRACTORS, OR EMPLOYEES. Each property insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary to effect the foregoing. Such waiver shall not limit any other waiver made under this Lease. Landlord and Tenant each also hereby releases the other, and waives its right of recovery against the other, for any direct or consequential loss or damage arising out of or incident to the perils that would be covered by the property insurance policy or policies required to be carried by the waiving party after application of any commercially reasonable deductible even if not actually carried, WHETHER OR NOT SUCH DAMAGE OR LOSS MAY BE ATTRIBUTABLE TO THE NEGLIGENCE OF EITHER PARTY OR THEIR AGENTS, INVITEES, CONTRACTORS, OR EMPLOYEES. THE PARTIES HEREBY ACKNOWLEDGE THAT THIS WAIVER OF SUBROGATION PROVISION APPLIES EVEN IF THE RELEASED PARTY IS NEGLIGENT.

13. INDEMNIFICATION.

(a) Subject to Section 12(c), Tenant shall defend, indemnify, and hold harmless Landlord, Landlord’s property manager, Brandywine Realty Trust, and each of Landlord’s directors, officers, members, partners, trustees, employees, and agents (collectively, “Landlord Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising out of or from or related to: (i) Tenant’s breach of this Lease; (ii) any negligence or willful act of Tenant, any Tenant Indemnitees (as defined below), or any Tenant Agent; and (iii) any acts or omissions occurring at, or use or operation of, the Premises during the Term or during any other period of Tenant’s possession of the Premises, except to the extent arising from Landlord’s negligence or willful misconduct or Landlord’s breach of any of its obligations under this Lease. If Tenant fails to promptly defend a Landlord Indemnitee following written demand by the Landlord Indemnitee, the Landlord Indemnitee shall defend the same at Tenant’s expense, by retaining or employing counsel reasonably satisfactory to such Landlord Indemnitee.

(b) Subject to Section 12(c), Landlord shall defend, indemnify, and hold harmless Tenant and each of Tenant’s directors, officers, members, partners, trustees, employees, and agents (collectively, “Tenant Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising out of or from or related to: (i) Landlord’s breach of this Lease; and (ii) any negligence or willful misconduct of Landlord or any Landlord Indemnitees or any of Landlord’s contractors. If Landlord fails to promptly defend a Tenant Indemnitee following written demand by the Tenant Indemnitee, the Tenant Indemnitee shall defend the same at Landlord’s expense, by retaining or employing counsel reasonably satisfactory to such Tenant Indemnitee.

(c) Subject to Section 12(c), Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The provisions of this Section shall survive the Expiration Date.

14. CASUALTY DAMAGE. If the Project, Premises, Building or Common Area of the Building serving or providing access to the Premises, and/or the Parking Garage is damaged by fire or other casualty (whether or not the Premises are affected) (a) and in Landlord’s reasonable estimation, restoration thereof cannot reasonably be completed within two hundred ten (210) days after the date of the casualty; or (b) Landlord’s Mortgagee shall require that insurance proceeds, or any portion thereof, from Landlord’s insurance be used to retire the Mortgage debt in whole or in part such that the cost of performing the required repair and restoration exceeds the insurance proceeds available to Landlord; or (c) the damage results from a risk which is not fully insured under the insurance policies required by the Lease (except for any deductible amount of such loss under the policy maintained by

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Landlord); or (d) there is substantial damage which occurs during the last eighteen (18) months of the Term, then in any such event Landlord shall give Tenant a written notice (the “Damage Notice”) no later than forty-five (45) days following the date of such damage including a good faith estimate of the date (“Estimated Restoration Date”) on which the repair of the damage will be substantially complete and whether the loss is covered by Landlord’s insurance coverage. Either Landlord or Tenant may elect to terminate this Lease by notice in writing to the other party within thirty (30) days after the date of Tenant’s receipt of the Damage Notice; provided, however, if the Damage Notice specifies that the insurance proceeds are insufficient to cover the cost of the repairs, Tenant may, in its sole discretion, elect to pay Landlord the excess of the cost of such repairs over the amount of available insurance proceeds, by giving Landlord notice thereof within 10 days after receipt of the Damage Notice, in which event neither party will elect to terminate this Lease based on the lack of sufficient insurance proceeds and Landlord will proceed with the repair thereof, with Tenant funding such excess cost to Landlord as the funds are required. If all or any portion of the Premises, Building or Common Area of the Building serving or providing access to the Premises and/or the Parking Garage shall be damaged by fire or other casualty, Landlord shall, except as otherwise provided herein, repair, rebuild and restore the Project, Premises, Building and Common Area and/or Parking Garage (exclusive of Tenant’s Property) as promptly as practicable under the circumstances at the expense of Landlord. Such restoration shall be to substantially the same condition that existed prior to the casualty, except for modifications, if any, required by zoning and building codes and other applicable Laws then in effect and applicable to such restoration or by the holder of a Mortgage on the Building and any other modifications to the Common Areas deemed desirable by Landlord (provided (i) access to the Premises and any common restrooms serving the Premises is not materially impaired, and (ii) the quality and character of such modifications are no less than the condition that existed prior to the casualty). Upon any damage to the Premises, Landlord shall repair, rebuild, and restore the Leasehold Improvements and Alterations (exclusive of Tenant’s Property) installed in the Premises to the condition stated above. Unless Landlord or Tenant elects to terminate this Lease as provided in this Section, this Lease will remain in full force and effect and Landlord shall repair such damage to the extent required in this Section as expeditiously as possible under the circumstances and, during the period required for restoration, a just and proportionate part of Rent shall be abated during the time and to the extent the Premises, or portion thereof, are Untenantable (as defined in Section 6(b) of this Lease) as of the date of the casualty and such abatement shall continue until the Premises, or portion thereof, Building or Common Area of the Building serving or providing access to the Premises and/or the Parking Garage are repaired or rebuilt and made tenantable; provided however, if the damage to the Building or any Building Systems or Common Area of the Building serving or providing access to the Premises and/or the Parking Garage has not been repaired and the Premises made ready for occupancy within two (2) months after the Estimated Restoration Date, then Tenant shall have the right and option to terminate this Lease by giving written notice to Landlord within fifteen (15) days after the end of such two (2)-month period; provided, however, there shall be no abatement of Rent if Landlord provides to Tenant other space in the Building which is reasonably suited for the temporary operation of Tenant’s business and Landlord pays all costs associated with moving the furniture, fixtures, equipment and telecommunication services Tenant requires in such space. Notwithstanding the foregoing, during any Rent abatement period under this Lease, Tenant shall pay Landlord as Rent Landlord’s normal charges for all services and utilities provided to and used by Tenant, if any, during the period of the Rent abatement. If Landlord should elect or be obligated pursuant to this Lease to repair or rebuild because of any damage or destruction, Landlord’s obligation to repair or restore the Premises, Building or any portion thereof shall be limited to the level of restoration stated above for the Building and the Leasehold Improvements in the Premises and shall not extend to any furniture, equipment, supplies or other personal property owned or leased by Tenant, its employees, contractors, invitees or licensees. Landlord shall not be liable for any inconvenience or annoyance to Tenant or Tenant Indemnitees, injury to Tenant’s business, or pain and suffering, resulting in any way from such damage or the repair thereof. The provisions of this Lease, including this Section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any Law with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

15. CONDEMNATION. If a taking renders the Building or Premises reasonably unsuitable for the Permitted Use, this Lease shall, at either party’s option exercised by written notice to the other within 30 days after such taking, terminate as of the date title to condemned real estate vests in the condemner, the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to the date of such taking, all Rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability

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for any unaccrued obligations hereunder; provided, however, a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Building or Premises taken shall be of such extent and nature as materially to handicap, impede, or impair Tenant’s use of the balance of the Premises or of the Building for its normal business operations. If this Lease is not terminated after a condemnation, then notwithstanding anything to the contrary in this Lease, Fixed Rent and Additional Rent shall be equitably reduced in proportion to the area of the Premises that has been taken for the entire balance of the Term or the period of time during the Term during which the taking occurs. Tenant shall have the right to make a claim against the condemner for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemner to Landlord.

16. SUBORDINATION; ESTOPPEL CERTIFICATE.

(a) Landlord represents and warrants to Tenant that, as of the date of this Lease: (i) it is the fee simple owner of the Land; and (ii) there are no (a) superior leases, or (b) mortgages with respect to the Project, Premises, Building, Parking Garage, or the Land. Subject to Tenant’s rights under this Section 16, and Landlord’s obligation to obtain a Subordination Agreement (defined below in this Section), this Lease shall be subordinate at all times to the lien of any mortgages hereafter placed upon the Project and land of which they are a part (“Mortgage”) without the necessity of any further instrument except a Subordination Agreement signed by the Mortgagee (as defined in this Section) or other act on the part of Tenant to effectuate such subordination. Landlord agrees to obtain from the Mortgagee, a signed subordination, non-disturbance and attornment agreement in a form reasonably acceptable to Tenant and the applicable Mortgagee (a “Subordination Agreement”) contemporaneously with and as a condition to Landlord’s execution of any such mortgage or ground lease entered into after the Effective Date of this Lease which Tenant agrees to execute within ten (10) business days of delivery by Landlord. Tenant further agrees to execute and deliver within 10 days after Landlord’s request and presentation of a Subordination Agreement evidencing such subordination and attornment as shall be reasonably required by the Mortgagee. If to Tenant’s actual knowledge Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give to the holder (the “Mortgagee”) of any mortgage or deed of trust or ground lease hereafter placed upon the Premises, Building, and/or Project whose name and address has been furnished to Tenant in writing in the form of a notice in the manner provided for in Section 21 of this Lease, and is the Mortgagee at the time of such default, notice (“Tenant’s Default Notice”) by overnight mail of any such default that Tenant shall have served upon Landlord. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee. If Landlord shall fail to cure such default within the time period specified in Section 17(i) of this Lease, the Mortgagee shall have 30 additional days from the date of Tenant’s Default Notice within which to cure such default or such longer period as may be reasonably necessary to complete the cure (not to exceed 60 additional days), provided the Mortgagee has commenced and is proceeding diligently and in good faith to cure such default including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure. Notwithstanding the foregoing, any Mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution and delivery, and in that event the Mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the Mortgage.

(b) Tenant shall attorn to any foreclosing mortgagee, purchaser at a foreclosure sale or by power of sale, or purchaser by deed in lieu of foreclosure (“successor landlord”) pertaining to the Project subject to the terms of a Subordination Agreement executed by successor landlord and Tenant. Subject to the conditions specified in the preceding sentence, Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease and shall promptly, without payment to Tenant of any consideration therefor, execute and deliver any commercially reasonable instrument that such successor landlord may request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions, and covenants as are set forth in this Lease and shall be applicable after such attornment, except that the successor landlord shall not be bound by any modification of this Lease which occurs after the foreclosure, purchase at a foreclosure sale or by power of sale, or purchaser by deed in lieu of foreclosure and is not approved by the successor landlord, or by any previous prepayment of more than one month’s rent after the foreclosure, purchase at a foreclosure sale or by power of sale, or purchaser by deed in lieu of foreclosure, unless such modification or prepayment shall have been expressly approved in writing by the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord. With respect to any assignment by Landlord of Landlord’s interest in

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this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to any Mortgagee, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Mortgagee, shall never be deemed an assumption by such Mortgagee of any of the obligations of Landlord hereunder, unless such Mortgagee shall, by written notice sent to Tenant, specifically elect, or unless such Mortgagee shall foreclose the Mortgage and assume ownership of the Project. Tenant, upon receipt of written notice from a Mortgagee that Landlord is in default under the loan documents for the Project, and such Mortgagee is therefore entitled to collect Rent specified in this Lease, and directing that Rent under this Lease should be paid to such Mortgagee. Tenant shall thereafter comply with such direction and pay Rent as directed by such Mortgagee pursuant to the terms this Lease, all rentals and all other monies due or to become due to Landlord under this Lease and the payment of such rentals and all other monies to such Mortgagee shall constitute the payment of such rentals and all other monies under this Lease. Tenant shall not be required to determine whether Landlord is in default under the loan documents and Landlord hereby expressly and irrevocably authorizes Tenant to make such payments to such Mortgagee upon such notice and direction and hereby releases and discharges Tenant from any liability to Landlord or any party claiming by, through or under Landlord on account of any such payments.

(c) Tenant must at any time and from time to time, within 10 days after receipt of Landlord’s written request, execute and deliver to Landlord an estoppel certificate certifying all reasonably requested information pertaining to this Lease.

17. DEFAULT AND REMEDIES.

(a) An “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder if: (i) Tenant fails to pay any Rent when due and such failure continues for more than 5 business days after Tenant’s receipt of Landlord’s written notice of such failure; provided, however, in no event shall Landlord have any obligation to give Tenant more than 2 such notices in any consecutive 12-month period, after which during such consecutive 12-month period there shall be an Event of Default if Tenant fails to pay any Rent when due, regardless of Tenant’s receipt of notice of such non-payment; (ii) Tenant fails to bond over or remedy a mechanic’s or materialmen’s lien for work or services authorized by Tenant in writing the payment for which is delinquent within 10 days after Tenant’s receipt of Landlord’s written notice of such lien; (iii) there is any assignment or subletting (regardless of whether the same might be void under this Lease) in violation of the terms of this Lease and such violation continues for more than 5 business days after Tenant’s receipt of Landlord’s written notice of such violation; (iv) the occurrence of any default beyond any applicable notice and/or cure period under any guaranty executed in connection with this Lease; (v) Tenant fails to deliver any Landlord provided estoppel certificate or subordination agreement within 5 business days after receipt of notice that such document was not received within the time period required under this Lease; (vi) Tenant’s or any Guarantor’s filing of a voluntary petition for relief, or the filing of a petition against Tenant or any Guarantor in a proceeding under the federal bankruptcy or other insolvency laws that is not withdrawn or dismissed within 45 days thereafter, or Tenant’s rejection of this Lease after such a filing, or, under the provisions of any law providing for reorganization or winding up of corporations, the assumption by any court of competent jurisdiction of jurisdiction, custody, or control of Tenant or any substantial part of its property, or of any Guarantor, where such jurisdiction, custody, or control remains in force, unrelinquished, unstayed, or unterminated for a period of 45 days; (vii) Tenant fails to observe or perform any of Tenant’s other agreements or obligations under this Lease and such failure continues for more than 30 days after Tenant’s receipt of Landlord’s written notice of such failure, or the expiration of such additional time period as is reasonably necessary to cure such failure (not to exceed 60 additional days), provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such failure; or (viii) Tenant fails to deliver either the original LOC or the new LOC as and when required under Section 4(a) above, and then fails to cure such default within 5 business days after receipt of written notice from Landlord that such LOC was not timely received. If Tenant fails to respond in writing (including email) to any Landlord-requested estoppel certificate or subordination agreement that is required to be given pursuant to the terms of this Lease within 10 days after Tenant’s receipt of Landlord’s written notice that such estoppel certificate or subordination agreement was not received within the time period required under this Lease, in addition to all other remedies available to Landlord, Tenant must pay to Landlord as liquidated damages therefor an amount equal to 1/30 of the then-current monthly Fixed Rent for each day that Tenant fails to respond in writing or so deliver such certificate to Landlord after the expiration of such 10-day period.

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(b) Upon the occurrence of an Event of Default, Landlord, in addition to the other rights or remedies it may have under this Lease, at law, or in equity, and without prejudice to any of the same, shall have the option, without any notice to Tenant and with or without judicial process, to pursue any one or more of the following remedies:

(i) Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and Tenant shall pay Landlord upon demand for all losses and damages that Landlord suffers or incurs by reason of such termination, including damages in an amount equal to the total of: (A) the reasonable and documented actual costs of repossessing the Premises and all other reasonable and documented actual expenses incurred by Landlord in connection with Tenant’s default; (B) the unpaid Rent earned as of the date of termination; (C) all Rent for the period that would otherwise have constituted the remainder of the Term, discounted to present value at the rate quoted, from time to time, as the “Prime Rate” in the column entitled “Money Rates” in The Wall Street Journal (or if the Money Rates column is no longer published, the Prime Rate shall be the prime rate announced by the country’s largest bank), less the aggregate reasonable rental value of the Premises for the same period; and (D) all other sums of money and damages owing by Tenant to Landlord.

(ii) Landlord shall have the right to terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises by forcible detainer or forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease. If Tenant receives written notice of a termination of its right to possession, such notice will serve as both a notice to vacate, notice to pay or quit, and a demand for possession of, the Premises, and Landlord may immediately thereafter initiate a forcible detainer action without any further demand or notice of any kind to Tenant.

(iii) Landlord shall have the right to enter and take possession of all or any portion of the Premises without electing to terminate this Lease, in which case Landlord shall have the right to relet all, or any portion of the Premises on such terms as Landlord deems advisable. Landlord will not be required to incur any expenses to relet all or any portion of the Premises, although Landlord may at its option incur customary leasing commissions or other reasonable costs as Landlord shall deem necessary or appropriate to relet. In no event will the failure of Landlord to relet all or any portion of the Premises reduce Tenant’s liability for Rent or damages; provided, however, neither the foregoing nor anything else contained in this Section shall relieve Landlord from any obligation under Texas law to mitigate the damages of Landlord arising as a result of an Event of Default by Tenant under this Lease and shall not be construed in any way as a provision or provisions which purports/purport to waive a right of Tenant to require that Landlord mitigate, or to exempt Landlord from a duty to mitigate (or from liability for its failure to satisfy such duty), Landlord’s damages arising due to an Event of Default by Tenant under this Lease. However, Landlord shall have no duty to mitigate damages caused by an Event of Default other than as specifically set forth in Section 91.006 of the Texas Property Code, as it may be amended. Landlord must have full possession of all of the Premises before any duty to mitigate damages will arise, and Landlord shall be conclusively deemed not to be in full possession of all of the Premises if any litigation or other proceeding is pending in which Tenant is asserting a right to regain possession of the Premises and/or disputing Landlord’s right to possession of the Premises. To satisfy Landlord’s obligation under Texas law to mitigate its damages following an Event of Default by Tenant under this Lease, Landlord must only retain a real estate broker (such broker can be the same as the broker that is leasing the other space in the Building and/or Project which is available for rent) to market the Premises and acknowledge through such broker that all portions of the Premises are available for lease, and such retention shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises; provided, however, in no event shall Landlord be obligated to: (i) relet to an affiliate of Tenant or any party not acceptable to any mortgagee or lessor of Landlord; (ii) relet all or any portion(s) of the Premises for less than the then market value of such Premises as determined by Landlord; or (iii) relet all or any portion(s) of the Premises unless there is/are no other comparable space/spaces available for lease at the Project or any other property owned by Landlord or an affiliate of Landlord within a 10-mile radius of the Project. Additionally, with respect to provisions of the laws of Texas that require that Landlord use reasonable efforts to relet the Premises and mitigate its damages following an Event of Default, the following shall apply in determining whether efforts by Landlord to relet are reasonable: (1) Landlord may elect to lease other comparable, available space at the Project, if any, before reletting all or any portion of the Premises; (2) Landlord may elect to consent to the assignment or sublease by an existing tenant of the Project before reletting all or any portion of the Premises; (3) Landlord may decline to relet all or any portion of the Premises to a prospective tenant if the nature of such prospective tenant’s business is not consistent with the tenant mix of the Project or with any other tenant leases that contain provisions prohibiting Landlord from leasing space at the Project for certain uses, or if the nature of such prospective tenant’s business may

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have an adverse impact on the manner in which the Project is operated or upon the reputation of the Project even though in each of such circumstances such prospective tenant may have a good credit rating; and (4) before reletting all or any portion of the Premises to a prospective tenant, Landlord may require that such prospective tenant demonstrate the same financial capacity that Landlord would require as a condition to leasing other space at the Project to a prospective tenant. Without causing a surrender or forfeiture or termination of this Lease after the occurrence and during the continuance of an Event of Default, Landlord may: (A) relet all or any portion of the Premises for a term or terms to expire at the same time as, earlier than, or subsequent to, the expiration of the Term; (B) remodel or change the use and character of all or any portion of the Premises; and (C) grant rent concessions in reletting all or any portion of the Premises, if necessary in Landlord’s judgment, without reducing Tenant’s obligation for Rent specified in this Lease. The rent earned from reletting all or any portion of the Premises shall be applied first, to the payment of any indebtedness other than Rent due from Tenant to Landlord, second, to the payment of any reasonable and documented actual cost of such reletting including, without limitation, reasonably necessary refurbishing costs and leasing commissions for such reletting, and third, to the payment of Rent due and unpaid under this Lease. If the rent earned from reletting all or any portion of the Premises, after payment of such indebtedness and/or reletting costs, is insufficient to satisfy the payment when due of Rent reserved under this Lease for any monthly period, then Tenant shall pay to Landlord upon demand the amount of such deficiency. If such rent, after payment of such indebtedness and/or reletting costs, is greater than the Rent reserved under this Lease, Landlord may retain such excess. Reletting of the Premises after the occurrence of an Event of Default shall not be construed as an election to terminate this Lease and, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease. Notwithstanding anything to the contrary in this Section, provided Landlord has not terminated this Lease with respect to the space relet to a substitute tenant, upon the default by any substitute tenant or upon the expiration or any earlier termination of such substitute tenant’s lease term before the expiration of the Term, Landlord may, at Landlord’s sole election, either relet to still another substitute tenant or otherwise exercise its rights under this Section.

(iv) Landlord shall have the right to enter upon and take custodial possession of all or any portion of the Premises in accordance with applicable law, lock out or remove Tenant and any other person occupying all or any portion of the Premises, and alter the locks and other security devices at the Premises in accordance with applicable law without Landlord being deemed guilty of trespass or becoming liable for any resulting loss or damage and without causing a termination or forfeiture of this Lease or of Tenant’s obligation to pay Rent. If Landlord changes the lock(s) to door(s) into the Premises and Tenant is then delinquent in the payment of Rent due hereunder, a new key will be provided to Tenant only if no Event of Default then exists by Tenant under this Lease and the amount of the delinquent Rent is paid to Landlord by cashier’s check or other payment medium of immediately available funds that is acceptable to Landlord in its sole discretion.

(v) Landlord shall have the right to enter the Premises without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Premises and repair or replace any damage thereto or do anything for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any reasonable and documented actual out-of-pocket costs which Landlord incurs in thus effecting Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto.

(vi) Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. If Landlord elects to continue this Lease in full force and effect pursuant to this Section, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from showing the Premises to potential tenant, subsequently electing to terminate this Lease, or pursuing any of its other remedies.

(vii) Landlord shall have the right to cure any Event of Default on behalf of Tenant and Tenant shall reimburse Landlord upon demand for any reasonable and documented actual sums paid or reasonable and documented actual costs incurred by Landlord in curing such default, including reasonable and documented actual attorneys’ fees and other legal expenses.

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(c) Upon the occurrence of an Event of Default, Tenant shall be liable to Landlord for, and Landlord shall be entitled to recover: (i) all Rent accrued and unpaid; (ii) all reasonable and documented actual costs and expenses incurred by Landlord in recovering possession of the Premises, including legal fees, and removal and storage of Tenant’s property; (iii) the reasonable and documented actual costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the Expiration Date; (iv) the reasonable and documented actual costs of reletting commissions; (v) all reasonable and documented actual legal fees and court costs incurred by Landlord in connection with the Event of Default; and (vi) the unamortized portion (as reasonably determined by Landlord) of brokerage commissions incurred by Landlord, and tenant concessions including free rent given by Landlord, in connection with this Lease. Upon the occurrence of an Event of Default, the Abatement Period shall immediately become void, and the monthly Fixed Rent due for the Abatement Period shall equal the amount of Fixed Rent due immediately following the Fixed Rent Start Date.

(d) Any amount payable by Tenant under this Lease that is not paid when due and that constitutes an Event of Default hereunder shall bear interest at the rate of 1% per month until paid by Tenant to Landlord.

(e) Neither any delay or forbearance by Landlord in exercising any right or remedy hereunder nor Landlord’s undertaking or performing any act that Landlord is not expressly required to undertake under this Lease shall be construed to be a waiver of Landlord’s rights or to represent any agreement by Landlord to thereafter undertake or perform such act. Landlord’s waiver of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or Landlord’s failure to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach.

(f) The rights granted to Landlord in this Section shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease. Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law or in equity. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(g) No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity, and acceptance of such partial payment shall be deemed subject to Landlord’s reservation of all rights.

(h) If Landlord fails to comply with any provision of this Lease and such failure continues for more than thirty (30) days after written notice thereof from Tenant specifying in detail the nature of such failure (or if such failure cannot be corrected through the exercise of reasonable diligence within such thirty (30)-day period, if Landlord does not commence to correct same within such thirty (30)-day period and thereafter diligently pursue correction of same), Landlord shall be in default hereunder (“Landlord Default”). Upon any Landlord Default, Tenant, to the fullest extent permitted by law, shall have the right to maintain any and all actions at law or suits in equity or other proceedings (including the right to injunctive relief) to enforce the curing or remedying of such default or for damages resulting from such default. Neither any delay or forbearance by Tenant in exercising any right or remedy hereunder nor Tenant’s undertaking or performing any act that Tenant is not expressly required to undertake under this Lease shall be construed to be a waiver of Tenant’s rights or to represent any agreement by Tenant to thereafter undertake or perform such act. Tenant’s waiver of any breach by Landlord of any covenant or

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condition herein contained (which waiver shall be effective only if so expressed in writing by Tenant) or Tenant’s failure to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Tenant’s right to have any such covenant or condition duly performed or observed by Landlord, or of Tenant’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Tenant in respect of such breach or any subsequent breach.

(i) In addition, If Landlord defaults in the performance of any of its maintenance or repair obligations under this Lease, Tenant may send to Landlord written notice thereof, which notice must identify with reasonable specificity the default and Tenant’s remedies under this paragraph (“Reminder Notice”). If Landlord fails to either: (i) dispute the existence of such default within 5 business days; or (ii) cure such default within Landlord’s Cure Period, then a “Landlord Failure” is deemed to exist and Tenant will have all rights and remedies available at law or in equity for a Landlord Default. “Landlord’s Cure Period” means: (A) 30 days after Landlord’s receipt of a Reminder Notice, provided if cure cannot be reasonably effected by Landlord within such 30-day period, Landlord’s Cure Period includes such additional time as may be reasonably necessary for Landlord to cure, provided Landlord commences to cure within such 30-day period and diligently prosecutes such cure to completion (not to exceed 60 additional days); or (B) 5 days after Landlord’s receipt of a Reminder Notice if a Landlord Failure results in an imminent, material threat to persons, Leasehold Improvements or Tenant’s property at the Premises. If a Landlord Failure results in an imminent, material threat to persons or Tenant’s property at the Premises, the Reminder Notice must so state and if Landlord fails to cure such Landlord Failure, then Tenant may, subject to the terms of this paragraph, perform such cure with respect to the Premises. Except to the extent specifically set forth otherwise in this paragraph, in no event shall Tenant have the right to terminate or cancel this Lease, withhold or abate rent, or setoff any claim for damages against Rent as a result of any default or breach by Landlord of its covenants or obligations or any representations, warranties, or promises hereunder. In effecting such cure, Tenant shall not take or permit to be taken any action or omission that could jeopardize the effectiveness of the roof, HVAC, or other warranties for the Building. All actions taken by Tenant to cure a Landlord Failure pursuant to this paragraph must be in accordance with all Laws. Tenant may use only contractors who are duly licensed in the State, perform such work in comparable buildings in the normal course of their business, charge rates that are reasonable and competitive, and are reasonably approved by Landlord. Upon commencing such work, Tenant’s contractors must complete the cure within a reasonable period of time, and in a good and workmanlike manner. Prior to commencing any such work, Tenant must cause its contractors and subcontractors to provide to Landlord certificates evidencing adequate insurance coverage naming Landlord and any other associated or affiliated entity as addition insureds. Tenant shall indemnify, defend, protect, and hold harmless Landlord from and against any and all loss, cost, damage, or liability incurred by Landlord arising out of or from or related to Tenant’s performance of any such cure, including, without limitation, claims made by other occupants of the Building that Tenant’s performance of such work interfered with their occupancy of space in the Building. Upon Tenant’s cure of the Landlord Failure, Landlord shall reimburse Tenant for Tenant’s reasonable, out-of-pocket, third-party costs incurred in curing the Landlord Failure within 30 days after Landlord’s receipt of an Invoice for such costs (with such back-up documentation as Landlord might reasonably request). An “Invoice” means a detailed notice of the work completed and the materials used, all reasonably requested lien waivers, together with a schedule of all costs expended by Tenant in performing such work. An “Objection” means a written objection by Landlord to the payment of such Invoice setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to this Lease or that the charges set forth on the Invoice(s) are excessive or otherwise not complete. If Landlord delivers an Objection to Tenant and if such parties are not able to resolve any dispute regarding Tenant’s Invoice or Landlord’s Objection within 30 days after Tenant receives such Objection, then Tenant may pay amounts due to Landlord under this Lease into an escrow account until such Invoice and any Objection thereto are satisfactorily resolved by the parties or by a court of competent jurisdiction.

18. SURRENDER; HOLDOVER.

(a) No later than upon the Expiration Date or earlier termination of Tenant’s right to possession of the Premises (such earlier date, the “Surrender Date”), Tenant shall vacate and surrender the Premises to Landlord in good order and condition, vacant, broom clean, wear and tear excepted, and in conformity with the applicable provisions of this Lease, including without limitation Sections 9 and 11 and subject to Sections 14 and 15. Tenant shall have no right to hold over beyond the Surrender Date, and if Tenant does not vacate as required such failure shall be deemed an Event of Default and Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the Surrender Date,

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the amount of Rent owed by Tenant to Landlord will be the Holdover Percentage of the Rent that would otherwise be due under this Lease, without prorating for any partial month of holdover, and except that any provisions in this Lease that limit the amount or defer the payment of Additional Rent are null and void. The “Holdover Percentage” equals: (i) 150% for the first 3 months of holdover; and (ii) 200% for any period of holdover beyond 3 months. The acceptance of Rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the Surrender Date shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of such holdover. The provisions of this Section shall not constitute a waiver by Landlord of any right of reentry as set forth in this Lease; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. No option to extend this Lease shall have been deemed to have occurred by Tenant’s holdover, and any and all options to extend this Lease or expand the Premises shall be deemed terminated and of no further effect as of the first date that Tenant holds over. In addition, if Tenant fails to vacate and surrender the Premises as herein required, Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all costs, losses, expenses, or liabilities incurred as a result of or related to such failure, including without limitation, claims made by any succeeding tenant and real estate brokers’ claims and reasonable attorneys’ fees. Tenant’s obligation to pay Rent and to perform all other Lease obligations for the period up to and including the Surrender Date, and the provisions of this Section, shall survive the Expiration Date. In no way shall the remedies to Landlord set forth above be construed to constitute liquidated damages for Landlord’s losses resulting from Tenant’s holdover.

(b) No later than 11:59 pm on the Surrender Date, Tenant, at Tenant’s expense, shall remove from the Premises Tenant’s Property and all telephone, security, and communication equipment system wiring and cabling, and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal. Notwithstanding the foregoing, Tenant shall not be required to remove a Specialty Alteration if at the time Tenant requests Landlord’s consent to such Specialty Alteration, Tenant provides Landlord with written notification that Tenant desires to not be required to remove such Specialty Alteration and Landlord consents in writing to Tenant’s non-removal request. A “Specialty Alteration” means an Alteration that: (i) Landlord required to be removed in connection with Landlord’s consent to making such Alteration; or (ii) is not typically found in other tenant spaces in Class A Projects, including without limitation executive restrooms and kitchens that require separate ventilation located in the Premises, safes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations larger than 6 inches circumference, security systems, and specialty door locksets (such as cipher locks). If Tenant fails to remove any of Tenant’s Property, wiring, or cabling as required herein, the same shall be deemed abandoned and Landlord, at Tenant’s expense, may remove and dispose of same and repair and restore any damage caused thereby, or, at Landlord’s election, such Tenant’s Property, wiring, and cabling shall become Landlord’s property. Tenant shall not remove any Alteration (other than Specialty Alterations) from the Premises without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have no obligation to remove any of the Leasehold Improvements that are not a Specialty Alteration. Notwithstanding anything to the contrary in this Lease, if at any time during the Term after the 18-month anniversary of the Commencement Date the Premises do not comprise all of the Rentable Floor Area of the Building, then as soon as commercially reasonable after such occurrence, and in any event by no later than the Surrender Date, Tenant shall restore the first floor lobby to its original design as shown on the preliminary renderings attached hereto as Exhibit J at Tenant’s sole cost and expense. In such event, Landlord’s and Tenant’s architects shall use good faith efforts to work cooperatively to develop the most practical plan for such restoration.

19. RULES AND REGULATIONS. Tenant covenants that Tenant and its employees, agents, invitees, subtenants, and licensees shall comply with the rules and regulations set forth on Exhibit D attached hereto. Landlord shall have the right to rescind and/or augment any of the rules and regulations and to make such other and further written rules and regulations as in the reasonable judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Project, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which when delivered to Tenant shall be binding upon Tenant in a like manner as if originally prescribed provided such existing and/or future rules and regulations: (i) are, subject to the terms of the applicable leases, consistent for all office tenants of the Buildings and applied uniformly among all office tenants of the Buildings; and (ii) do not adversely affect Tenant’s use and occupancy of the Premises, Building, Common Area and/or Parking Garage. In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control. Landlord

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shall have the duty and obligation to take commercially reasonable measures to enforce the rules and regulations Landlord makes and provides to Tenant and other tenants of the Project upon written request of Tenant for such enforcement, and Landlord’s failure or refusal to enforce any rule or regulation against any other tenant beyond such commercially reasonable measures shall be without liability of Landlord to Tenant. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with any of the rules and regulations. Notwithstanding anything to the contrary in such rules and regulations: (A) Tenant’s employees may use non-motorized skateboards and scooters in the Premises; (B) Tenant shall not be deemed in violation of any rule regarding noises unless the noise actually disturbs other tenants of the Building; (C) Tenant shall have the right to install and use a dishwasher and a reasonable number of mini refrigerators in the Premises (but not in individual offices or cubes); (D) Tenant may keep open doors to hallways and corridors that are not part of the Common Areas; (E) Landlord shall have no right to object to any of Tenant’s advertising so long as it does not mention Brandywine or the Building; (F) Tenant shall have the right to decide where and how wiring is installed within the Premises so long as such wiring complies with all applicable Laws and neither affects nor can be seen in the Common Areas; (G) Landlord’s obligation to clean the Premises pursuant to Section 7(a) shall include non-standard suite finishes; and (H) so long as Tenant is leasing 100% of the Rentable Floor Area in the Building, Tenant shall have the right to prohibit the possession of firearms in the Building.

20. GOVERNMENTAL REGULATIONS.

(a) Tenant shall not use, generate, manufacture, refine, transport, treat, store, handle, dispose, bring, or otherwise cause to be brought or permit any of its agents, employees, subtenants, contractors, or invitees to bring, in, on, or about any part of the Project, any hazardous waste, solid waste, hazardous substance, toxic substance, petroleum product or derivative, asbestos, polychlorinated biphenyl, hazardous material, pollutant, contaminant, or similar material or substance as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (CERCLA), or now or hereafter defined or regulated as such by any other Law (“Hazardous Material”). Notwithstanding the foregoing, Tenant shall be permitted to bring onto the Premises office cleaning supplies and products normally found in modern offices provided Tenant only brings a reasonable quantity of such supplies and products onto the Premises and Tenant shall at all times comply with all Laws pertaining to the storage, handling, use, and application of such supplies and products, and all Laws pertaining to the communication to employees and other third parties of any hazards associated with such supplies and products. Tenant shall not install any underground or above ground tanks on the Premises. Tenant shall not cause or permit to exist any release, spillage, emission, or discharge of any Hazardous Material on or about the Premises (“Release”). In the event of a Release, Tenant shall immediately notify Landlord both orally and in writing, report such Release to the relevant government agencies as required by applicable Law, and promptly remove the Hazardous Material and otherwise investigate and remediate the Release in accordance with applicable Law and to the satisfaction of Landlord. Landlord shall have the right, but not the obligation, to enter upon the Premises to investigate and/or remediate the Release in lieu of Tenant, and Tenant shall reimburse Landlord as Additional Rent for the costs of such remediation and investigation. Tenant shall promptly notify Landlord if Tenant acquires knowledge of the presence of any Hazardous Material on or about the Premises, except as Tenant is permitted to bring onto the Premises under this Lease. Landlord shall have the right to inspect and assess the Premises for the purpose of determining whether Tenant is handling any Hazardous Material in violation of this Lease or applicable Law, or to ascertain the presence of any Release. Landlord shall not (and shall not permit its agents or employees to) use, generate, store or dispose of Hazardous Material at the Project or Building, except in a manner and quantity necessary for the operation of the Project or Building and then in compliance with all applicable Laws. Landlord shall represent and warrant to Tenant as of the Commencement Date that, to Landlord’s actual knowledge without independent investigation, there are no Hazardous Materials, including asbestos containing materials, PCBs or petroleum, present, installed, released or discharged in or about the Premises, Building or Project which are in violation of any applicable Laws, and that the Premises, Building and Project are in compliance with all environmental laws. Landlord further represents and warrants to Tenant as of the Commencement Date that, to Landlord’s actual knowledge without independent investigation, there are no underground storage tanks for petroleum products or Hazardous Material, active or abandoned, located on the Land on which the Project is situated and that there is no pending, threatened or anticipated claim, lawsuit, governmental proceedings or liens or other legal or administrative action involving environmental matters with respect to the Premises or Project. The obligations of Tenant and Landlord under this subsection shall survive the Expiration Date or termination of this Lease.

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(b) Tenant shall, and shall cause its employees, agents, contractors, licensees, subtenants, and assignees to, use the Premises in compliance with all applicable Laws. Tenant shall, at its sole cost and expense, promptly comply with each and all of such Laws, except in the case of required structural changes not triggered by Tenant’s particular use or manner of use or change in use of the Premises, or Tenant’s alterations, additions, or improvements therein. Without limiting the generality of the foregoing, Tenant shall: (i) obtain, at Tenant’s expense, before engaging in Tenant’s business or profession within the Premises, all applicable and necessary licenses and permits including, but not limited to, state and local business licenses, and permits; and (ii) remain in compliance with and keep in full force and effect at all times all applicable licenses, consents, and permits necessary for the lawful conduct of Tenant’s business or profession at the Premises. Tenant shall pay all personal property taxes, income taxes, and other taxes, assessments, duties, impositions, and similar charges that are or may be assessed, levied, or imposed upon Tenant or Tenant’s Property. Tenant shall also comply with all applicable Laws that do not relate to the physical condition of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, VDT regulations, and illegal business operations, such as gambling. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial, governmental or regulatory action, regardless of whether Landlord is a party thereto, that Tenant has violated any of such Laws shall be conclusive of that fact as between Landlord and Tenant.

(c) Landlord shall cause the Building (excluding the Premises), Parking Garage, and all elements of Landlord’s Work in the Premises (“Landlord’s ADA Areas”) to meet the requirements imposed by the Americans with Disabilities Act (“ADA”) and Texas Accessibility Standards (“TAS”) in effect on the Commencement Date. Should Landlord’s ADA Areas not be in compliance with ADA or TAS as of the Commencement Date, Landlord shall make any changes or alterations required to so comply, it being further agreed that all expenses of such compliance shall not be included as Operating Expenses. Notwithstanding anything to the contrary in this Section, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Project into compliance with Laws (other than ADA or TAS in Landlord’s ADA Areas for which Landlord shall be responsible as provided for in this Section for Landlord’s ADA Areas) as a result of: (i) Tenant’s particular use or alteration of the Premises; (ii) Tenant’s change in the use of the Premises; (iii) the manner of conduct of Tenant’s business or operation of its installations, equipment, or other property therein; or (iv) any cause or condition created by or at the insistence of Tenant, other than by Landlord’s performance of any work for or on behalf of Tenant, then Tenant shall bear all costs of bringing the Premises into compliance with Laws, whether such costs are related to structural or nonstructural elements of the Premises.

(d) Except to the extent Tenant shall comply as set forth above, during the Term Landlord shall comply with all applicable Laws regarding the Project (including the Premises), including without limitation compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations as provided for in this Section.

(e) Each party hereto hereby acknowledges and agrees that it will not knowingly violate any applicable Laws regarding bribery, corruption, and/or prohibited business practices as they concern each such party’s respective activities under or in connection with this Lease, and each such party will be solely responsible for and will hold harmless the other party from and against any claims or liabilities in connection with any of such responsible party’s own violations of any such Laws.

21. NOTICES. Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand will be duly given or served in writing and either: (i) personally served; (ii) delivered by prepaid nationally recognized courier service (e.g., Federal Express, UPS, and USPS) with evidence of receipt required for delivery; (iii) delivered by registered or certified mail, return receipt requested, postage prepaid; or (iv) if an email address is provided by the recipient, emailed with written confirmation of receipt sent directly by the recipient to the sender; in all such cases addressed to the parties at the addresses set forth below, except that prior to the Commencement Date, notices to Tenant shall be sent to Tenant at the address set forth below. Each such notice will be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party has the right to change its email or street address for notices (provided such new street address is in the continental United States), and/or add another party/parties to receive a copy of the notice or demand or delete a party/parties previously named to

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receive a copy of the notice or demand by a writing sent to the other party in accordance with this Section, and each party will, if requested in writing, within 10 days confirm to the other its notice address. Notices from Landlord may be given by either an agent or attorney acting on behalf of Landlord. Notwithstanding the foregoing: (a) any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, notice of maintenance activities or Landlord access, etc. but excluding changes in rules and regulations) may be given by written notice left at the Premises or delivered by regular mail, facsimile, or electronic means (such as email) to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies; and (b) invoices, notices of change in billing or notice address, statements of estimated or reconciliation of Operating Expenses and/or utilities, and changes to the rules and regulations may be sent by regular mail or electronic means (such as email) to Tenant’s billing contact.

Tenant: Prior to the Commencement Date:

SailPoint Technologies, Inc.

Attn: Amy Williams, Director, Operations

11305 Four Points Drive

Building 2, Suite 100

Austin, Texas 78726

Phone: (512) 664-8512

Email for billing

contact: amy.williams@sailpoint.com

After the Commencement Date:

SailPoint Technologies, Inc.

Attn: Amy Williams, Director, Operations

11120 Four Points Dr., Suite 100

Austin, TX 78726

Phone: (512) 664-8512

Email for billing contact: amy.williams@sailpoint.com

Landlord:	BDN Four Points Land LP c/o Brandywine Realty Trust Attn: General Manager 111 Congress Ave., Suite 3000 Austin, TX 78701	With a copy to: Email: Legal.Notices@bdnreit.com

22. BROKERS. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Broker. Each party shall indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising out of or from or related to any misrepresentation or breach of warranty under this Section. Landlord shall pay Broker a commission in connection with this Lease pursuant to the terms of a separate written agreement between Landlord and Broker. This Section shall survive the Expiration Date.

23. LANDLORD’S LIABILITY. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises and Project or the lessees under ground leases of the land or master leases of the Building, if any. Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of such title,, and upon termination of that ownership through a transfer, assignment or other conveyance of any such title, Tenant, except as to any obligations that are then due and owing, shall look solely to Landlord’s successor-in-interest and in case of any subsequent transfer or conveyance, the then-grantee (the “Transferee”) in ownership of the Building for the satisfaction of each and every obligation of Landlord hereunder after the date of such transfer. Without further agreement, the Transferee shall be deemed to

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have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during its ownership of such title. Within fifteen (15) days of a written request from the Transferee and the presentation of a commercially reasonable attornment document, and without charge, Tenant shall attorn to the Transferee and, at the option of any Mortgagees, to such Mortgagees subject to the terms of a Subordination Agreement in effect at such time. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building and/or the proceeds therefrom for the satisfaction of any claim, remedy or cause of action of any kind whatsoever arising from the relationship between the parties or any rights and obligations they may have relating to the Project, this Lease, or anything related to either, including without limitation as a result of the breach of any Section of this Lease by Landlord. In addition, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof or the relationship between the parties, against any past, present, or future Landlord Indemnitee (other than Landlord), whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the Landlord Indemnitees (other than Landlord).

24. RELOCATION. [INTENTIONALLY DELETED]

25. GENERAL PROVISIONS.

(a) Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, including the payment of Rent, Landlord covenants and agrees to take all necessary steps to secure and to maintain for the benefit of Tenant the peaceful and quiet possession and enjoyment of the Premises and the use of the Common Areas and Parking Garage for the Term, without hindrance, claim, or molestation from Landlord or anyone lawfully or equitably claiming by, through, or under Landlord, under and subject to the terms and conditions of this Lease.

(b) Subject to the terms and provisions of Section 10, the respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns.

(c) This Lease shall be governed in accordance with the Laws of Texas, without regard to choice of law principles. Landlord and Tenant hereby consent to the exclusive jurisdiction of the state and federal courts located in the jurisdiction in which the Project is located.

(d) In connection with any litigation or arbitration arising out of this Lease, Landlord or Tenant, whichever is the prevailing party as determined by the trier of fact in such litigation, shall be entitled to recover from the other party all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys’ fees. If Landlord is compelled to engage the services of attorneys (either outside counsel or in-house counsel) to enforce the provisions of this Lease, to the extent that Landlord incurs any reasonable cost or expense in connection with such enforcement, the sum or sums so paid or billed to Landlord, together with all interest, costs and disbursements, shall be due from Tenant within ten (10) days of Tenant’s receipt of an invoice therefor following the occurrence of such expenses. If, in the context of a bankruptcy case, Landlord is compelled at any time to incur any expense, including reasonable attorneys’ fees, in enforcing or attempting to enforce the terms of this Lease or to enforce or attempt to enforce any actions required under the Bankruptcy Code to be taken by the trustee or by Tenant, as debtor-in-possession, then the sum so paid by Landlord shall be awarded to Landlord by the Bankruptcy Court and shall be immediately due and payable by the trustee or by Tenant’s bankruptcy estate to Landlord in accordance with the terms of the order of the Bankruptcy Court.

(e) This Lease, which by this reference incorporates all exhibits, riders, schedules, and other attachments hereto, supersedes all prior discussions, proposals, negotiations and discussions between the parties and this Lease contains all of the agreements, conditions, understandings, representations, and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors-in-interest. Except to the extent expressly set forth otherwise in this Lease, neither Landlord, nor anyone acting on Landlord’s behalf, has made any representation, warranty, estimation, or promise of any kind or nature whatsoever relating to the physical condition of the Building or the land under the Building or suitability, including without limitation, the fitness of the Premises for Tenant’s intended use.

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(f) TIME IS OF THE ESSENCE UNDER ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS.

(g) Except for the payment of Rent, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including, without limitation, strikes or other labor disputes, orders, or regulations of any federal, state, county or municipal authority, embargoes, non-issuance of a governmental permit, fire, or other casualty (or reasonable delays in the adjustment of insurance claims), acts of terrorism or war, inability to obtain any materials or services, acts of God, and any delay caused by a requirement or obligation under the 10A Permit (each, a “Force Majeure Event”). No such inability or delay due to a Force Majeure Event shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve the other party from any of its obligations under this Lease, or impose any liability upon such party or its agents, by reason of inconvenience or annoyance to the other party, or injury to or interruption of the other party’s business, or otherwise.

(h) Excepting payments of Fixed Rent, Operating Expenses, and utilities (which are to be paid as set forth in Sections 4, 5 and 6) and unless a specific time is otherwise set forth in this Lease for any Tenant payments, all amounts due from Tenant to Landlord shall be paid by Tenant to Landlord within 30 days after receipt of an invoice therefor. As Additional Rent and to the extent not included in Taxes, Tenant shall pay monthly or otherwise when due, whether collected by Landlord or collected directly by the applicable governmental agency, any and all sales, use, use and occupancy, transaction privilege, gross receipts, or other excise tax that may at any time be levied or imposed upon Tenant, or measured by any amount payable by Tenant under this Lease, whether such tax exists on the date of this Lease or is adopted hereafter.

(i) Unless Tenant’s financials are publicly available online at no cost to Landlord, within 10 days after written request by Landlord to Tenant (but not more than once during any consecutive 12-month period unless an Event of Default of a monetary nature has occurred under this Lease or in the event of a sale, financing, or refinancing by Landlord of all or any portion of the Project), Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee or purchaser, reasonably requested financial information. In connection therewith and upon Tenant’s request, Landlord and Tenant shall execute a mutually acceptable confidentiality agreement.

(j) Tenant represents and warrants to Landlord that: (i) Tenant was duly organized and is validly existing and in good standing under the Laws of the jurisdiction set forth for Tenant in the first sentence of this Lease; (ii) Tenant is legally authorized to do business in the State; (iii) the person(s) executing this Lease on behalf of Tenant is(are) duly authorized to do so; and (iv) Tenant has the full corporate or partnership power and authority to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Within forty (40) days after Tenant’s receipt of Landlord’s written request, Tenant will, but no more than once during the Term, provide Landlord with a corporate resolution to Landlord authorizing the execution of this Lease at the time of such execution.

(k) Intentionally Deleted.

(l) Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto shall defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations shall survive the Expiration Date.

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(m) Landlord shall have the right, to the extent required to be disclosed by Landlord or Landlord’s affiliates in connection with securities filings, without notice to Tenant to include in such securities filings general information relating to this Lease, including, without limitation, Tenant’s name, the Building, and the square footage of the Premises. Except as set forth in the preceding sentence, neither Tenant nor Landlord shall issue, or permit any broker, representative, or agent representing either party in connection with this Lease to issue, any press release or other public disclosure regarding the specific terms of this Lease (or any amendments or modifications hereof), without the prior written approval of the other party. The parties acknowledge that the transaction described in this Lease and the terms hereof are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under law or under rules and regulations of the Securities and Exchange Commission. Neither party may make any public disclosure of the specific terms of this Lease, except as required by law or as otherwise provided in this paragraph. In connection with the negotiation of this Lease and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have had access to confidential information relating to the other party. Each party shall treat such information and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof except as provided for in this paragraph, and not duplicate or use such information, except by Permitted Parties. Notwithstanding anything contained herein to the contrary, Landlord agrees to not disclose any of Tenant’s financial information to any party not subject to: (i) the Confidentiality Agreement previously entered into by Landlord and Tenant or (ii) any Confidentiality Agreement entered into by Landlord and Tenant in the future.

(n) Neither Tenant, nor anyone acting through, under, or on behalf of Tenant, shall have the right to record this Lease, nor any memorandum, notice, affidavit, or other writing with respect thereto.

(o) Per the terms of this Lease, Landlord is required to perform certain repairs, furnish services, supplies, and utilities without the requirement for Tenant to request such items. All requests made to Landlord to perform repairs or furnish services, supplies, utilities, or freight elevator usage (if applicable) not required of Landlord under this Lease, shall be made online to the extent available (currently such requests shall be made via http://etenants.com/, as the same may be modified by Landlord from time to time) otherwise via email or written communication to Landlord’s property manager for the Building. Whenever Tenant requests Landlord to take any action not required of Landlord under this Lease or give any consent required or permitted to be given by Landlord under this Lease (for example, a request for a Transfer consent or a consent to an Alteration, but other than a request for services, supplies, or utilities which is governed by Section 7(b)), Tenant shall pay to Landlord for Landlord’s administrative and/or professional costs in connection with each such action or consent, Landlord’s reasonable costs incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable attorneys’, engineers’ and/or architects’ fees (as applicable), plus a fee of five percent (5%) of the cost of such fees. The foregoing amount shall be paid by Tenant to Landlord within 30 days after Landlord’s delivery to Tenant of an invoice for such amount. Tenant shall pay such amount without regard to whether Landlord takes the requested action or gives the requested consent.

(p) Tenant acknowledges and agrees that Landlord shall not be considered a “business associate” for any purpose under the Health Insurance Portability and Accountability Act of 1996 and all related implementing regulations and guidance.

(q) Tenant shall cause any work performed on behalf of Tenant to be performed by contractors who work in reasonable harmony, and shall not unreasonably interfere, with any labor employed by Landlord or Landlord’s contractors. If at any time any of the contractors performing work on behalf of Tenant does not work in reasonable harmony or unreasonably interferes with any labor employed by Landlord, other tenants, or their respective mechanics or contractors, then Landlord shall provide written notice to Tenant regarding such lack of harmony or interference and the permission granted by Landlord to Tenant to do or cause any work to be done in or about the Premises may be withdrawn by Landlord if within two (2) days Tenant has not eliminated the lack of harmony or interference.

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(r) This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. This Lease shall not be binding nor shall either party have any obligations or liabilities or any rights with respect hereto, or with respect to the Premises, unless and until both parties have executed and delivered this Lease. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Lease and signature pages by electronic transmission shall constitute effective execution and delivery of this Lease for all purposes, and signatures of the parties hereto transmitted and/or produced electronically shall be deemed to be their original signature for all purposes.

(s) Subject to Tenant’s reasonable security requirements (except in an emergency), such as screening and the requirement that an employee of Tenant accompany the Landlord representative, Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon providing no less than 24 hours’ advance written notice to Tenant or, in the case of a bona fide emergency, at any time without notice, provided Landlord may only show the Premises to prospective tenants during the last 12 months of the Term. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises.

(t) If more than one person executes this Lease as Tenant, each of them is jointly and severally liable for the keeping, observing, and performing of all of the terms, covenants, conditions, provisions, and agreements of this Lease to be kept, observed, and performed by Tenant.

(u) TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE BUILDING, ANY CLAIM OR INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.

(v) Landlord hereby waives and releases any and all landlord’s liens that Landlord may have at any time upon the personal property and fixtures of Tenant, whether arising under statute, common law, or otherwise. Landlord agrees to execute and deliver any instruments evidencing such waiver at any time or times hereafter upon Tenant’s reasonable request, and further agrees to execute and deliver any other instruments acknowledging and facilitating the rights and remedies of Tenant’s lender(s) with respect to Tenant’s property, at any time or times hereafter upon Tenant’s reasonable request.

26. TENANT’S EXPENSE PAYMENTS. Landlord and Tenant agree that each provision of this Lease for determining charges, amounts and other Additional Rent payable by Tenant is commercially reasonable and, as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, AVAILABLE TO TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED, SUCCEEDED AND/OR RENUMBERED.

27. TAX PROTEST; WAIVER OF DTPA.

(a) Other than as expressly set forth otherwise in Section 5(h) above, Tenant has no right to protest the real property tax rate applicable to the Project and/or the appraised value of the Project determined by any taxing authority. Tenant hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to do any of the following: (i) to file or otherwise protest before any taxing authority any such rate or value determination even though Landlord may elect not to file any such protest; (ii) to appeal any order of a taxing authority which determines any such protest; and (iii) to receive, or otherwise require that Landlord deliver to Tenant, a copy of any reappraisal notice received by Landlord from any taxing authority. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Tenant, now or at any time hereafter existing, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof. Tenant acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Lease in the absence of this waiver and release.

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(b) WAIVER OF CONSUMER RIGHTS: PURSUANT TO, AND TO THE EXTENT PERMITTED BY SECTION 17.42 OF THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT (TEX. BUS. & COM. CODE ANN. §17.41, ET. SEQ.), LANDLORD AND TENANT EACH WAIVE THEIR RESPECTIVE RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND AGREE THAT SUCH ACT SHALL HAVE NO APPLICABILITY TO THIS LEASE, EXCEPT THAT SUCH WAIVER SHALL NOT APPLY TO SECTION 17.555 OF SUCH ACT. AFTER CONSULTATION WITH AN ATTORNEY OF LANDLORD’S OWN SELECTION, LANDLORD VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER BY IT. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER BY IT.

28. NO IMPLIED WARRANTIES. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT SHALL CONTINUE TO PAY RENT AND ALL AMOUNTS DUE HEREUNDER, WITHOUT ABATEMENT, SETOFF OR DEDUCTION BOTH LANDLORD AND TENANT HAVE EXPRESSLY BARGAINED FOR AND AGREED TO THIS DISCLAIMER. FOR AND IN CONSIDERATION OF THE EXECUTION OF THIS LEASE, LANDLORD AND TENANT AGREE THAT LANDLORD WOULD NOT HAVE SIGNED THIS LEASE BUT FOR THE DISCLAIMERS SET FORTH ABOVE, AND TENANT WAIVES ANY WARRANTY REGARDING THE PREMISES EXCEPT THOSE EXPRESSLY PROVIDED IN THIS LEASE.

29. EXTENSION OPTION.

(a) Provided: (i) there is no current monetary Event of Default by Tenant under this Lease at such time; (ii) Intentionally Deleted; (iii) this Lease is in full force and effect; (iv) Tenant is SailPoint Technologies, Inc. or any Permitted Transferee; and (v) Tenant is then occupying 70% of the Premises for the conduct of Tenant’s business, Tenant shall have the right to extend the Term (“Extension Option”) for 60 months beyond the end of the Initial Term (“Extension Term”) by delivering Tenant’s written extension election notice (“Tenant’s Extension Notice”) to Landlord no later than the Extension Deadline and no sooner than the date that is 21 months prior to the expiration of the Initial Term, with time being of the essence. The “Extension Deadline” means the date that is 18 months prior to the expiration of the Initial Term. The terms and conditions of this Lease during the Extension Term shall remain unchanged except Tenant shall only be entitled to the 1 Extension Term provided above, the annual Fixed Rent for the Extension Term shall be the Extension Rent (as defined below), the Expiration Date shall be the last day of the Extension Term (or such earlier date of termination of this Lease pursuant to the terms hereof), and, except to the extent taken into account in the determination of the Extension Rent, Landlord shall have no obligation to perform any tenant improvements to the Premises or provide any tenant improvement allowance to Tenant. Upon Tenant’s delivery of its written extension election notice, Tenant may not thereafter revoke its exercise of the Extension Option unless Landlord does not perform its obligations hereunder. Notwithstanding anything to the contrary in this Lease, Tenant shall have no right to extend the Term other than or beyond the 1, 60-month Extension Term described in this paragraph.

(b) “Extension Rent” means the fair market extension term base rent rate for the Extension Term for space comparable to the Premises in comparable Class A Projects. In determining the Extension Rent, Landlord, Tenant and any broker with either or both parties shall take into account all relevant factors including, but not limited to, without limitation, prevailing market allowances and concessions for renewing tenants, space measurement methods and loss factors, the lease term, the size of the space, the location of the building(s), parking charges, the amenities offered at the building(s), the age of the building(s), and whether Project Expenses and other pass-through expenses are on a triple net, base year, expense stop or other basis. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the Extension Rent by the same amount to reflect the fact that such allowances and concessions were not provided directly to Tenant. During the Extension Term, Tenant shall not be entitled to any tenant improvement allowances, free rent periods or other

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economic concessions (if any) that Tenant was entitled to during the Initial Term, except to the extent such items are indirectly incorporated into the Extension Rent as set forth in this Section. When the Extension Rent is being determined for the first year of the Extension Term, the Extension Rent for the second and all subsequent years of the Extension Term shall also be determined in accordance with the same procedures as are set forth herein and based upon the then prevailing annual rent escalation factor in comparable Class A Projects.

(c) If Tenant exercises the Extension Option before or at 11:59 pm on the day of the Extension Deadline, and Landlord and Tenant do not agree upon the Extension Rent in writing by the date that is 20 days after Landlord’s receipt of Tenant’s Extension Notice, then within 15 days thereafter, Tenant shall give written notice to Landlord specifying: (i) Tenant’s final opinion as to the Extension Rent (“Tenant’s Rent Proposal”), which opinion may be supported by such corroborating data as Tenant may consider appropriate; and (ii) the name and address of the person designated to act as arbitrator on its behalf. Within fifteen (15) days after Tenant’s Rent Proposal is received by Landlord, Landlord shall give written notice to Tenant specifying: (i) Landlord’s final opinion as to the Extension Rent (“Landlord’s Rent Proposal”); and (ii) the name and address of the person designated to act as arbitrator on its behalf. The arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and shall attempt to agree which of Landlord’s Rent Proposal or Tenant’s Rent Proposal most closely reflects the Extension Rent (i.e. Baseball Arbitration). If the arbitrators agree, then such agreement shall be the determination of the arbitrators and such determination shall in all cases be final, binding, and conclusive upon the parties and shall be enforceable in any court having jurisdiction. If the two arbitrators cannot agree within thirty (30) days, then the two arbitrators shall themselves appoint a third arbitrator who shall be a competent and impartial person; and in the event of their being unable to agree upon such appointment within ten (10) days after the aforesaid time, the third arbitrator shall be selected by the Landlord and Tenant themselves if they can agree thereon within the further period of fifteen (15) days. If the parties do not so agree, then either Landlord or Tenant, on behalf of both, may request that such independent arbitrator be appointed within fifteen (15) days by the American Arbitration Association in accordance with its rules of commercial arbitration, but subject to the requirements herein for the appointment of arbitrators. Either Landlord or Tenant may submit corroborating data, testimony, and other information with respect to its opinion to the arbitrators for their consideration. In the event of the failure, refusal, or inability of any arbitrator to act, a new arbitrator shall be appointed in his or her stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such arbitrator so failing, refusing or unable to act. The third arbitrator shall determine, within a period of thirty (30) days after the appointment of such third arbitrator, which of Landlord’s Rent Proposal or Tenant’s Rent Proposal is closest to the Extension Rent, and such determination shall be the determination of the arbitrators and shall in all cases be final, binding and conclusive upon the parties and enforceable in any court having jurisdiction. Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by such party, or in whose stead such arbitrator was appointed, and the fees and expenses of the third arbitrator, if any, shall be borne equally by both parties. Any arbitrator appointed to serve under this Section must be a Qualified Commercial Real Estate Broker. For the purpose hereof the term “Qualified Commercial Real Estate Broker” shall mean a real estate broker who: (i) is licensed as a real estate broker in the State of Texas pursuant to all applicable Laws; (ii) has been actively and continuously engaged in leasing office space in multi-story office buildings in Austin, Texas or buildings comparable to the Building for not less than the previous 10-year period and in leasing office space in Class-A Buildings for the last five (5) years; and (iii) as to the 3rd arbitrator, has not represented either Landlord or Tenant in the previous five (5) years. The Rules of Commercial Arbitration of the American Arbitration Association shall govern all arbitration provisions under this Section, except that the qualifications and appointment of the arbitrators shall be as set forth herein and except that the arbitrators so chosen shall solely address and determine the subject matter of the arbitration in the manner outlined herein and not otherwise.

(d) If Tenant exercises the Extension Option pursuant to the terms above and satisfaction of the above conditions at or before 11:59 pm on the day of the Extension Deadline: (i) the “Term” shall include the Extension Term, subject only to the determination of Extension Rent; and (ii) upon Landlord’s request, Tenant shall execute prior to the expiration of the then-expiring Term, an appropriate amendment to this Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the extension of the Term for the ensuing Extension Term (provided Tenant’s or Landlord’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Extension Option).

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30. OTHER FOUR POINTS BUILDINGS. Provided: (i) there is no current monetary Event of Default by Tenant under this Lease at such time; (ii) this Lease is in full force and effect; (iii) Tenant is SailPoint Technologies, Inc. or any Permitted Transferee; and (iv) Landlord or an affiliate of Landlord owns the Building as well as one or more Landlord Four Points Buildings (as defined in Section 31(a)), Landlord shall provide Tenant with quarterly reports of availability and scheduled availability at such Landlord Four Points Building(s).

31. RIGHT OF FIRST OFFER.

(a) Provided: (i) there is no current monetary Event of Default by Tenant under this Lease at such time; (ii) this Lease is in full force and effect; (iii) Tenant is SailPoint Technologies, Inc. or any Permitted Transferee; and (iv) after the Commencement Date, Tenant is then leasing 100% of the Building and occupying no less than 70% of the Initial Premises for the conduct of Tenant’s business, then Tenant shall have the ongoing right of first offer (the “Right of First Offer”) with respect to any space within any Landlord Four Points Building (as defined below) that is or becomes available for lease during the time period commencing on the date this Lease is signed and ending on the last day of the Term (“ROFO Space”), upon the terms and conditions set forth in this Section 31. “Landlord Four Points Buildings” means any of the following buildings, but only during the period, if any, when Landlord owns such building: (A) the building commonly known as Four Points Centre, Building I, located at 11305 Four Points Drive, Austin, Texas 78726; (B) the building commonly known as Four Points Centre, Building II located at 11305 Four Points Drive, Austin, Texas 78726; and (C) the building which may be constructed in the future on the land currently referred to as Four Points Centre IV. Following receipt of Tenant’s written request at any time after the Commencement Date, Landlord shall notify (“Landlord’s ROFO Notice”) Tenant as to any rentable space located in the Landlord Four Points Buildings (if any) that is available at such time or becomes available for lease from Landlord or Landlord reasonably anticipates that such space will become available for lease from Landlord prior to the last 12 months of the Initial Term. In Landlord’s ROFO Notice, Landlord shall notify Tenant of the anticipated availability date, rentable floor area of the ROFO Space, lease term, proposed commencement date (which shall be no sooner than a reasonable amount of time to design, permit and construct leasehold improvements in such space), ROFO Rent (as defined in Section 31(d)), abated base rent and/or Operating Expenses, Landlord’s allowance for leasehold improvements on a per rentable square foot basis, and lease commission structure (the “ROFO Terms”), and, subject to the terms and provisions of this Section, Tenant shall have the right to lease all (but not less than all) of the ROFO Space (“ROFO”) offered by delivering Tenant’s written notice of such election to Landlord (“Tenant’s ROFO Notice”) within 7 days after Tenant’s receipt of Landlord’s ROFO Notice. Upon Tenant’s delivery of Tenant’s ROFO Notice, Tenant may not thereafter revoke Tenant’s exercise of the ROFO.

(b) Notwithstanding anything to the contrary in this Lease, the ROFO shall be subject to the following: (i) if Tenant notifies Landlord that Tenant elects not to lease the ROFO Space or if Tenant fails to deliver Tenant’s ROFO Notice to Landlord with respect thereto within the seven (7)-day period specified in this Section, then Landlord shall have the right to enter into a lease for the ROFO Space containing such terms as Landlord deems acceptable in Landlord’s sole discretion (including, without limitation, any right of first offer or other expansion rights that Landlord might grant such tenant(s) for such ROFO Space) and the ROFO shall be void and have no further force or effect with respect to such space until such space again becomes available for lease after the expiration of such new lease; and (ii) Landlord may at any time choose to use any space that is or about to become vacant within the Landlord Four Points Buildings (if any)for marketing or property management purposes, or as a building amenity or common area such as a fitness center or conference area, or to lease such space to an existing tenant of Landlord in connection with the relocation of such tenant at such time, without in any such case notifying or offering such space to Tenant or giving rise to any right of Tenant hereunder. If an Event of Default of a monetary nature exists at any time after Landlord receives Tenant’s ROFO Notice but before the first day that Tenant commences to lease the ROFO Space, Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the ROFO with respect to the ROFO Space.

(c) Tenant shall take the ROFO Space in “AS IS” condition, and Landlord shall have no obligation to make any improvements or alterations to the ROFO Space but shall be obligated to provide prevailing market allowances for leasehold improvements and other items pursuant to defining ROFO Rent. Landlord shall determine the exact location of any demising walls (if any) for the ROFO Space. Tenant shall not be entitled to any tenant improvement allowances, free rent periods, or other special concessions granted to Tenant with respect to the original Premises. With respect to the ROFO Space, Tenant shall pay Tenant’s Share of Operating Expenses and utilities pursuant to the terms of this Lease.

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(d) The ROFO shall be subject, subordinate, and in all respects inferior to the rights of any third-party tenant leasing space at the Landlord Four Points Building in which the ROFO Space is located as of the date of Tenant’s ROFO Notice. Space is “available to lease” if and when the lease for the space expires or is otherwise terminated, provided space shall not be deemed to be or become available if the space is assigned or subleased by the current tenant of the space, or relet by the current tenant or subtenant of the space by renewal, extension, or new lease.

(e)      (i) Notwithstanding anything herein, Fixed Rent for all years during the Term that Tenant leases the ROFO Space shall be at the ROFO Rent (as defined below) multiplied by the number of rentable square feet in the ROFO Space. When Fixed Rent for the first year that Tenant will lease the ROFO Space is being determined, Fixed Rent for the second and all subsequent years during the Term that Tenant will lease the ROFO Space shall also be determined (in accordance with the same procedures as are set forth herein for determining the ROFO Rent) based upon the then-prevailing annual rent escalation factor in comparable Class A Projects.

(ii) “ROFO Rent” means the fair market base rent for space comparable to the ROFO Space in comparable buildings in comparable Class A Projects. In determining the ROFO Rent, Landlord, Tenant and any broker shall take into account all relevant factors including, but not limited to, without limitation, prevailing market allowances for leasehold improvements and other items and concessions for expanding tenants, space measurement methods and loss factors, the lease term, the size of the space, the location of the building(s), the amenities offered at the building(s), the age of the building(s), and whether operating expenses and other pass-through expenses are on a triple net, base year, expense stop or other basis. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the ROFO Rent by the economic equivalent thereof to reflect the fact that such allowances and concessions were not provided directly to Tenant. Tenant will not be entitled to any tenant improvement allowances, free rent periods or other economic concessions (if any) that Tenant was entitled to with respect to the original Premises (as theretofore expanded excluding the ROFO Space), except to the extent such items are indirectly incorporated into the ROFO Rent as set forth in this Section.

(iii) If Landlord and Tenant do not agree upon the ROFO Rent in writing within 20 days after Landlord receives Tenant’s ROFO Notice, then within 15 days after such 20-day period and either party notifies the other in writing that such notifying party desires to determine the ROFO Rent in accordance with the procedures set forth in this Section, Landlord and Tenant shall each deliver to the other party a written statement of such delivering party’s determination of the ROFO Rent, together with such supporting documentation as the delivering party desires to deliver. Within 10 days after such 15-day period, Landlord and Tenant shall appoint a Qualified Commercial Real Estate Broker who shall select either Landlord’s determination or Tenant’s determination, whichever such broker finds more accurately reflects the ROFO Rent. The Qualified Commercial Real Estate Broker shall be instructed to notify Landlord and Tenant of such selection within 10 days after such broker’s appointment. The Qualified Commercial Real Estate Broker shall have no power or authority to select any ROFO Rent other than the ROFO Rent submitted by Landlord or Tenant nor shall such broker have any power or authority to modify any of the provisions of this Lease, and the decision of such broker shall be final and binding upon Landlord and Tenant. If Landlord and Tenant do not timely agree in writing upon the appointment of the Qualified Commercial Real Estate Broker, Landlord shall submit to Tenant the names of 3 Qualified Commercial Real Estate Brokers, and Tenant shall have 10 days after receiving such names to notify Landlord of which of the 3 Qualified Commercial Real Estate Brokers Tenant selects to determine the ROFO Rent. If Tenant fails to timely notify Landlord of Tenant’s selection, Landlord shall have the right to unilaterally appoint the Qualified Commercial Real Estate Broker. Any arbitrator appointed to serve under this Section must be a Qualified Commercial Real Estate Broker. The fee and expenses of the Qualified Commercial Real Estate Broker shall be shared equally by Landlord and Tenant, but Landlord shall pay any leasing commissions related to the ROFO Space.

(f) Except as set forth in this Section to the contrary, Tenant shall lease the ROFO Space under a separate lease agreement which substantially mirrors the terms of this Lease, modified as necessary to reflect the terms set forth in Landlord’s ROFO Notice in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the expansion of the Premises as set forth in this Section (provided Tenant’s failure to execute such lease agreement shall not negate the effectiveness of Tenant’s exercise of the ROFO).

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(g) If Tenant exercises its right to lease any ROFO Space: (i) Tenant’s lease of such ROFO Space shall commence upon the later of: (A) the date of availability specified in Landlord’s ROFO Notice; or (B) the date Landlord tenders possession of the ROFO Space in vacant condition; (ii) the ROFO shall thereafter be null and void with respect to the ROFO Space leased by Tenant; and (iii) the term of Tenant’s lease of the ROFO Space shall be the term specified in Landlord’s ROFO Notice. Landlord shall promptly commence and diligently pursue obtaining possession of the ROFO Space so that Landlord can tender the ROFO Space to Tenant; provided, however, Landlord shall have no liability to Tenant if Landlord does not timely tender the ROFO Space to Tenant.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first-above stated.

LANDLORD:	TENANT:
BDN FOUR POINTS LAND LP	SAILPOINT TECHNOLOGIES, INC.

By: BDN Four Points Land GP LLC, its General Partner	By:	/s/ Cam McMartin
	Name:	Cam McMartin
	Title:	Chief Financial Officer
	Date:	10/2/17

By:	/s/ William D Redd
Name:	William D. Redd
Title:	Executive Vice President
Date:	10/2/17

Exhibits:

Exhibit A-1:	Location Plan of Premises

Exhibit A-2:	Description of Land

Exhibit B:	Form of COLT

Exhibit C:	Leasehold Improvements

Exhibit D:	Rules and Regulations

Exhibit E:	Form of LOC

Exhibit F:	Landlord’s Work

Exhibit G:	Exterior Signage

Exhibit H:	Class A Projects Area

Exhibit I:	Cleaning Specifications

Exhibit J:	Renderings

[Signature Page]

EXHIBIT A-1

LOCATION PLAN OF PREMISES (NOT TO SCALE)

A-1-1

A-1-2

A-1-3

A-1-4

EXHIBIT A-2

DESCRIPTION OF LAND

Lot 4, Block A, THE REPLAT OF LOTS 4, 5, and 6, BLOCK A, FOUR POINTS CENTRE P.U.D., a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 201200185 of the Official Public Records of Travis County, Texas.

A-2-1

EXHIBIT B

FORM OF COLT

CONFIRMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM (“COLT”) is made as of                        between                      , (“Landlord”) and                     , (“Tenant”).

1. Landlord and Tenant are parties to that certain lease dated                    (“Lease Document”), with respect to the Premises described in the Lease Document, known as Suite 100, Suite 200, Suite 300, Suite 350, and Suite 400 consisting of approximately                    rentable square feet, all of which are located in Four Points Centre 3 at 11120 Four Points Drive.

2. All capitalized terms, if not defined in this COLT, have the meaning give such terms in the Lease Document.

3. Tenant has accepted possession of the Premises in their “AS IS” “WHERE IS” condition and all improvements required to be made by Landlord per the Lease Document have been completed except as follows:                        .

4. The Lease Document provides for the commencement and expiration of the Term of the lease of the Premises, which Term commences and expires as follows:

a. Commencement of the Term of the Premises:

b. Expiration of the Term of the Premises:

5. The required amounts of the Letter of Credit per the Lease Document is specified in Section 4, (d) of the Lease Document and are hereby acknowledged to be correct. Tenant has delivered the Letter of Credit per the Lease Document in the amount of $                    .

6. The Building Number is                      and the Lease Number is                        . This information must accompany every payment of Rent made by Tenant to Landlord per the Lease Document.

TENANT:	LANDLORD:

B-1

EXHIBIT C

LEASEHOLD IMPROVEMENTS; BASE BUILDING CONDITIONS

This Exhibit C-Leasehold Improvements; Base Building Condition (this “Exhibit”) is a part of the Lease to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Lease.

1. Process.

(a) Construction Information. The “Base Building Construction Documents” means the final and complete construction documents dated September 18, 2017 which Landlord has submitted or will submit to the City of Austin in order for Landlord to obtain permits for construction of the Building, a copy of which was provided to Tenant. Within 7 months after the Execution Date, Tenant shall furnish Landlord’s Architect and Landlord’s Representative (as defined in Section 1(g) below), in hard copy (at least 3 copies at half- or full-size) and .pdf format, proposed construction drawings and specifications prepared by Tenant’s Architect (as defined below) for the Leasehold Improvements, including, without limitation, Tenant’s finish selections, mechanical loads, electrical loads and locations, and lighting and use requirements, if any, together with any underlying detailed information Landlord may reasonably require for its review (“Proposed CD’s”), for Landlord’s approval in accordance with Section 1(b) below (once approved by Landlord, the “CD’s”). “Tenant’s Architect” means one of the following licensed architects which are hereby approved by Landlord, and will be engaged by Tenant, at Tenant’s sole discretion, (i) Gensler, (ii) lauckgroup, or Sixthriver Architects, or another licensed architect who Tenant selects and will be subject to Landlord’s reasonable approval, to prepare the CD’s. At Tenant’s option, the Proposed CD’s may be a pre-permit filing set (at least 75% complete, and including Mechanical, Electrical, and Plumbing drawings), provided the final, stamped for permit filing Proposed CD’s shall be subject to Landlord’s approval pursuant to Section 1(b). The CD’s may include construction working drawings, mechanical, electrical, plumbing, and other technical specifications, and the finishing details, including wall finishes and colors, and technical and mechanical equipment installation, if any, detailing installation of the Leasehold Improvements. The design of the Leasehold Improvements must be consistent with sound architectural and construction practices in Class A Projects. “Leasehold Improvements” means the improvements, alterations, and other physical additions to be made or provided to, constructed, delivered, or installed at, or otherwise acquired for, all of the Premises (that is, the Initial Premises, the First Must-Take Premises, and the Second Must-Take Premises) in accordance with the CD’s, or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance, including without limitation all necessary demising walls and associated work, but expressly excluding the Landlord’s Work. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include any telephone, telephone switching, telephone, data, and security cabling and systems, furniture, computers, servers, Tenant’s trade fixtures and equipment, and other personal property installed (or to be installed) by or on behalf of Tenant in the Premises or any of the associated permits for any of the foregoing (“Tenant’s Equipment”).

(b) Landlord’s Approval of CD’s. Within 10 business days after Landlord’s receipt of the Proposed CD’s, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Proposed CD’s, which approval shall not be unreasonably withheld, and may contain reasonable conditions. It shall be deemed reasonable for Landlord to deny consent to the Proposed CD’s to the extent the Leasehold Improvements in the Premises (including the Initial Premises, the First Must-Take Premises, and the Second Must-Take Premises) are not consistent with Building Standards throughout the Premises; provided, however, deviations in the amount of open space compared to closed space (e.g., offices, training rooms, conference rooms, and related improvements) as well as different uses and functions in different portions of the Premises shall not be considered inconsistencies. If Landlord disapproves of the Proposed CD’s, or approves the Proposed CD’s subject to modifications: (i) Landlord shall provide Tenant with a reasonably detailed written statement setting forth the reason(s) for such disapproval or conditional approval; (ii) Landlord and Tenant shall work together in good faith to promptly resolve any open issues; (iii) following such resolution, Tenant shall promptly have the Proposed CD’s revised and resubmitted to Landlord for Landlord’s approval; and (iv) this process shall continue until Landlord’s approval is given, except that Landlord shall approve or disapprove any revisions within 5 business days after Landlord’s receipt thereof, and if Landlord fails to timely deliver to Tenant Landlord’s written disapproval, Landlord shall be deemed to have given its approval, and Tenant shall be authorized (but not required) to proceed thereon. All design, construction, and installation in connection with the Leasehold Improvements shall conform to the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Leasehold Improvements. All reasonable third-party costs incurred by Landlord in reviewing the CD’s shall be paid by Tenant to Landlord with funds from the Improvement Allowance or other source (at Tenant’s sole discretion) within 10 days after receipt by Tenant of a statement of such costs. Landlord’s approval of the CD’s is not a representation that: (i) such CD’s are in compliance with all applicable Laws; or (ii) the CD’s or design is sufficient for the intended purposes. Tenant shall be responsible for all elements of the design of the CD’s (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval thereof or of Tenant’s plans therefor shall in no event relieve Tenant of the responsibility for such design.

(c) TEA for Construction Costs. “TEA” means a Tenant expenditure authorization, which shall be in the form of a written document to Tenant’s Representative (as defined in Section 1(g)). After Landlord’s approval (or deemed approval) of the CD’s, Landlord shall submit the CD’s to at least three (3) general contractors selected solely by Tenant from the following list within two (2) days after approval of the CDs: (i) Sabre; (ii) Rand; (iii) Harvey Cleary; (iv) Balfour Beatty; and (v) if not listed in the foregoing, Landlord’s general contractor for Landlord’s Work, for competitive, sealed bids; provided, however, Tenant may, subject to Landlord’s approval which approval shall not be unreasonably withheld, prior to the time the CD’s are submitted for bids substitute another general contractor(s) for one or more of the three general contractors specified in (i) through (iv) in this sentence. Tenant shall have the right, in its sole discretion, to select the general contractor from the three (3) (or more) who submitted bids to provide the construction and installation of the Leasehold Improvements set forth in the CDs after the competitive bids have been submitted simultaneously to Tenant and Landlord and any subsequent actions-e.g. reductions in the scope of work have been submitted to the three contractors for revised pricing, which selection will be made within twenty (20) business days after the bids being submitted and any subsequent actions taken (the bid of the selected contractor shall be referred to herein as the “Approved Construction Bid”). Once the Tenant has selected the general contractor (the “Selected Contractor”), Landlord shall promptly enter into a contract with the Selected Contractor to provide the materials and perform the work to complete Leasehold Improvements. Based on the contract sum in the Approved Construction Bid, Landlord shall prepare a TEA for the Construction Costs, and deliver such TEA to Tenant for approval in accordance with Section 1(e) below. “Construction Costs” means all costs in the permitting, demolition, construction, acquisition, and installation of the Leasehold Improvements, including, without limitation, contractor fees, overhead, and profit, and the cost of all labor and materials supplied by the Selected Contractor engaged by Landlord through the contract specified above (“Contractor”), suppliers, independent contractors, and subcontractors arising in connection with the Leasehold Improvements, but excluding the Planning Costs. “Planning Costs” means all costs related to the design of the Leasehold Improvements including, without limitation, the professional fees of any engineers, consultants, architects, and/or space planners engaged by Tenant or Landlord and other professionals preparing and/or reviewing the CD’s. Notwithstanding anything to the contrary herein, if and to the extent there are any increased costs incurred as a direct result of an error in the Base Building Construction Documents that would otherwise be considered Construction Costs or the Planning Costs, Landlord shall be solely responsible for all such increased costs, and such increased costs shall not be included in either Construction Costs or Planning Costs.

(d) Tenant’s Approval Process. Within 5 business days after Tenant’s receipt of a TEA, Tenant shall notify Landlord in writing as to whether Tenant approves or disapproves of such TEA, which approval shall not be unreasonably withheld, conditioned, or delayed. If Tenant disapproves of a TEA any aspect thereof: (i) Tenant shall provide Landlord with a reasonably detailed written statement setting forth the reason(s) for such disapproval; (ii) Landlord and Tenant shall work together in good faith to promptly resolve any open issues; (iii) Landlord shall promptly have the TEA revised and resubmitted to Tenant for Tenant’s approval; and (iv) this process shall continue until Tenant approval is given, except that Tenant shall approve or disapprove any revisions within 3 business days after Tenant’s receipt thereof, and if Tenant fails to timely deliver to Landlord Tenant’s written disapproval, Tenant shall be deemed to have given its approval, and Landlord shall be authorized (but not required) to proceed thereon.

(e) Change Orders. Tenant shall have the right to make changes to the CD’s provided: (i) such changes are approved in writing by Landlord (“Approved Changes”). Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves of the Change Order, which approval shall not be unreasonably withheld, conditioned, or delayed, within 5 business days from Tenant’s submission of the Change Order. If Landlord disapproves of the Change Order: (i) Landlord shall provide Tenant with a reasonably detailed written statement setting forth the reason(s) for such disapproval; (ii) Landlord and Tenant shall work together in good faith to promptly resolve any open issues; (iii) following such resolution, Tenant shall promptly have the Change Order revised and resubmitted to Landlord for Landlord’s approval; and (iv) this process shall continue until Landlord’s approval is given, except that Landlord shall approve or disapprove any revisions within 5 business days after Landlord’s receipt thereof, and if Landlord fails to timely deliver to Tenant Landlord’s written disapproval, Landlord shall be deemed to have given its approval, and Tenant shall be authorized (but not required) to proceed thereon. Tenant may elect to expand the outside patio at Tenant’s sole cost and expense, and if they do, Landlord has advised Tenant that $42.00 per square foot of expanded patio is a reasonable hard cost budget.

(f) Outside Date. If Tenant has not approved a TEA for Construction Costs within 4 months after receipt thereof for any reason within Tenant’s reasonable control, Landlord may (but shall not be required to), in addition to all of its rights and remedies under the Lease, at any time thereafter terminate the Lease by giving written notice of such termination to Tenant and thereupon the Lease shall terminate without further liability or obligation on the part of either party, except that Tenant shall reimburse Landlord for its total, actual and reasonable cost incurred in connection with the Leasehold Improvements and the Lease to the date of termination, and Landlord shall return the LOC to Tenant within ten (10) days after the date Landlord provides such written notice of termination.

(g) Tenant’s and Landlord’s Representative. “Tenant’s Representative” means Amy Williams, whose email address is amy.williams@sailpoint.com. “Landlord’s Representative” means Bill Lindstrom, whose email address is william.lindstrom@bdnreit.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies. Tenant’s Representative shall have authority to grant any consents or approvals by Tenant under this Exhibit, and for authorizing and executing any and all change orders or other documents in connection with this Exhibit, and Landlord shall have the right to rely thereon. Tenant hereby ratifies all actions and decisions with regard to the Leasehold Improvements that Tenant’s Representative shall take or make in writing after the execution of this Lease Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval, or other matter relating to the Leasehold Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant. Landlord’s Representative shall have authority to grant any consents or approvals by Landlord under this Exhibit, and for authorizing and executing any and all change orders or other documents in connection with this Exhibit, and Tenant shall have the right to rely thereon. Landlord hereby ratifies all actions and decisions with regard to the Leasehold Improvements that Landlord’s Representative shall take or make in writing after the execution of this Lease.

2. Completion of Leasehold Improvements.

(a) Allocation. Except to the extent that the CD’s, the Approved Changes, and/or this Exhibit provide that Tenant shall complete a portion of the Leasehold Improvements, Landlord shall cause the Leasehold Improvements to be made, constructed, or installed in a good and workmanlike manner by the Selected Contractor substantially in accordance with the CD’s and Approved Changes.

(b) Building Standards. Except as expressly set forth otherwise in the CD’s and/or the Approved Changes, Landlord shall cause the Leasehold Improvements to be constructed or installed to Building Standards. “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable which Landlord and Tenant agree will be equal to but not superior (in all respects) the quality and quantity of materials, finishes, ways and means, and workmanship typically found in other Class A Projects.

3. Tenant’s Equipment. Tenant shall be solely responsible for the procuring, ordering, delivery, and installation of Tenant’s Equipment in compliance with all applicable Laws. Tenant shall coordinate the installation of Tenant’s Equipment (including cabling) at the Premises with the Selected Contractor’s completion of the Leasehold Improvements.

4. Cooperation. Tenant and Tenant’s Representative shall reasonably cooperate with Landlord, Tenant’s Architect, and the Selected Contractor to promote the efficient and expeditious completion of the Leasehold Improvements.

5. Substantial Completion. “Substantial Completion” or “Substantially Complete” with respect to the Leasehold Improvements means the latest of the date on which: (i) Substantial Completion of Landlord’s Work has occurred; (ii) the Leasehold Improvements have been completed except for Punch List work; and (iii) Landlord has obtained a temporary or permanent certificate of occupancy from the applicable local governing authority for the shell of the Building, the Parking Garage, and the Premises. If issuance of such approval or certificate is conditioned upon Tenant’s installation of its equipment, racking, cabling, or furniture, or completion of any other work or activity in the Premises for which Tenant is responsible, and the governmental authority will not issue the approval or certificate, or schedule an inspection of the Leasehold Improvements due to Tenant’s failure to complete any work, installation, or activity (including the installation of the Tenant’s Equipment), then Substantial Completion of Leasehold Improvements shall be deemed to have occurred without Landlord having obtained the temporary or permanent certificate of occupancy and correspondingly, the Commencement Date shall be established. “Punch List” means the list of items of Landlord’s Work or Leasehold Improvements, if any, that require correction, repair, or replacement, do not materially affect Tenant’s ability to use the Building or Premises for the Permitted Use, and are listed in a writing prepared in accordance with Section 7 below.

6. Punch List. Prior to Substantial Completion, Landlord, the Selected Contractor, Tenant’s Architect, and Tenant’s Representative shall prepare a preliminary Punch List in writing for Landlord’s and Tenant’s review. Landlord shall schedule a walkthrough of the Premises with Tenant’s Representative to occur on Substantial Completion, from which Landlord shall generate a final Punch List. Landlord shall diligently pursue completion of any Punch List work, and make commercially reasonable efforts to complete all Punch List work within 30 days after Substantial Completion. Landlord shall obtain from the Selected Contractor a commercially customary one-year (or longer if applicable and provided) warranty for the Leasehold Improvements, and Landlord shall make claim under such warranties on behalf of Tenant, to the extent necessary. The taking of possession of the Premises by Tenant shall constitute an acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory except as to any latent defects discovered within the first 12 months of the Term and items contained in the Punch List. Punch List items are hereby agreed to mean details of construction, decoration, and mechanical adjustment which, in the aggregate, are relatively minor in character, and do not materially interfere with the use or enjoyment of the Premises for the uses permitted in this Lease.

7. Tenant Delay. In the event of Tenant Delay, Substantial Completion shall be deemed to be the date Substantial Completion would have occurred but for Tenant Delays. Landlord shall have no obligation to expend any funds, employ any additional labor, contract for overtime work, or otherwise take any action to compensate for any Tenant Delay. “Tenant Delay” means that, in whole or in part, Substantial Completion is delayed, or Landlord is delayed in obtaining any permit(s) or certificate(s) that Landlord is required to obtain under the Lease or this Exhibit, as a result of any of the following: (i) Tenant fails to fully and timely comply with the terms of this Exhibit, including without limitation Tenant’s failure to comply with any of the deadlines specified in this Exhibit; (ii) Tenant changes the CD’s, including any Approved Changes, notwithstanding Landlord’s approval of such changes and such change delays Substantial Completion provided the Selected Contractor advised Tenant and Landlord of such delay prior to the authorization of the Change Order by Landlord and Tenant; (iii) Tenant requests non-Building Standard improvements, materials, finishes, or installations provided Landlord advised Tenant that any such improvements, materials, finishes, or installations would cause a delay as part of Landlord’s review and approval of the CD’s and/or and Approved Changes; (iv) Tenant’s or its contractors’ unreasonable interfere with the work of Landlord or the Selected Contractor including, without limitation, during any pre-commencement entry period or in connection with Tenant’s installation of Tenant’s Equipment and such interference delays Substantial Completion; (v) delays caused by any governmental or quasi-governmental authorities arising from the Leasehold Improvements being designed to include items or improvements not typically found in Class A Projects; or (vi) any other Tenant-caused delay. Notwithstanding the foregoing, there shall be no Tenant Delay under clauses (ii) through (vi) above unless and until Landlord has provided Tenant’s Representative with written notice of such potential Tenant Delay. Landlord shall use commercially reasonable efforts to provide Tenant’s Representative with written notice regarding any potential or actual Tenant Delay Landlord is aware of within two (2) business days after Landlord becomes aware of such delay.

8. Early Access. Subject to the terms herein and Tenant’s compliance with all applicable Laws, Tenant shall have reasonable access to the Premises or any portion thereof (“Early Access”): (i) during completion of the Leasehold Improvements to coordinate installation of Tenant’s cabling and wiring; and (ii) no less than fourteen (14) days prior to Substantial Completion to coordinate installation of Tenant’s furniture, fixtures and equipment to the extent such installation is allowed by the City of Austin prior to issuance of a certificate of occupancy; provided in any such case Tenant’s Early Access does not unreasonably interfere with, or delay completion of the Leasehold Improvements, and Tenant first provides Landlord with a certificate of insurance as required under the Lease. Tenant shall be fully responsible for all costs related to Early Access. All insurance, waiver, indemnity, and alteration provisions of the Lease shall be in full force and effect during Early Access. Tenant shall ensure that its phone/data, security, and other vendors comply with all applicable Laws and pull their applicable permits and perform their work in conjunction with the Leasehold Improvements so as not to delay completion of the Leasehold Improvements and any and all inspections therefor. Tenant and its contractors shall coordinate all activities with Landlord in advance and in writing, and shall comply with Landlord’s reasonable instructions and directions so that Tenant’s early entry does not unreasonably interfere with or delay any work to be performed by Landlord. Any delay resulting from Early Access, including without limitation due to a Tenant vendor’s work delaying Landlord’s ability to obtain its permits, shall be deemed a Tenant Delay.

9. Costs.

(a) Improvement Allowance. Landlord shall provide the Improvement Allowance to Tenant in accordance with this Exhibit. “Improvement Allowance” means an amount equal to the sum of: (A) the product of $65.00 multiplied by the Rentable Floor Area of the Initial Premises and the First Must-Take Premises, plus (B) the product of $55.50 multiplied by the Rentable Floor Area of the Second Must-Take Premises. The Leasehold Improvements in the First Must-Take Premises and the Second Must-Take Premises shall be consistent with the Leasehold Improvements in the Initial Premises, and completed prior to Tenant occupying the First Must-Take Premises and the Second Must-Take Premises, as applicable, for business. Except as may be expressly provided to the contrary in this Exhibit, the Improvement Allowance shall be applied solely towards payment of the Improvement Costs (specifically excluding furniture, fixtures, equipment, and/or data cabling). “Improvement Costs” means the sum of: (i) the Planning Costs; (ii) the Construction Costs; and (iii) Construction Management Fee and any of the following (which may be included in the respective definitions for the three foregoing defined terms) to be used for and in connection with (a) the purchase, installation and construction of Leasehold Improvements, (b) space planning, architectural and engineering expenses related to Leasehold Improvements, (c) plan review, permits, inspections and other governmental requirements and approvals relating to Leasehold Improvements, (d) construction management services relating to Leasehold Improvements (not to exceed 5% of the Improvement Costs exclusive of the construction management fees), and (e) any and all costs, expenses, fees and charges incurred in connection with Leasehold Improvements and/or the items described in (a) through (e) in this sentence (specifically excluding furniture, fixtures, equipment, and/or data cabling). Notwithstanding the foregoing, no more than $4.50 multiplied by the Rentable Floor Area of the Premises (including without limitation, the First Must-Take Premises and the Second Must-Take Premises) of the Improvement Allowance may be applied against architectural fees. If, as of the 9-month anniversary of the Commencement Date, any portion of the Improvement Allowance remains unused for any reason under Tenant’s control, the Improvement Allowance shall be deemed reduced by such unused amount, and Landlord shall retain such undisbursed portion of the Improvement Allowance which shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations.

(b) Construction Management Fee. At a minimum, Landlord shall (i) supervise the approval process for the Proposed CD’s, and CD’s, (ii) negotiate and execute a construction contract for Leasehold Improvements between Landlord and the Selected Contractor, (iii) act as a liaison between the architect and engineer, the Selected Contractor and Tenant as well as other parties involved in the process of designing and completing Leasehold Improvements, (iv) coordinate the relationship between Leasehold Improvements, the Building and the Project, and (iv) make disbursements required to be made to the Selected Contractor and others such as the architect who are eligible to be paid from the Improvement Allowance, Tenant must pay the Construction Management Fee to Landlord as compensation for Landlord’s construction management services under this Exhibit. “Construction Management Fee” means a fee in the amount of 3% of the Construction Costs but in no event any architectural, engineering, or other professions services or any other cost which are typically considered to be “soft” construction costs.

(c) Excess Costs. Tenant shall be solely responsible for all Improvement Costs in excess of the Improvement Allowance (“Excess Costs”). Landlord may issue a TEA for Excess Costs. Tenant shall pay 50% of the estimated Excess Costs in full within 15 days after receipt of an invoice therefor. Tenant shall pay any and all unpaid Excess Costs within 15 days after receipt of an invoice therefor from time to time, provided Landlord shall have the right to invoice Tenant with respect to particular components of the Leasehold Improvements and the applicable amount of Excess Costs (as reasonably determined by Landlord) upon substantial completion of such component.

(d) Rent. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an Event of Default of a monetary nature; provided, however, it is hereby agreed that if such Event of Default shall be cured by Tenant prior to Landlord’s exercise of Landlord’s remedies specified in Section 17 of the Lease, then Landlord shall disburse the remainder of the Improvement Allowance.

EXHIBIT D

RULES AND REGULATIONS

RULES AND REGULATIONS

1.	Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby, and any other part of the Building shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress or egress to and from the Premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the Building’s tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2.	No awnings or other projections may be attached to the outside walls of the Building without the prior written consent of Landlord. All drapes and window blinds shall be of a quality, type, design, and color, and attached in a manner approved in writing by Landlord.

3.	No showcases, display cases, or other articles may be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without the prior written consent of Landlord. All supplies shall be kept in designated storage areas. Tenant shall not use or permit the use of any portion of the Project for outdoor storage. No mats, trash, or other objects may be placed in the public corridors, hallways, stairs, or other common areas of the Building.

4.	Restrooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no debris, rubbish, rags, or other substances may be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees, caused such damage. Bathing and changing of clothes is permitted only in designated shower/locker facilities, and is not permitted in restrooms.

5.	Tenant shall not, without the prior written consent of Landlord, mark, paint, drill into, bore, cut, string wires, or in any way deface any part of the Premises or the Building except for the reasonable hanging of decorative or instructional materials on the walls of the Premises. Tenant shall remove seasonal decorations that are visible outside of the Premises within 30 days after the end of the applicable season.

6.	Tenant shall not construct, install, maintain, use, or operate in any part of the Project any electrical device, wiring, or other apparatus in connection with a loud speaker system or other sound/communication system that may be heard outside the Premises.

7.	No bicycles, mopeds, skateboards, scooters, or other vehicles may be brought into, used, or kept in or about the Building or in the common areas of the Project other than in locations specifically designated thereof. No animals or pets of any kind (other than a service animal performing a specified task), including without limitation fish, rodents, and birds, may be brought into, used, or kept in or about the Building. Rollerblading and roller skating is not permitted in the Building or in the common areas of the Project.

8.	Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9.	No space in the Project may be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods, or property of any kind.

10.	Tenant shall not make any unseemly or disturbing noises, or disturb or interfere with the occupants of the Building or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, lewd behavior, or in any other way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, businesslike manner. Tenant shall not commit or suffer any waste upon the Premises, the Building, or the Project, or any nuisance, or do any other act or thing that may disturb the quiet enjoyment of any other tenant in the Building or Project.

11.	Tenant shall not throw anything out of the doors, windows, or down corridors or stairs of the Building.

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12.	Tenant shall not place, install, or operate in the Premises or in any part of the Project, any engine, stove, machinery, or electrical equipment not directly related to its business, including without limitation space heaters, coffee cup warmers, and small refrigerators, conduct mechanical operations, cook thereon or therein, or place or use in or about the Premises or the Project any explosives, gasoline, kerosene oil, acids, caustics, canned heat, charcoal, or any other flammable, explosive or hazardous material, without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right to install and use a coffee machine, microwave oven, toaster, ice maker, refrigerator, and/or vending machine in compliance with all applicable Laws in a kitchen or break room designated as such by Landlord, provided Tenant shall use only stainless steel braided hoses. All supply waterlines shall be of copper (not plastic) tubing.

13.	No smoking (including without limitation of cigarettes, cigars, and e-cigarettes) is permitted anywhere in the Premises, the Building, or the Project, including but not limited to restrooms, hallways, elevators, stairs, lobby, exit and entrance vestibules, sidewalks, and parking lot areas, provided smoking shall be permitted in any Landlord-designated exterior smoking area. All cigarette ashes and butts shall be deposited in the containers provided for such disposal, and shall not be disposed of on sidewalks, parking lot areas, or toilets.

14.	Tenant shall not install any additional locks or bolts of any kind upon any door or window of the Building without the prior written consent of Landlord. Tenant shall, upon the termination of its tenancy, return to Landlord all keys for the Premises, either furnished to or otherwise procured by Tenant, and all security access cards to the Building.

15.	Tenant shall keep all doors to hallways and corridors closed during Business Hours except as they may be used for ingress or egress.

16.	Tenant shall not use the name of the Building, Project, Landlord, or Landlord’s agents or affiliates in any way in connection with its business except as the address thereof. Landlord shall also have the right to prohibit any advertising by Tenant that, in Landlord’s sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17.	Tenant shall be responsible for all security access cards issued to it, and shall secure the return of all security cards from all employees terminating employment with them. Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have security access cards unless Landlord grants prior written approval.

18.	All deliveries to the Building that involve the use of a hand cart, hand truck, or other heavy equipment or device shall be made via the freight elevator, if such freight elevator exists in the Building. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for Tenant to the Building. Tenant shall procure and deliver to Landlord a certificate of insurance from its movers, which certificate shall name Landlord as an additional insured.

19.	Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material that violates any of these rules and regulations.

20.	Tenant shall refer all contractors, contractor’s representatives, and installation technicians rendering any service on or to the Premises, to Landlord for Landlord’s approval and supervision before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, or any other physical portion of the Building. Landlord reserves the right to require that all agents of contractors and vendors sign in and out of the Building.

21.	If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted, without Landlord’s consent, not to be unreasonably withheld, conditioned, or delayed. Landlord shall have the right to prevent and to cut off the

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transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may reasonably deem necessary, and further to require compliance with such reasonable and uniformly applied rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it reasonably considers necessary to remove the danger, annoyance, or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the suite number of the office to which such wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating such wires.

22.	Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself or herself to Landlord’s management or security personnel.

23.	Landlord may require, at its sole option, all persons entering the Building outside of Business Hours to register at the time they enter and at the time they leave the Building.

24.	No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

25.	Tenant shall not use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during breaks or during lunch periods.

26.	No canvassing, soliciting, or peddling is permitted in the Building or its common areas.

27.	Tenant shall comply with all Laws regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse, and Landlord’s recycling policy for the Building.

28.	Landlord does not maintain suite finishes that are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.

29.	Tenant shall clean at least once a year, at its expense, drapes in the Premises that are visible from the exterior of the Building.

30.	No pictures, signage, advertising, decals, banners, etc. may be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.

31.	Tenant is prohibited at all times from eating or drinking in hallways, elevators, restrooms, lobbies, or lobby vestibules outside of the Premises. Food storage shall be limited to a Landlord-approved kitchen or break room.

32.	Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, invitees, agents, contractors, licensees, subtenants, and assignees.

33.	Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, hallways, elevators, lobby, exterior common areas, or other public portions or facilities of the Building.

34.	Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements shall be submitted in writing to Landlord.

35.	Tenant is prohibited from interfering in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment at the Project.

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36.	Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry regardless of whether such loss occurs when an area is locked against entry or not.

37.	Landlord shall not permit entrance to the Premises by use of pass key controlled by Landlord, to any person at any time without written permission of Tenant, except employees, contractors or service personnel supervised or employed by Landlord.

38.	Tenant shall observe and comply with the driving and parking signs and markers on the Project grounds and surrounding areas. Tenant shall comply with all reasonable and uniformly applied parking regulations promulgated by Landlord from time to time for the orderly use of vehicle parking areas. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow or with loading and unloading areas of other tenants. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism, or theft. Tenant shall cooperate with Landlord in any reasonable and uniformly applied measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under the Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle that violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

39.	Tenant shall not enter other separate tenants’ hallways, restrooms, or premises except with prior written approval from Landlord’s management.

40.	Tenant shall not place weights anywhere beyond the load-per-square-foot carrying capacity of the Building.

41.	Tenant shall comply with all laws, regulations, or other governmental requirements with respect to energy savings, not permit any waste of any utility services provided Landlord, and cooperate with Landlord fully to ensure the most effective and efficient operation of the Building.

42.	The finishes, including floor and wall coverings, and the furnishings and fixtures in any areas of the Premises that are visible from the common areas of the Building are subject to Landlord’s approval in its sole discretion. Selections for these areas shall be pre-approved in writing by Landlord.

43.	Power strips and extension cords shall not be combined (also known as daisy chaining).

44.	Candles and open flames arc prohibited in the Building.

45.	Guns, firearms, and other dangerous weapons (concealed or otherwise) are not allowed at the Project, subject to applicable Law (if any) requiring Landlord to so permit at the Project.

Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Project, the operations thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to Tenant shall be binding upon Tenant in a like manner as if originally prescribed. As used in these rules and regulations, capitalized terms shall have the respective meanings given to them in the Lease to which these rules and regulations are attached, provided Tenant shall be responsible for compliance herewith by everyone under Tenant’s reasonable control, including without limitation its employees, invitees, agents, contractors, licensees, subtenants and assignees, and a violation of these rules and regulations by any of the foregoing is deemed a violation by Tenant.

4	Revised 2014 | Brandywine Realty Trust

EXHIBIT E

IRREVOCABLE STANDBY LETTER OF CREDIT

GOLDMAN SACHS BANK USA

C/O GOLDMAN SACHS LOAN OPERATIONS

ATTN: LETTER OF CREDIT DEPARTMENT MANAGER

6011 CONNECTION DRIVE

IRVING, TX 75039

DATE: OCTOBER 5, 2017

APPLICANT: SAILPOINT TECHNOLOGIES, INC.	BENEFICIARY: BDN Four Points Land LP
ADDRESS: 11305 FOUR POINTS DRIVE, SUITE 100	ATTN: Desiré Gormley
CITY, STATE, ZIP: AUSTIN, TX 78726	FMC Tower at Cira Centre South
2929 Walnut St., Suite 1700 Philadelphia, PA 19104
TELEPHONE: 610-325-5600 Legal.Notices@bdnreit.com

LETTER OF CREDIT NUMBER: 10000603	EXPIRY DATE: OCTOBER 5, 2018

DEAR SIR OR MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE &TRANSFERABLE STANDBY LETTER OF CREDIT (THE “LETTER OF CREDIT”) IN FAVOR OF THE ABOVE REFERENCED BENEFICIARY (HEREINAFTER, THE “BENEFICIARY”) FOR THE ACCOUNT OF THE ABOVE REFERENCED APPLICANT (HEREINAFTER, THE “APPLICANT”) IN THE AGGREGATE AMOUNT OF SIX MILLION UNITED STATES DOLLARS (USD 6,000,000 (SUBJECT TO REDUCTION AS DESCRIBED BELOW, THE “STATED AMOUNT”).

THIS LETTER OF CREDIT IS ISSUED PURSUANT TO THAT CERTAIN LEASE DATED AS OF OCTOBER 2, 2017 (AS AMENDED, AMENDED AND RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LEASE”), BY AND AMONG THE APPLICANT, AS TENANT, AND BENEFICIARY, AS LANDLORD, FOR PREMISES AT FOUR POINTS CENTRE 3 IN THE CITY OF AUSTIN, TRAVIS COUNTY, TEXAS.

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE BY PAYMENT AS DESCRIBED BELOW FROM OUR OFFICE IN NEW YORK, NEW YORK, FOLLOWING PRESENTATION ON OR PRIOR TO THE EXPIRY DATE AT OUR OFFICE SPECIFIED BELOW OF THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL LETTER OF CREDIT TOGETHER WITH ORIGINALS OF ANY AMENDMENTS THERETO, WHICH SHALL BE ATTACHED TO THE LETTER OF CREDIT; AND

2. A DATED STATEMENT ISSUED ON LETTERHEAD OF THE BENEFICIARY AND PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE IN THE FORM OF EXHIBIT A HERETO.

IN ADDITION, PRESENTATION OF SUCH DRAW STATEMENT MAY ALSO BE MADE BY FACSIMILE TRANSMISSION TO 917-977-4587 OR SUCH OTHER FAX NUMBER IDENTIFIED BY ISSUER IN A WRITTEN NOTICE TO YOU. IF A PRESENTATION IS MADE BY FACSIMILE TRANSMISSION, YOU SHALL (I) PROVIDE TELEPHONE NOTIFICATION THEREOF TO THE ISSUER AT 972-368-2790 OR NOTIFICATION BY EMAIL TO THE ISSUER AT gs-loc-operations@ny.email.gs.com PRIOR TO INITIATING SUCH FACSIMILE AND (II) SEND THE ORIGINAL OF SUCH DRAW STATEMENT BY OVERNIGHT COURIER TO GOLDMAN SACHS BANK USA, C/O GOLDMAN SACHS LOAN OPERATIONS, ATTENTION: LETTER OF CREDIT DEPARTMENT MANAGER, 6011 CONNECTION DRIVE, IRVING, TX 75039. IF A DRAW PRESENTATION IS PRESENTED BY FACSIMILE TRANSMISSION, THE ISSUER MAY, IN ITS SOLE DISCRETION, ACT UPON ANY SUCH TRANSMISSION WITHOUT THE NEED OF OBTAINING SUCH PRIOR NOTIFICATION THEREOF OR THE ORIGINAL OF SUCH FACSIMILE TRANSMISSION.

THE STATED AMOUNT SHALL BE AVAILABLE FOR DRAWING BY THE ABOVE-NAMED BENEFICIARY AS SET FORTH BELOW.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT WRITTEN AMENDMENT FOR 1 YEAR PERIODS FROM THE PRESENT OR ANY FUTURE EXPIRY DATE, UNLESS AT LEAST 90 DAYS PRIOR TO SUCH EXPIRY DATE, WE SEND THE BENEFICIARY NOTICE EITHER AT THE ABOVE STATED ADDRESS BY OVERNIGHT COURIER OR BY EMAIL AT THE EMAIL ADDRESS OF THE BENEFICIARY SET FORTH ABOVE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT BEYOND THE INITIAL OR ANY EXTENDED EXPIRY DATE THEREOF.

HOWEVER, THIS STANDBY LETTER OF CREDIT SHALL NOT BE EXTENDED BEYOND JUNE 30, 2029, WHICH WILL BE CONSIDERED THE FINAL EXPIRY DATE. ANY REFERENCE TO A FINAL EXPIRY DATE DOES NOT IMPLY THAT GOLDMAN SACHS BANK USA IS OBLIGATED TO EXTEND THIS LETTER OF CREDIT BEYOND THE INITIAL EXPIRY DATE OR ANY EXTENDED DATE THEREOF.

WE HEREBY AGREE WITH YOU THAT DEMANDS FOR PAYMENT UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED IF PRESENTED, TOGETHER WITH DOCUMENT(S) AS SPECIFIED ABOVE, IN PERSON, BY COURIER OR BY FACSIMILE TO:

GOLDMAN SACHS BANK USA

C/O GOLDMAN SACHS LOAN OPERATIONS

ATTN: LETTER OF CREDIT DEPARTMENT MANAGER

6011 CONNECTION DRIVE

IRVING, TX 75039

FACSIMILE: 917-977-4587

(OR AT SUCH OTHER U.S. ADDRESS AS WE MAY DESIGNATE IN AN AMENDMENT)

WITH A COURTESY COPY TO:

GOLDMAN SACHS BANK USA

200 WEST STREET

NEW YORK, NY 10282

IN EACH CASE WHERE WE HAVE RECEIVED THE DEMAND AND OTHER DOCUMENTS AS DESCRIBED ABOVE PRIOR TO 5:00 P.M. NEW YORK, NEW YORK TIME, ON A BUSINESS DAY, WE WILL MAKE PAYMENT FROM OUR OFFICES AT 200 WEST STREET, NEW YORK, NEW YORK 10282, BY 5:00 P.M. NEW YORK, NEW YORK TIME WITHIN THE FOLLOWING THREE BUSINESS DAYS, ASSUMING NO DISCREPANCIES. IN ALL OTHER CASES, THE DEMAND AND OTHER DOCUMENTS WILL BE DEEMED TO HAVE BEEN RECEIVED AT THE OPENING OF BUSINESS ON THE BUSINESS DAY FOLLOWING OUR RECEIPT OF SUCH DEMAND AND OTHER DOCUMENTS. AS USED HEREIN, “BUSINESS DAY” MEANS ANY DAY ON WHICH INTERBANK WIRE TRANSFERS CAN BE MADE ON THE FEDWIRE SYSTEM AND WHICH IS NOT (I) A SATURDAY OR A SUNDAY, OR (II) ANY DAY ON WHICH COMMERCIAL BANKS IN NEW YORK, NEW YORK OR TEXAS ARE AUTHORIZED OR REQUIRED TO BE CLOSED FOR BUSINESS. NO DRAW MAY EXCEED THE THEN APPLICABLE STATED AMOUNT.

ALL DOCUMENTS PRESENTED TO US IN CONNECTION WITH ANY DRAWING UNDER THIS LETTER OF CREDIT AND ALL OTHER COMMUNICATIONS AND NOTICES TO US WITH RESPECT TO THIS LETTER OF CREDIT MUST BE IN WRITING, AND DELIVERED IN PERSON, BY COURIER OR BY FACSIMILE (OTHER THAN COMMUNICATIONS WITH RESPECT TO PRIOR NOTIFICATION OF DRAW

REQUESTS DELIVERED IN CONNECTION WITH FACSIMILE TRANSMISSIONS WHICH MAY BE SENT BY EITHER TELEPHONE OR BY EMAIL AS PROVIDED HEREIN) TO OUR SERVICER WITH A COPY TO US AT THE RESPECTIVE ADDRESSES SET FORTH ABOVE AND MUST SPECIFICALLY REFER TO US BY NAME AND TO THIS LETTER OF CREDIT BY THE LETTER OF CREDIT NUMBER SET FORTH ON THE FIRST PAGE OF THIS LETTER OF CREDIT. BENEFICIARY SHALL USE COMMERCIALLY REASONABLE EFFORTS TO PROMPTLY ADVISE ISSUER IF THE TELEPHONE NUMBER OR EMAIL ADDRESS OF BENEFICIARY AS SET FORTH ABOVE CHANGES.

THIS LETTER OF CREDIT SHALL EXPIRE AT 5:00 P.M. LOCAL TIME IN NEW YORK, NEW YORK, ON THE EXPIRY DATE SET FORTH ABOVE. DEMANDS FOR PAYMENT UNDER THIS LETTER OF CREDIT MAY BE MADE BY BENEFICIARY FROM TIME TO TIME ON OR BEFORE THE STATED EXPIRY DATE, OR ANY EXTENDED EXPIRY DATE, IF APPLICABLE.

PARTIAL DRAWINGS ARE PERMITTED UNDER THIS LETTER OF CREDIT. EACH DRAWING UNDER THIS LETTER OF CREDIT SHALL AUTOMATICALLY REDUCE THE STATED AMOUNT BY THE AMOUNT DRAWN.

THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY BUT NOT IN PART. THIS LETTER OF CREDIT WILL NOT BE TRANSFERRED TO ANY PERSON OR ENTITY WHO IS SUBJECT TO SANCTIONS ISSUED BY THE U.S. DEPARTMENT OF COMMERCE OR TO WHOM SUCH TRANSFER IS PROHIBITED BY THE FOREIGN ASSETS CONTROL REGULATIONS OR ANY OTHER UNITED STATES REGULATIONS OR LAWS. NO TRANSFER SHALL BE EFFECTIVE UNTIL:

1. AN EXECUTED TRANSFER REQUEST IN THE FORM OF EXHIBIT B ATTACHED HERETO IS FILED WITH US; AND

2. THE ORIGINAL OF THIS LETTER OF CREDIT, ALONG WITH THE ORIGINALS OF ANY AMENDMENTS THERETO, IS/ARE RETURNED TO US FOR OUR APPROVAL AND ENDORSEMENT THEREON OF ANY TRANSFER EFFECTED.

THIS IRREVOCABLE LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING. THIS UNDERTAKING IS INDEPENDENT OF AND SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, OR AMPLIFIED BY, OR INCORPORATE BY REFERENCE, ANY DOCUMENT, CONTRACT, OR AGREEMENT REFERENCED HEREIN (OTHER THAN ISP98).

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 (“ISP98”). AS TO MATTERS NOT GOVERNED BY ISP98, THIS LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATE OF NEW YORK.

SINCERELY,

GOLDMAN SACHS BANK USA

/s/ Authorized Signatory
AUTHORIZED SIGNATURE

EXHIBIT “A”

[Beneficiary Letterhead]

DRAWN UNDER GOLDMAN SACHS BANK USA

LETTER OF CREDIT NO. [                    ]

[                ], 20[        ]

Goldman Sachs Bank USA

c/o Goldman Sachs Loan Operations

ATTN: Letter of Credit Department Manager

6011 Connection Drive

Irving, Texas 75039

WITH A COURTESY COPY TO:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

The undersigned, a duly authorized signatory of [                    ] (the “Beneficiary”), hereby certifies to Goldman Sachs Bank USA (the “Issuing Bank”), with reference to Irrevocable Letter of Credit No. [                    ] (the “Letter of Credit”) issued by the Issuing Bank in favor of the Beneficiary (except as expressly provided otherwise herein, any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1. The Beneficiary is making a drawing under the Letter of Credit in the amount of [                    ] United States Dollars (USD[                    ]) (the “Drawing Amount”).

2. The Drawing Amount hereunder does not exceed the Stated Amount reduced by all payments of any previous drawings or reductions to the Stated Amount under the Letter of Credit.

3. The reason for the draw is: [Select appropriate alternative: There is an existing Event of Default (as defined in the Lease) by Tenant (as defined in the Lease) under the Lease on the date hereof. OR A petition has been filed by or against Tenant (as defined in the Lease) commencing a case under Title 11 of the United States Code or other state or federal bankruptcy or insolvency laws, as amended or reenacted with the passage of time. OR Following delivery of a Non-Renewal Notice (as defined in the Lease), Tenant (as defined in the Lease) has failed to provide a replacement Letter of Credit which complies with the requirements specified in the Lease within thirty (30) days after delivery of the Non-Renewal Notice (as defined in the Lease). OR Tenant (as defined in the Lease) is obligated under the Lease to cause the delivery to Landlord (as defined in the Lease) of an amendment to the Letter of Credit or a replacement Letter of Credit, other than by reason of the delivery of a Non-Renewal Notice (as defined in the Lease), and has failed to do so.] The Beneficiary is entitled to draw the Drawing Amount under the Letter of Credit in accordance with Section 4(d) of the Lease. The person executing this certificate on behalf of Beneficiary is validly authorized to do so.

4. You are hereby directed to make payment of the requested Drawing Amount to Beneficiary’s account at [Name of Bank] at [                    ], ABA No. [                    ], for further credit to Account No. [                    ] Re: [                    ] Attention: [                    ].

5. Attached hereto are the original Letter of Credit together with originals of any amendments thereto.

6. [Select appropriate alternative: No previous drawings have been made under the Letter of Credit. OR Prior drawings in the amount of                      United States Dollars [and                      United States Dollars, respectively,] have been made under the Letter or Credit.]

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the [        ] day of [                    ], 20[        ].

[BENEFICIARY]

By:
Name:
Title:
Telephone:
Email:

STATE/COMMONWEALTH OF	§
§
CITY/COUNTY OF	§

Sworn to and subscribed before me this              day of                     ,                         , by                     ,                              of                         , a                             .

Notary Public in and for the State/Commonwealth of _______

Printed/Typed Name of Notary Public

My commission expires:

[Notary Seal]

EXHIBIT “B”

FULL TRANSFER OF LETTER OF CREDIT

Goldman Sachs Bank USA

c/o Goldman Sachs Loan Operations

ATTN: Letter of Credit Department Manager

6011 Connection Drive

Irving, Texas 75039

Re:	Irrevocable Transferable Standby Letter of Credit No. [_______]

Ladies and Gentlemen:

For value received, the undersigned beneficiary (the “Beneficiary”) hereby requests that all rights of the undersigned Beneficiary to draw under the above-captioned Letter of Credit (the “Letter of Credit”).

be irrevocably transferred to:

[Name of Transferee]

[Address]

By this transfer, all rights of the undersigned Beneficiary in the Letter of Credit are transferred to the transferee and the transferee shall hereafter have the sole rights as Beneficiary thereof; provided that no rights shall be deemed to have been transferred to the transferee until such transfer complies with the requirements of the Letter of Credit pertaining to such transfers. All further amendments to the Letter of Credit are to be consented to by the transferee without necessity of any consent of or notice to the undersigned.

The Letter of Credit together with any amendments (if any) is returned herewith and in accordance therewith we ask that this transfer be effective and that you transfer the Letter of Credit to our transferee or that, if so requested by the transferee, you issue a new irrevocable letter of credit in favor of the transferee on the same terms as the Letter of Credit (other than the name of the beneficiary, the issue date thereof and the Letter of Credit number).

Very truly yours,

Authorized Signature

EXHIBIT F

LANDLORD’S WORK

BASE BUILDING WORK

1.	Core walls and ground elevator lobby areas completed to Building Standard condition for public areas.

2.	Broom clean unfinished concrete floors throughout the Premises.

3.	Electrical service per the Preliminary Outline Building Specifications.

4.	Men’s and women’s restroom facilities with Building Standard finishes located on each floor which the Premises are located, completed in accordance with applicable code.

5.	Fire sprinkler system per the Preliminary Outline Building Specifications.

6.	Fire alarm system per the Preliminary Outline Building Specifications.

7.	Sound insulation to Building Standard condition for all walls at the Building core (electrical rooms, mechanical rooms, elevator rooms, etc.) on each floor.

8.	Building Standard doors of 8’ x 0” x 3’ x 0” at core doors.

9.	Building Standard stairwells between all floors completed in accordance with applicable code(s).

10.	Building Standard passenger elevators sufficient to provided passenger and freight service to the Premises.

11.	Access at core to domestic cold water, waste and vent systems.

12.	One (1) Hi/Low electric water cooler per floor.

13.	Building Standard telephone closets installed two (2) per each floor.

Preliminary Outline Building Specifications

The Landlord at its sole cost shall provide the following work unless identified as tenant work or part of Tenant Allowance.

1.	Construction Specifications

Licensed engineers and registered architects will prepare the plans and specifications. The building design is based on occupancy type business use Group “B” and construction type 2B and conforms to the International Building Code (IBC), ADA, local and municipal codes, and state requirements. The plans will be submitted to, and approved by, the Municipal Building Department and are subject to change.

2.	Design Criteria

• Four story building

• Floor to Floor Height:	16’-0” Ground Floor; 14’-0” Floors 2-4

• Interior Ceiling Heights:	12’-0” Ground Floor; 10’-0” typical, 9’-6” minimum with certain exceptions on Floors 2-4

• Bay Size:	Varies – 30’ x 30’ and 30’ x 45’

• Curtain Wall Framing Requirements:

•    Energy Performance: Glazed aluminum curtain walls shall have certified and labeled energy performance ratings in accordance with NFRC.

•    Thermal Transmittance (U-factor): Fixed glazing and framing areas shall have U-factor of not more than 0.45 Btu/sq. ft. x h x deg. F as determined according to NFRC 100.

•    Solar Heat Gain Coefficient: Fixed glazing and framing areas shall have a solar heat gain coefficient of no greater than 0.40 as determined according to NFRC 200.

•    Air Infiltration: Maximum air leakage through fixed glazing and framing areas of 0.30 cfm/sq. ft. of fixed wall area as determined according to ASTM E 283 at a minimum static-air-pressure differential of 1.57 lbf/sq. ft.

•    Condensation Resistance: Fixed glazing and framing areas shall have an NFRC- certified condensation resistance rating of no less than 55 as determined according to NFRC 500.

3.	Site Work

Site and utility service has been engineered and constructed. Landscaping and hardscaping will be provided around the building with trees, plantings, annual flowers, and other attractive features.

4.	Concrete

A.	The concrete pier design will be determined by load requirements and as per recommendations of an independent Soils Engineer. All drilled pier concrete will be 3,000 PSI minimum.

B.	The concrete floor slab on grade will be 3,500 PSI concrete, a minimum 5” thick in all areas. Expansion and contraction joints are included. The floor will be machine troweled, finished, and cured with “Super Aqua-Cure VOX” as manufactured by Euclid. Floor will be placed over locally available compacted fill.

C.	Above grade slabs will be comprised of 3“normal weight concrete on 2” galvanized composite metal deck.

D.	The foundation wall will be comprised of an extension of the exterior precast panel.

5.	Structural System

A.	Structure

The structural system will consist of columns and girders from rolled steel sections. Roof structure will be metal decking on sloped open web-steel joists.

Miscellaneous steel, such as lintels, handrails, roof scuttle, and scuttle ladder will be provided. Rooftop mechanical equipment will be enclosed within a steel framed screen wall.

B.	Loading

1)	Each floor will be designated to accommodate a live load of 80 pounds per square foot of floor area (60psf plus 20psf partition allowance).

2)	Areas of limited size may be reinforced to support loads in addition to standard design, but only at Tenant’s expense and with Landlord’s approval, Landlord’s engineer will advise Tenant as to the permissibility of any such above standard loading and will specify such additional loading as may be required.

C.	Floor Penetrations

With adequate written notice from Tenant, the design of the building may be modified to accommodate penetrations of the floor structure and removal of portions of the floor structures to allow for the installation of such improvements such as stairways and dumbwaiters in limited areas, but only at Tenant’s expense. Landlord’s engineer will advise as to the permissibility of any such opening and will specify any additional reinforcing of the structure required to accommodate such opening. At the end of the lease term, Landlord, at its option, may require restoration.

6.	Conveying System

Elevators: Two (2) passenger elevators with 3,500 lb. capacity and one (1) passenger/service elevator with 4,000 lb. freight capacity are provided. Elevators to be complete with operational systems, handicap accessible, with architectural cab finishes. Inside dimensions for cabs will be approximately 7-0 W X 5-0 D with a dimension of 8’-0” from finish floor to bottom of ceiling for passenger elevator and 10’-0” at passenger/service elevator. Bi-parting doors, in brushed stainless steel, will be provided.

7.	Exterior Building Envelope

The exterior walls of the building will be constructed of a combination of natural stone veneer, factory finished metal panels, and clear anodized aluminum storefront and curtainwall. Glass will be 1” thick insulated units Solarban 70XL, argon filled, warm edge spacer, and “low E” type coating. Building entrance doors will match the wall system.

A single-ply white TPO roof will be provided. The roof will be pitched (1/4”/FT). Miscellaneous flashing, pitch pockets, coping and drains will be provided. Roof insulation to be provided, mechanically fastened to meet a rating of U = 0.048. A fifteen (15) year warranty is included. All mechanical equipment on the roof will be screened.

8.	Plumbing

A.	Design Criteria

A complete plumbing system will be properly sized for sewer and water. Both sewer and water will be connected to the municipal system. Both sewer and water will be distributed to the toilet rooms in the core.

The plumbing system will meet the IBC Code including handicap provisions.

B.	Equipment

Plumbing equipment will be provided as per the following requirements:

1.	Domestic water system with a minimum of 25 psi at each plumbing fixture with water velocities not exceeding eight feet per second for quiet operation.

2.	Insulation will be on all domestic installed water piping and hot water heaters.

3.	Water coolers shall be self-contained electric, stainless steel bowl meeting ADA requirements.

4.	Local electric hot water heaters installed on every other tenant floor shall provide hot water at 110 degrees F for restrooms.

5.	Internal downspouts shall be provided for all roof areas discharged to the storm sewer system. All horizontal downspout lines in finished ceiling space shall be insulated.

6.	All plumbing fixtures shall be vitreous china, commercial quality. Water closets and urinals shall be flush valve type, siphon jet, wall hung, or floor mounted. Lavatories shall be undermount vitreous china, furnished with vanity tops. All lavatory trim shall meet ADA requirements.

7.	Domestic hot and cold water shall be provided to rest room facilities. All cold and hot water piping will be insulated.

8.	Wet column provisions consisting of a valved cold-water outlet and capped sanitary and vent connections shall be provided at each core toilet room.

9.	Fire Sprinkler System

System Design Criteria

A.	System will meet all requirements per applicable codes, and will be designed according to the core/shell plan. Modifications will be required during TI work.

10.	Heating, Ventilating, & Air Conditioning

A.	System Design Criteria

The heating, ventilating, and air-conditioning (“HVAC”) system will be designed to maintain conditions pursuant to codes and standards complying with the requirements of Building Codes; IBC, NFPA, ASHRAE, SMACNA, and all local codes having jurisdiction. It is further defined by the following conditions (usable office area of 1st floor is 39,752; 2nd floor is 38,938, 3rd floor is 39,856, and 4th floor is 39,792):

i.	Summer

a.	Outdoor – 98.2 deg. F. DB, 74.7 deg. F. WB

b.	Indoor - 75 deg. F. DB, 50% RH

ii.	Winter

a.	Outdoor – 25.7 deg. F.

b.	Indoor - 70 deg. F. DB

iii.	Population - 5 people per 1000 sq. ft. of usable office area.

iv.	Tenant lighting and power

a.	General Power - 3 watts per square foot usable office area.
Lighting – 1.11 watts per square foot of usable office area.

B.	Office Tenant Floor HVAC

1.	Tenant floors will be served by 4 rooftop units.

2.	Each unit will be provided with supply fan, DX coil and compressors, economizer cooling coil, condenser section, filters, and a variable speed drive. Electric heat will only be provided at the fan powered boxes.

3.	Main trunk ductwork loops will be installed for tenants to tap into. Fan powered boxes will be supplied in shell space to maintain RTU minimums required for operation.

4.	It is anticipated that tenant air distribution will be through shutoff VAV boxes in the interior and shutoff or fan-powered boxes with electric heat on the perimeter. VAV boxes will be provided for core spaces.

C.	Ventilation Air Systems.

1.	Ventilation air will be handled by the RTUs.

2.	Smoke/Fire dampers will be provided at each penetration of the supply & return shafts.

D.	Automatic Temperature Control Systems.

1.	The entire building will be equipped with a direct digital building automation system to control and monitor all building functions. The control system will also monitor energy usage and incorporate demand control strategies. The system will be expandable to incorporate equipment added as part of tenant improvement work. The system will be web-based.

E.	Above-Standard Usage—If Tenant plans designate any special-purpose areas such as conference rooms, dining rooms, auditoriums or computer rooms in which population, equipment or lighting result in heating or cooling loads which will require additional cooling capacity, ductwork or equipment in order to meet the building heating or cooling or ventilation criteria, such additional work and design will be at Tenant’s expense.

11.	Electrical Systems

DESIGN CRITERIA

A.	General:

The electrical system shall comply with the National Electrical Code, applicable local codes, and IBC 2012, NFPA 72, NFPA 101, ADA.

SYSTEM DESCRIPTION

A.	General - Service & Distribution:

An AE pad mounted transformer shall serve the building with a 4000 amp, 480/277 volt, 3-phase, 4-wire secondary service to an exterior service disconnect. The service from the transformer to the building shall be underground. The location of transformer will be coordinated with AE and Building Owner. Contractor shall provide AE approved standard transformer pad.

Power shall enter the building via a 4000 amp, 480/277 volt, 3-phase, 4-wire switchboard located in the first floor main electrical room. The electrical distribution service for the building shall consist of 480/277 volt, 3-phase power feeders with full size neutrals. The 480/277 volt power risers shall be sized to accommodate a connected general lighting and HVAC load. 208/120 volt power

Four Points Building 3

Austin, TX

will be provided by the 480/277 volt riser via one base building 112.5 kva transformer suppling power to a 400 amp 208/120 panel with feed through lugs for additional sections in each electrical closet. Each electrical room shall have one 2,200 VA emergency inverter for all core and shell base building emergency power requirements. The 208/120 volt power shall accommodate PC’s, printers, and non-dedicated loads. All power risers for the healing and air conditioning equipment shall be sized per load. The building service shall also accommodate the feeder to the parking garage.

A surge protection device (SPD) shall be provided at the main switchboard and at each 120V panelboard. Each panel used for tenant branch circuits/ feeders shall be equipped with branch circuit metering to accommodate LEED Measurement & Verification requirements.

The electrical service entrance switchboard shall be designed based on the following criteria:

1. General power & lighting:	6.0 watts/SF
2. Building air conditioning and heating:	12.0 watts/SF

TOTAL	18.0 watts/SF

The switchgear shall be sized to accommodate the elevators and garage loads.

B.	Power:

Provide two electrical closets on each floor for horizontal distribution of wiring. The main electrical room on the first floor shall have two doors to accommodate the service switchboard and other equipment.

In public areas (corridors, atrium, lobbies, etc.) provide duplex receptacles for convenience/maintenance use. In mechanical, electrical and equipment closets provide one or two duplex receptacles per area. Provide GFCI protection in wet areas as required. Provide two (2) dedicated receptacles in the telephone demarcation room and each Telecom closet on each floor.

All branch circuit distribution wiring shall be copper metal-clad (MC) cable where concealed or EMT in exposed areas. Non-metallic sheathed cable (i.e. Romex) is not permitted. Each 480Y/277 volt, 3-phase branch circuit panelboard shall utilize “E” frame bolt-on circuit breakers. All 208Y/120 volt, 3-phase branch circuit panelboards shall utilize “Q” frame bolt-on circuit breakers.

C.	Lighting:

The core & shell building shall utilize LED light fixtures for the general common area lighting.

277 volt branch circuits shall be provided from 480Y/277 volt lighting panels, which shall be installed in the electrical closets.

6

D.	Emergency Lighting:

Provide self-contained central battery inverter units to power the selected emergency lighting fixtures. Egress path and lighting levels shall be in compliance with all National and Local Codes (NFPA, ADA, etc.).

E.	Communication:

Provide two (2), 4-inch PVC conduits from property line to telephone demarcation room with nylon pull strings. All services shall enter the building from below the slab. Additional conduits shall also be extended between the east and west telecom rooms on the first floor.

12.	Fire Alarm System

Landlord will provide an addressable fire alarm system in accordance with all applicable code requirements. The system will consist of a main control panel, pull stations, speaker horns, strobe lights, ceiling and duct mounted detectors, remote annunciator and accommodations for the tenant to tie in their alarm devices. The system will be installed, operated and tested in accordance with NFPA requirements. Tenant shall use the contractor designated by the landlord for all fire alarm work.

13.	Telecommunications

A. Two (2) telecommunication riser closets will be provided on each floor.

14.	Interior materials and finishes

A.	Main elevator lobby

1.	A first class lobby.

2.	Upgraded tile flooring and base.

3.	Specialty finishes on walls and wall base (stone tile, wood panels, colored glass panels, coved ceiling lights, and architectural lighting).

4.	Elevator doorjambs clad with stainless steel. Elevator openings shall be complete with thresholds.

5.	Specialty lighting (wall washers, pendants, accent, etc.) elevator call buttons (ADA) and lanterns.

B.	Core and Core Corridors: (where applicable)

1.	Stone tile Ground Floor Lobby and Corridors. Carpet floor covering Levels 2-4.

2.	Gypsum board ceilings and/or lay-in acoustical tile ceilings.

3.	LED fixtures, down-lights and decorative lighting as per lobby design.

4.	Stone base at Stone Tile/ Millwork rubber base at carpet / Wallcovering.

5.	Hi/Low electric water coolers.

6.	Tenant entrance doors, 8’-0” high stain grade; main tenant space entrance doors from the elevator lobbies are typically 8’-0” high glass doors. Door height is flexible per tenant finish design subject to Landlord approval.

C.	Restrooms

1.	European style restrooms with full drywall partitions between water closets.

2.	Stone tile flooring and base.

3.	Vinyl wall covering on walls. Full ceramic tile on wet walls.

4.	Gypsum board ceilings and/or lay-in acoustical tile ceilings

5.	Wall hung toilet fixtures.

6.	Under-hung lavatories with lever trim in stone countertops.

7.	Electric water heater(s) as required to provide hot water to restrooms.

8.	All toilet accessories to include but not limited to, mirrors, dispensers, receptacles, handicap accessibility/support mechanisms.

9.	Supply air outlets and branch ductwork provided in addition to exhaust system.

10.	Floor drain will be provided in each toilet room.

11.	8’-0” high stain grade wood doors.

D.	Telecommunication/Electrical Rooms

1.	Anti-static VCT.

2.	No ceiling.

3.	Painted drywall walls (properly rated).

4.	Supply air outlets and branch ductwork for telecommunications/electrical rooms.

5.	8’-0” high stain grade paneled wood doors.

E.	Janitor Closets:

1.	Concrete floor.

2.	Utility sink/basin.

3.	FRP wall panels.

4.	No lay-in ceiling grid & acoustical tile system.

5.	Standard lighting and switch.

6.	8’-0” high stain grade wood doors.

F.	Stairwells:

1.	Rated drywall assembly (shaft wall).

2.	Sealed concrete floors.

3.	Painted handrail.

4.	Painted walls.

5.	LED lighting with emergency lighting.

6.	8’-0” high stain grade wood doors.

G.	Tenant Areas:

1.	There is flexibility with how the tenant can finish their space with regards to ceiling types and heights. Base Building systems shall be installed to allow for installation of a 10’-0” ceiling in most areas with a 9’-6” minimum (except for select areas lower where adjacent to main air shaft) with clearance for installation of supply/return air boots and lighting fixtures.

H.	Security System:

1.	Tenant suite entrances will be part of Tenant Allowance.

2.	System will be tied to a central monitoring system on 24-hour basis.

I.	Showers:

There are two men’s showers and two women’s showers in the Base Building accessed from the east ground floor public corridor.

15.	Clarifications and Exclusions

1.	All items described as Tenant Work

2.	Subcontractor payment and performance bonds

3.	Plumbing fixture count to be provided in accordance with building population, based on the International Plumbing Code

4.	Any and all base building preparation for computer room or computer room equipment excluded. This exclusion includes electrical, HVAC, structural or plumbing work.

5.	Explosion-proof construction at any area

6.	Surge suppression

7.	Lightning protection system

8.	Backup Generator

9.	Electrical Ground loop

10.	Site Fire loop

11.	Any plumbing equipment, fixtures or piping beyond core restrooms

12.	Installation of office work stations (wiring or power for work stations is not excluded)

13.	Stone beneath slab on grade

14.	Wiring or installation of Tenant’s equipment

15.	Signage

16.	Tenants alarm or security systems – wiring, conduit or equipment

17.	Public address or sound system

18.	Telephone systems – wiring, conduits or equipment

Tenant Work

Tenant improvement work that must be paid out of the tenant improvement allowance includes but is not limited to the following:

i.	HVAC System –

1.	All low pressure ductwork, diffusers, and return air grills

2.	Specialty HVAC and/or exhaust systems.

3.	Controls and control wiring.

4.	Any additional high-pressure ductwork and VAV boxes beyond that provided by Landlord per the Preliminary Outline Specifications.

ii.	Plumbing –

1.	Increased quantities of restroom fixtures or accessories above building standard.

2.	Any other plumbing outside building common restrooms.

iii.	Fire Protection –

1.	All additional sprinkler heads and sprinkler piping above building standard (including head relocations, additions and deletions).

2.	All specialty fire protection systems, including fire extinguishers.

iv.	Acoustical Ceiling –

1.	All ceiling materials, installation and insulation.

v.	Vertical Transportation –

1.	Upgrades to elevator or stair finishes above building standard.

vi.	Structural Systems –

1.	Any upgrades required to accommodate higher loads than that for which the structural systems were initially designed.

vii.	Electrical –

1.	All light fixtures and power distribution and installation for same.

2.	All electrical outlets and devices and power distribution for same.

3.	All hook-up of tenant equipment and furnishings.

4.	All exit lights.

viii.	Architectural and Engineering –

1.	As required for tenant improvement work.

ix.	Interior Construction and Finishes –

1.	All interior walls (studs, drywall, insulation, etc.).

2.	All interior wall, floor, and ceiling finishes.

3.	All interior cabinetry, millwork, carpentry, and accessories.

4.	All interior doors, frames, hardware.

5.	All interior glass glazing.

6.	All other finishes, furnishings, and equipment.

7.	All interior signage.

8.	All window blinds, which shall be building standard.

Specialty work that is not part of tenant improvement work but provided by tenant’s vendors and paid for by Tenant includes but is not limited to the following:

1.	All telephone cabling and equipment.

2.	All computer data conduit, cabling and equipment.

3.	All other specialty systems (Muzak, security, etc.) conduit, cabling and equipment.

SITE PLAN

EXHIBIT G

EXTERIOR SIGNAGE

G-1

EXHIBIT H

H-1

EXHIBIT I

CLEANING SPECIFICATIONS

BrandywineRealtyTrust

	DAILY	WEEKLY	AS NEEDED
Office	▪ Empty trash and recycle replace liners ▪ Remove visible debris/ litter from carpet ▪ Spot clean desks and tables ▪ Straighten chair – furniture ▪ Turn off lights	▪ Dust desks (only if clear of personal effects) and tops of system furniture ▪ Vacuum carpet (twice per week) ▪ Clean telephones in common areas ▪ Clean tables	▪ Clean wastebaskets ▪ Clean light fixtures and vents ▪ Clean walls, switch plates and baseboards ▪ Dust file cabinets, partitions and bookshelves ▪ Clean chairs ▪ Clean doors ▪ Dust pictures and surfaces over 5' ▪ Dust window sills, blinds, ledges and radiators ▪ Spot clean side light glass
Restroom	▪ Sinks ▪ Floors ▪ Counters ▪ Trash receptacle ▪ Toilet/urinals ▪ Dispensers ▪ Door ▪ Spot clean walls ▪ Spot clean partitions	▪ Dust lights ▪ Dust surfaces over 5'	▪ Ceiling vents ▪ Clean walls ▪ Clean partitions
Floor Care	▪ Spot clean carpet ▪ Sweep kitchen/pantry floors	▪ Wet mop kitchen floors	▪ Burnish polished surfaces ▪ Machine scrub restroom floors

These specifications are subject to change without notice. The cost for any cleaning over and above the standard cleaning specifications are to be paid by Tenant.

I-1

EXHIBIT J

RENDERINGS